   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 2000


                                                      REGISTRATION NO. 333-41630
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                       POST-EFFECTIVE AMENDMENT NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               ARTISTDIRECT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7389                            95-4760230
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)         CLASSIFICATION NUMBER)              IDENTIFICATION NO.)

                            ------------------------

                       5670 WILSHIRE BOULEVARD, SUITE 200
                         LOS ANGELES, CALIFORNIA 90036
                                 (323) 634-4000
               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                JAMES B. CARROLL
                            CHIEF FINANCIAL OFFICER
                       5670 WILSHIRE BOULEVARD, SUITE 200
                         LOS ANGELES, CALIFORNIA 90036
                                 (323) 634-4000
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                             RICHARD A. FINK, ESQ.
                              JOSEPH H. CHI, ESQ.
                           CHRISTOPHER S. COSTA, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                              38 TECHNOLOGY DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (949) 790-6300
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


NOVEMBER 17, 2000


                              [ARTISTDIRECT LOGO]

--------------------------------------------------------------------------------

THE COMPANY:

- We are an online music company that connects artists directly with their fans worldwide and offers multi-media music content, music-based communities and sales of music and related merchandise.

- ARTISTdirect, Inc., 5670 Wilshire Boulevard, Suite 200, Los Angeles, California 90036, (323) 634-4000.

SYMBOL & MARKET:

- ARTD/Nasdaq National Market


- On November 16, 2000, the last reported sale price for our common stock on The Nasdaq National Market was $0.8125 per share.


THE REGISTRATION:


- We are registering options and the underlying shares of our common stock issuable pursuant to our 1999 Artist Stock Option Plan and 1999 Artist and Artist Advisors Stock Option Plan. The total number of underlying shares being registered is 1,783,984.


--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INSIDE FRONT COVER


THE OUTSIDE GATEFOLD PAGE INCLUDES:

A four-by-four grid with a total of 16 rectangles, each depicting a picture of an artist or band. The bottom row of rectangles have the ARTISTdirect logo superimposed across them.

TWO PAGE INSIDE GATEFOLD INCLUDES:

The ARTISTdirect network logo across the top center.

In the upper left corner is a screen shot of the ARTISTdirect.com home page with the following four lines of text immediately below the screen shot:

     Overview of the ARTISTdirect Network
     ARTISTdirect Network Navigator
     Featured Programs
     Search Capabilities

Immediately above the screen shot is the text:  ARTISTDIRECT.COM

In the lower left corner is a screen shot of the iMusic.com home page with the following five lines of text immediately below the screen shot:

     Music Community Hub
     Message Boards
     Chat Sessions
     Classifieds
     Local Music Connection

Immediately above the screen shot is the text: IMUSIC.COM

In the upper right corner is a screen shot of the Downloads Direct home page with the following four lines of text immediately below the screen shot:

     Digital Downloads
     High Profile Artists
     Downloads by Genec
     Music from Unsigned Artists

Immediately above the screen shot is the text: DOWNLOADS DIRECT

In the lower right corner is a screen shot of the ARTISTdirect Superstore home page with the following five lines of text along the lower left side of the screen shot:

     200,000 CD Titles
     Featured Artists
     Weekly Specials
     Artist Merchandise
     Music by Genre

Immediately above the screen shot is the text: ARTISTDIRECT SUPERSTORE

In the left center are screen shots of the home pages of five ARTISTdirect channels with the following four lines of text immediately below the screen shots:

     Official Artist Stores
     Exclusive Merchandise
     Exclusive Content
     Contests and Ticket Giveaways

Immediately above the screen shot is the text: ARTIST CHANNELS.

In the right center is a screen shot of the UBL.com home page with the following four lines of text immediately below the screen shot:

     Comprehensive Music Resource
     Search 95,000 Artists
     Music News
     Concert Information
     Featured Artists

All the screen shots and text are superimposed on a backdrop that depicts the names of artists.

INSIDE BACK COVER


The following text is superimposed on a backdrop of a four-by-four grid consisting of sixteen rectangles, each depicting the picture of an artist or band:

Across the top center the following text appears: REPRESENTATIVE ARTIST CHANNELS


There are three columns of text. The left column consists of the following artist names:

Aerosmith                  Black Crowes                 CSNY
Tori Amos                  blink-182                    Cypress Hill
B-52s                      Bone Thugs 'N' Harmony       Def Leppard
Backstreet Boys            Cher                         Eminem
Beastie Boys               Coal Chamber                 Eve 6
Beck                       Collective Soul              Everclear
George Benson              Chris Cornell                Fastball
Bjork                      Counting Crows               Bryan Ferry
Black Sabbath              David Crosby                 Filter
Clint Black



The center column consists of the following artist names:

Foo Fighters               Kenny Loggins                Mike Ness
Vince Gill                 Aimee Mann                   Stevie Nicks
Godsmack                   Marilyn Manson               No Doubt
Incubus                    Matchbox 20                  The Offspring
Indigo Girls               Megadeth                     Ozzy Osbourne
Chris Isaak                Metallica                    Pantera
Kenny G                    Mighty Mighty Bosstones      Patty Loveless
BB King                    Monster Magnet               Pearl Jam
Korn                       Mandy Moore                  Tom Petty
Limp Bizkit



The right column consists of the following artist names:

Powerman 5000              Stabbing Westward            System of a Down
Primus                     Static X                     Pam Tillis
Rage Against The Machine   Steps                        Toto
Rancid                     Stone Temple Pilots          Tina Turner
Red Hot Chili Peppers      Sugar Ray                    The Who
Brian Setzer               Sublime/Long Beach Dub       Robbie Williams
Severdust                    All Stars                  Dwight Yoakam
Slaye                      Matthew Sweet                Rob Zombie
Soul Coughing                                           ZZ Top

                               TABLE OF CONTENTS


                                      PAGE
                                      ----
Prospectus Summary..................    4
Risk Factors........................    8
Special Note Regarding
  Forward-Looking Statements........   24
Dividend Policy.....................   24
Capitalization......................   25
Unaudited Pro Forma Consolidated
  Financial Data....................   26
Selected Consolidated Financial
  Data..............................   29
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   31
Business............................   44



                                      PAGE
                                      ----
Management..........................   64
Related Party Transactions..........   94
Principal Stockholders..............  102
Description of Capital Stock........  104
Rescission Offer....................  107
Shares Eligible for Future Sale.....  108
Plan of Distribution................  109
Legal Matters.......................  110
Experts.............................  110
Where You Can Find Information......  110
Index to Consolidated Financial
  Statements........................  F-1


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

                                  ARTISTDIRECT


     We are an online music company that connects artists directly with their fans worldwide. Through our online ARTISTdirect Network, we provide music entertainment by offering multi-media content, community around shared music interests and sales of music and related merchandise. During September 2000, users visited more than 90 million pages in our ARTISTdirect Network.


     Our ARTISTdirect Network is an integrated network of Web sites consisting of:


     - ARTISTchannels -- customized, artist-owned Web sites that provide one destination for artist-specific music, merchandise and content. We build, operate and maintain these sites on behalf of our artists. Artists control the programming and products offered on their ARTISTchannels and share in the revenue that they generate. As of September 30, 2000, ARTISTdirect featured 126 unique, artist-owned ARTISTchannels, and had signed agreements to launch channels with an additional 9 artists. A selection of artists with ARTISTchannels includes:



      Aerosmith                   Chris Cornell               Metallica
      Backstreet Boys             Cypress Hill                *NSYNC
      Beastie Boys                Def Leppard                 Tom Petty
      Beck                        Kenny G                     Red Hot Chili Peppers
      Clint Black                 Korn                        Robbie Williams
      Cher                        Limp Bizkit                 The Who


     - The Ultimate Band List or the UBL -- a comprehensive online music search engine with information on more than 100,000 artists across numerous musical genres and links to thousands of music Web sites. The UBL features news, concert information, biographies, album reviews, contests, promotions, music samples and downloads;

     - iMusic -- a popular online music community with chats, message boards and fan clubs. Through hosted chats and fan conferences on iMusic, fans can interact directly with their favorite artists;

     - The ARTISTdirect Superstore -- a retail site offering a wide selection of music titles and artist merchandise;

     - DOWNLOADSdirect -- a feature which enables users to download music from the ARTISTdirect Network and to upload their music and other information; and

     - ARTISTtv -- a site for broadband programming on the ARTISTdirect Network.

     We also operate a music talent agency, the ARTISTdirect Agency. Consequently, we are able to provide artists with a full range of traditional and online services. Marc Geiger, our Chief Executive Officer, Don Muller, President of the ARTISTdirect Agency, Steve Rennie, our President of the UBL and Nick Turner, our Vice President, ARTISTchannels, have over 18, 14, 20 and 20 years of experience, respectively, in the music industry.

     Music is one of the most popular forms of entertainment worldwide and a multi-billion dollar industry. Sales of concert tickets, advertising and merchandise related to music events and individual artists also generate substantial revenue. The Internet is emerging as an important new medium for music, in part because it enables fans to communicate with their favorite artists and purchase music and related merchandise directly from them.


     To take advantage of these opportunities, we have entered into strategic relationships with six leading music and media companies, including Universal Music Group, BMG Entertainment, Sony Music Entertainment, Time Warner Inc., an affiliate of Cisneros Television Group, and Yahoo!. These companies invested an aggregate of $97.5 million cash in ARTISTdirect in connection with these strategic relationships and include four of the five major music companies, who together accounted for 74.6% of U.S. music albums shipped in the year ended December 31, 1999.


     We have generated substantially all of our revenue from online sales of compact discs and other artist-related merchandise, online advertising and sponsorships, royalties on record sales and talent agency commissions. Our revenue was $15.7 million for the nine months ended September 30, 2000 and $10.3 million for the year ended December 31, 1999. Although traffic to our sites and our revenue have increased, we incurred a net loss of approximately $42.3 million for the nine months ended September 30, 2000 and approximately $57.8 million for the year ended December 31, 1999. Our accumulated losses of ARTISTdirect, Inc. and its predecessors as of September 30, 2000 were approximately $106.9 million, of which approximately $45.1 million represented stock-based compensation. While we believe that we can increase our revenue and diversify our revenue opportunities, we expect to continue to incur net losses and negative cash flows for the foreseeable future. We also expect to continue to face strong competition in our industry from the growing number of online music companies, traditional music retailers, "portals" and record labels. Such competition could adversely affect our future operating results.


     We seek to be the leading online music company. To accomplish our objective, we plan to:


     - add features and content to our ARTISTdirect Network;



     - add ARTISTchannels;



     - build consumer awareness of our brands;



     - package and exploit our diverse assets and services; and


     - develop new revenue streams.

     ARTISTdirect, Inc. was incorporated in Delaware in July 1999. ARTISTdirect, LLC, our predecessor, was organized as a California limited liability company in August 1996. Our principal executive offices are located at 5670 Wilshire Boulevard, Suite 200, Los Angeles, California 90036, and our telephone number is
(323) 634-4000. Our World Wide Web address is www.artistdirect.com. The information on our Web site is not a part of this prospectus.

     We use the following registered service marks and domain names of ARTISTdirect in this prospectus: ARTISTdirect(SM), UBL(SM), iMusic(SM), www.artistdirect.com, www.ubl.com, www.imusic.com and www.downloadsdirect.com. All other trade names and trademarks appearing in this prospectus are the property of their respective holders.

                                  THE OFFERING


Common stock........................      1,783,984 shares



Common stock outstanding............     37,728,502 shares


Nasdaq National Market symbol.......     ARTD
-------------------------
     Unless otherwise indicated, all information in this prospectus:

     - reflects the one-for-four reverse split of our common stock effected on March 21, 2000;


     - reflects outstanding shares as of September 30, 2000;



     - excludes shares of our common stock issuable pursuant to options and warrants outstanding as of September 30, 2000;



     - excludes 67,578 shares of our common stock issued pursuant to our Employee Stock Purchase Plan in October 2000;



     - excludes unexercised options and warrants assumed by ARTISTdirect in connection with our acquisition of Mjuice.com, Inc.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following pro forma basic and diluted net loss per share and the weighted average shares outstanding used in computing pro forma basic and diluted net loss per share give effect to the following events as if such events occurred on January 1, 1998 or at original issuance date, if later:

     - the exchange transaction and issuance of ARTISTdirect, LLC Series B preferred units as more fully discussed on page 95;

     - the one-for-four reverse split of our common stock effected on March 21, 2000; and

     - the conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of our initial public offering on March 31, 2000 at a ratio of one preferred share for one common share; provided that shares of Series C preferred stock were converted at a ratio of one preferred share for approximately 1.4508 common shares. The effect of the beneficial conversion feature is presented assuming the Series C preferred stock converted at the closing of the initial public offering (March 31, 2000) pursuant to the original terms of the Series C preferred stock.


                           PERIOD FROM                                          NINE MONTHS ENDED
                         AUGUST 8, 1996        YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                         (INCEPTION) TO     -----------------------------   -------------------------
                        DECEMBER 31, 1996    1997     1998       1999          1999          2000
                        -----------------   ------   ------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Net revenue...........        $ --          $1,888   $4,582   $    10,274   $     6,434   $    15,657
Gross profit (loss)...          --           1,280    2,067            34           778        (3,711)
Operating expense.....          28           1,737    8,416        58,169        35,184        42,562
Loss from
  operations..........          28             457    6,349        58,135        34,406        46,273
Net loss..............          28             460    6,318        57,804        34,206        42,265
Pro forma basic and
  diluted net loss per
  share...............                                        $     (2.96)  $     (1.83)  $     (1.95)
Weighted average
  shares outstanding
  used in computing
  pro forma basic and
  diluted net loss per
  share...............                                         19,502,437    18,665,230    34,263,920



     The column below reflects our actual capitalization as of September 30, 2000:



                                                              AS OF SEPTEMBER 30, 2000
                                                              ------------------------
                                                                    (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short term investments...........          $ 97,230
Working capital.............................................            96,333
Goodwill and intangibles, net...............................            16,026
Total assets................................................           133,029
Total redeemable securities.................................            10,242
Total stockholders' equity..................................           111,940

                                  RISK FACTORS



     You should carefully consider the risks described below, together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose part or all of your investment.



RISKS RELATED TO OUR BUSINESS


     IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS BECAUSE WE HAVE A LIMITED OPERATING HISTORY.


     We were formed in August 1996. We acquired the UBL in July 1997, launched our first ARTISTchannel in September 1997, acquired iMusic in February 1999 and acquired Mjuice.com, Inc. in August 2000. We have been operating all of these sites as an integrated network since July 1999 or acquisition date, if later. Our limited operating history, particularly as an integrated network of Web sites, makes it difficult to evaluate our current business and prospects or to accurately predict our future revenue or results of operations. Our revenue and income potential are unproven, and our business model is constantly evolving. Because the Internet is constantly changing, we may need to modify our business model to adapt to these changes. Before investing, you should evaluate the risks, uncertainties, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving Internet industry segments.


     OUR BUSINESS MODEL IS NEW AND UNPROVEN, AND WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUE TO OPERATE OUR BUSINESS SUCCESSFULLY.

     Our model for conducting business and generating revenue is new and unproven. Our success will depend primarily on our ability to generate revenue from multiple sources through the ARTISTdirect Network, including:

     - online sales of music and related merchandise;

     - sales of advertising and sponsorships;

     - marketing our database of consumer information and preferences; and

     - sales of, or subscription fees for, digitally distributed music.

     It is uncertain whether a music-related Web site that relies on attracting people to learn about, listen to and purchase music and related merchandise can generate sufficient revenue from electronic commerce, advertising, sales of database information and sales of, or fees for, digital downloads of music, to become a viable business. We provide many of our products and services without charge, and we may not be able to generate sufficient revenue to pay for these products and services. Accordingly, we are not certain that our business model will be successful or that we can sustain revenue growth or be profitable. If our markets develop more slowly than expected or become saturated with competitors, or our products and services do not achieve or sustain market acceptance, we may not be able to successfully operate our business.

     WE HAVE A HISTORY OF OPERATING LOSSES AND ANTICIPATE LOSSES AND NEGATIVE CASH FLOW FOR THE FORESEEABLE FUTURE.


     To date, we have not been profitable on an annual basis and have incurred accumulated losses of approximately $106.9 million as of September 30, 2000. For the nine month period ended September 30, 2000, and the year ended December 31, 1999, we incurred net losses of approximately $42.3 million and

$57.8 million, respectively, which represented approximately 270% and 560%, respectively, of our revenue for those periods. We expect our operating losses and negative cash flow to continue for the foreseeable future. We anticipate that our operating losses will increase significantly from current levels because we plan to significantly increase our expenditures for sales and marketing, content development, and technology and infrastructure development to enhance the ARTISTdirect Network. With increased expenses, we will need to generate significant additional revenue to achieve profitability. Consequently, it is possible that we may never achieve profitability, and even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. If we do not achieve or sustain profitability in the future, then we will be unable to continue our operations.


     OUR OPERATING RESULTS MAY PROVE UNPREDICTABLE.

     Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Because our operating results are volatile and difficult to predict, in some future quarters our operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock may fall significantly.


     IF WE DO NOT INCREASE ADVERTISING REVENUE, OUR BUSINESS WILL BE ADVERSELY AFFECTED.


     If we do not increase advertising revenue, our business will be adversely affected. Increasing our advertising revenue depends upon many factors, including our ability to:

     - respond to and anticipate fluctuations in the demand for, and pricing of, online advertising;

     - conduct successful selling and marketing efforts aimed at advertisers;

     - increase the size of our audience and the amount of time that our audience spends on our Web sites;

     - increase our direct advertising sales force and build up our international marketing team;

     - increase the amount of revenue per advertisement;

     - aggregate our target demographic group of 12 to 34 year-old active music consumers;

     - offer advertisers the means to effectively target their advertisements to our audience;

     - accurately measure the size and demographic characteristics of our audience;

     - maintain key advertising relationships; and

     - compete for advertisers with Internet and traditional media companies.


     Our failure to achieve one or more of these objectives could impair our ability to increase advertising revenue, which could adversely affect our business. In addition to the above factors, general economic conditions, as well as economic conditions specific to online advertising, electronic commerce and the music industry, could affect our ability to increase our advertising revenue. In particular, the growth of online advertising has recently decreased, which has adversely affected revenue from online advertising.



     IF WE DO NOT GENERATE INCREASED REVENUE FROM ONLINE PRODUCT SALES, OUR GROWTH WILL BE LIMITED AND OUR BUSINESS WILL BE ADVERSELY AFFECTED.



     If we do not generate increased revenue from sales of online products, our growth will be limited and our business will be adversely affected. To generate significant online product revenue, we will have to offer music and related merchandise that appeal to a large number of online consumers. We also will have to continue to create online communities that are conducive to electronic commerce, build or license a sufficiently robust and scalable electronic commerce platform and increase our order fulfillment capability. Since our target market includes Internet users below the age of 18, and these users have limited access to credit cards, our ability to capture online product revenue from this group may be limited. If we are not successful in meeting these challenges, our growth will be limited and our business will be adversely affected.



     THE EFFECTIVENESS OF THE INTERNET FOR ADVERTISING IS UNPROVEN, WHICH MAY DISCOURAGE SOME ADVERTISERS FROM ADVERTISING ON OUR SITES.



     Our future depends in part on an increase in the use of the Internet and other forms of digital media for advertising. The Internet advertising market is new and rapidly evolving, and we cannot yet gauge the effectiveness of advertising on the Internet as compared to traditional media. As a result, demand for Internet advertising is uncertain. Many advertisers have little or no experience using the Internet for advertising purposes. The adoption of Internet advertising, particularly by companies that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Such customers may find advertising on the Internet to be undesirable or less effective than traditional advertising media for promoting their products and services. For example, we believe that the recent growth of online advertising revenue has been less than was generally expected. If the Internet advertising market fails to fully develop or develops more slowly than we expect, our business could be adversely affected. In addition, the market for advertising on other forms of digital media, such as broadband distribution, is even less developed than Internet advertising, and if that market does not develop, our growth may be limited.


     WE DEPEND UPON ARTISTS TO ATTRACT ADVERTISERS AND GENERATE ELECTRONIC COMMERCE REVENUE.

     We believe that our future success depends on our ability to maintain our existing artist agreements and to secure additional agreements with artists. Our business would be adversely affected by any of the following:

     - inability to recruit new artists and increase the number of ARTISTchannels;

     - the loss of popularity of artists for whom we operate ARTISTchannels;

     - increased competition to maintain existing relationships with artists;

     - non-renewals of our current agreements with artists; and

     - poor performance or negative publicity of our artists.

     If we are not able to provide valuable services or incentives to artists, or if we otherwise fail to maintain good relations with our artists, they may lose interest in providing content and merchandise and otherwise promoting their ARTISTchannels or the ARTISTdirect Network. The artists own the domain names for their ARTISTchannels and some of the intellectual property rights with respect to content developed for the ARTISTchannels. As a result, we may lose the rights to operate artists' sites if our agreements with these artists terminate and are not renewed.


     Most of our current artist contracts have a term of three years. Upon expiration, artists may not renew these contracts on reasonable terms, if at all. If artists decide to remove their online stores from the ARTISTdirect Network when their agreements terminate, we may be unable to recoup our costs to develop, operate and promote the sites. Of the 112 ARTISTchannel contracts we had as of September 30, 2000, none will expire in 2000, 11 will expire in 2001, 67 will expire in 2002 and 34 will expire in 2003. In addition, as of September 30, 2000, we did not have signed contracts for 24 of the 126 ARTISTchannels that we operate.



     In the past, we have offered our artists options to purchase our common stock. Options were intended to provide artists with an additional incentive to actively promote the ARTISTchannels and the

ARTISTdirect Network. We may not be able to offer artists options or other equity incentives on terms as attractive to artists as what we have offered previously. If we cannot provide adequate incentives, our efforts to sign new artists may be impaired. If we cannot maintain our current relationships with artists or sign agreements with new artists, our user base would likely diminish and our ability to generate revenues from electronic commerce and advertising would be seriously harmed.

     WE MAY NOT BE ABLE TO DEVELOP OR OBTAIN SUFFICIENTLY COMPELLING CONTENT TO ATTRACT AND RETAIN OUR TARGET AUDIENCE.

     For our business to be successful, we must provide content and services that attract consumers who will purchase music and related merchandise online. We may not be able to provide consumers with an acceptable mix of products, services, information and community to attract them to our Web sites frequently or to encourage them to remain on our Web sites for an extended period of time. If our audience determines that our content does not reflect its tastes, then our audience size could decrease or the demographic characteristics of our audience could change and we may be unable to react to those changes effectively or in a timely manner. Any of these results would adversely affect our ability to attract advertisers and sell music and other related merchandise. Our ability to provide compelling content could be impaired by any of the following:

     - reduced access to content controlled by record labels, music publishers and artists;

     - diminished technical expertise and creativity of our production staff;
       and

     - inability to anticipate and capitalize on trends in music.

     IF WE DO NOT BUILD AND MAINTAIN STRONG BRANDS, WE MAY NOT BE ABLE TO ATTRACT A SUFFICIENT NUMBER OF USERS TO OUR WEB SITES.


     To attract users we must develop a brand identity for ARTISTdirect and increase public awareness of the ARTISTchannels, the UBL and iMusic and may spend significant amounts on our offline and online advertising and promotional efforts to increase brand awareness, traffic and revenue. Our marketing activities may, however, not result in increased revenue and, even if they do, any increased revenue may not offset the expenses we incur in building our brands. Moreover, despite these efforts we may be unable to increase public awareness of our brands, which would have an adverse effect on our results of operations.


     OUR ONLINE STORE AGREEMENTS WITH ARTISTS DO NOT PRECLUDE OUR ARTISTS FROM SELLING MUSIC AND RELATED MERCHANDISE ON OTHER WEB SITES.

     Our online store agreements with artists do not preclude them from selling merchandise and compact discs or offering music downloads on other Web sites. If we are unable to attract sufficient traffic to the ARTISTdirect Network, consumers may purchase the products that we offer on other Web sites. If we are unable to generate revenue from the sale of music and related merchandise, our results of operations will be adversely affected.

     OUR MARKET IS HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST OUR CURRENT AND FUTURE COMPETITORS.

     The market for the online promotion and distribution of music and related merchandise is highly competitive and rapidly changing. We estimate that there are currently over 150 Web sites that promote and distribute music and related merchandise. The number of Web sites competing for the attention and spending of consumers, advertisers and users has increased, and we expect it to continue to increase because there are few barriers to entry to Internet commerce.

     We face competitive pressures from numerous actual and potential competitors. Our competitors include mp3.com, Launch Media, Amazon.com, CDnow, CheckOut.com, MTVi, major Internet portals and traditional music companies. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Some of our competitors have announced agreements to work together to offer music over the Internet, and we may face increased competitive pressures as a result. Many of our current and potential competitors in the Internet and music entertainment businesses may have substantial competitive advantages relative to us, including:

     - longer operating histories;

     - significantly greater financial, technical and marketing resources;

     - greater brand name recognition;

     - larger existing customer bases; and

     - more popular content or artists.


     These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and devote greater resources to develop, promote and sell their products or services than we can. Web sites maintained by our existing and potential competitors may be perceived by consumers, artists, talent management companies and other music-related vendors or advertisers as being superior to ours. In addition, increased competition could result in reduced advertising rates and margins and loss of market share, any of which could harm our business. For additional information regarding competition, see "Business -- Competition" on page 58.


     WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS FOR MUSIC MERCHANDISE, FULFILLMENT AND DISTRIBUTION; IF WE CANNOT SECURE ALTERNATE SUPPLIERS, OUR BUSINESS MAY BE HARMED.


     We rely to a large extent on timely distribution by third parties. We currently rely substantially on one vendor, Alliance Entertainment, to fulfill and distribute our orders for music and related merchandise. During the nine months ended September 30, 2000, and the year ended December 31, 1999, virtually all of our orders for music and related merchandise were fulfilled by Alliance. Our agreement with Alliance covers fulfillment services for sales under the ARTISTdirect Superstore, but does not cover fulfillment services for our ARTISTchannels. Although Alliance has been fulfilling orders for music and related merchandise from the ARTISTchannels on the same terms as orders from the ARTISTdirect Superstore, Alliance may terminate the ARTISTchannel arrangement at any time.



     We purchase almost all of our compact discs from Alliance and a substantial majority of our other music-related merchandise from two other vendors, Giant Merchandising and Winterland Concessions Company. During the nine months ended September 30, 2000, and the year ended December 31, 1999, we purchased approximately 96%, of the dollar volume of our compact discs from Alliance, and we obtained approximately 21% and 27%, respectively, of the dollar volume of our other music-related merchandise from Giant Merchandising and approximately 5% and 17%, respectively, from Winterland Concessions. Our business could be significantly disrupted if Alliance, Giant or Winterland were to terminate or breach their agreements or suffer adverse developments that affect their ability to supply products to us. If, for any reason, Alliance, Giant or Winterland are unable or unwilling to supply products to us in sufficient quantities and in a timely manner, we may not be able to secure alternative suppliers, on acceptable terms in a timely manner, or at all.


     WE DEPEND ON THIRD PARTY INVENTORY AND FINANCIAL SYSTEMS AND CARRIER SERVICES.

     Because we rely on third parties to fulfill orders, we depend on their systems for tracking inventory and financial data. If our distributors' systems fail or are unable to scale or adapt to changing needs, or if we cannot integrate our information systems with the systems of any new distributors, we may not have adequate, accurate or timely inventory or financial information. We also rely on third-party carriers for shipments to and from distribution facilities. We are therefore subject to the risks, including employee strikes and inclement weather, associated with our carriers' ability to provide delivery services to meet our distribution and shipping needs. In the quarter ended December 31, 1999, both we and Alliance experienced an unusually high volume of orders, which resulted in shipping delays to our customers. These delays did not have a material adverse effect, however, our failure to deliver products to our customers in a timely and accurate manner in the future could harm our reputation, our relationship with customers, the ARTISTdirect and UBL brands and our results of operations.


     OUR BUSINESS IS SUBJECT TO SEASONALITY, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS

     We have experienced and expect to continue to experience seasonal fluctuations in our online sales. These seasonal patterns will cause quarterly fluctuations in our operating results. In particular, a disproportionate amount of our online sales have been realized during the fourth calendar quarter and during the summer months, traditionally when artists go on tour. Due to our limited operating history, it is difficult to predict the seasonal pattern of our online sales and the impact of such seasonality on our business and operating results. Our seasonal online sales patterns may become more pronounced, strain our personnel, warehousing, and order shipment activities and cause our operating results to be significantly less than expected for any given period. This would likely cause our stock price to fall.

     IF WE ARE UNABLE TO SUCCESSFULLY MIGRATE OUR E-COMMERCE SYSTEM, OUR BUSINESS WOULD BE SERIOUSLY HARMED.

     Our current e-commerce system is based on SAP software provided to us by Pandesic, LLC, a joint venture between Intel and SAP. Pandesic recently announced that it is winding down its business, and while it is not accepting new business, it intends to support existing customers in their transition to a new enterprise resource planning system. Pandesic and SAP have expressed an intent to work with current customers, including us, to attempt a migration to mySAP.com or another SAP-developed solution. Upon Pandesic's cessation of operations, we also have the right to receive the source code and executables for the e-commerce system that had been provided by Pandesic. If we fail to successfully transition from Pandesic's services to a new e-commerce system and integrate this system with our existing systems, or if we are not able to expand a future system to accommodate our growth, we may not have adequate, accurate or timely e-commerce transaction information. Our failure to have adequate, accurate or timely e-commerce transaction information would harm our business, which could have a material adverse effect on our results of operations.

     WE MAY BE SUBJECT TO SYSTEM DISRUPTIONS, WHICH COULD REDUCE OUR REVENUE.

     Our ability to attract and retain artists, users, advertisers and merchants depends on the performance, reliability and availability of our Web sites and network infrastructure. The maintenance and operation of substantially all of our Internet communications hardware and servers have been outsourced to the facilities of AT&T CerfNet, Digex, American Digital Network and Level(3) Communications. We have periodically experienced service interruptions caused by temporary problems in our own systems or software or in the systems or software of these third parties. While we are implementing procedures to improve the reliability of our systems, these interruptions may continue to occur from time to time.

     In addition, under our agreements with Digex and American Digital Network, they are not liable to us for any damage or loss they may cause to our business, and we may be unable to seek reimbursement from them for losses that they cause. Our users also depend on third party Internet service providers and

Web site operators for access to our Web sites. These entities have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures in the future which are unrelated to our systems, but which could nonetheless adversely affect our business.

     COMPUTER VIRUSES, ELECTRONIC BREAK-INS OR SIMILAR DISRUPTIVE EVENTS COULD DISRUPT OUR SERVICES.

     Computer viruses, electronic break-ins or similar disruptive events could disrupt our services. System disruptions could result in the unavailability or slower response times of our Web sites, which would reduce the number of advertisements delivered or commerce conducted on our Web sites and lower the quality of our users' experience. Service disruptions could adversely affect our revenue and, if they were prolonged, would seriously harm our business and reputation. Our business interruption insurance may not be sufficient to compensate us for losses that may occur as a result of these interruptions.

     IF WE DO NOT MANAGE OUR GROWTH, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS EFFECTIVELY.

     Since our inception in August 1996, we have rapidly and significantly expanded our operations. We expect further significant expansion will be required to address potential growth in our artist and consumer bases, the breadth of our product and service offerings, and other opportunities. This expansion has strained, and we expect that it will continue to strain, our management, operations, systems and financial resources. To manage our recent growth and any future growth of our operations and personnel, we must improve and effectively utilize our existing operational, management, marketing and financial systems and successfully recruit, hire, train and manage personnel and maintain close coordination among our technical, finance, marketing, sales and production staffs. In addition, we may also need to increase the capacity of our software, hardware and telecommunications systems on short notice. We also will need to manage an increasing number of complex relationships with users, strategic partners, advertisers and other third parties. Our failure to manage growth could disrupt our operations and ultimately prevent us from generating the revenue we expect.

     THE LOSS OF KEY PERSONNEL, INCLUDING MARC GEIGER, DONALD MULLER OR KEITH YOKOMOTO, COULD ADVERSELY AFFECT OUR BUSINESS BECAUSE THESE INDIVIDUALS ARE IMPORTANT TO OUR CONTINUED GROWTH.

     Our future success depends to a significant extent on the continued services of our senior management, particularly Marc Geiger, Donald Muller and Keith Yokomoto. The loss of any of these individuals would likely have an adverse effect on our business. Competition for personnel throughout our industry is intense and we may be unable to retain these key employees or attract, integrate or retain other highly qualified employees in the future. We have in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business could be adversely affected.

     IF WE DO NOT REALIZE THE ANTICIPATED BENEFITS OF POTENTIAL FUTURE ACQUISITIONS, OUR BUSINESS COULD BE SERIOUSLY HARMED AND OUR STOCK PRICE COULD FALL.


     We regularly evaluate, in the ordinary course of business, potential acquisitions of, or investments in, complementary businesses, products and technologies. If we are presented with appropriate opportunities, we intend to actively pursue these acquisitions and/or investments. We may not, however, realize the anticipated benefits of any acquisition or investment. If we buy a company, we could have difficulty in assimilating that company's personnel, technology, operations or products into our operations. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Acquisitions or business combinations could also cause us to issue equity securities that would dilute your percentage ownership in us, incur debt or assume contingent liabilities and take large immediate or future write-offs or charges, including amortization of goodwill or compensation expense. Each of these results could materially and adversely affect our business and adversely affect the price of our common stock.

     IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITIVE POSITION COULD BE HARMED OR WE COULD BE REQUIRED TO INCUR EXPENSES TO ENFORCE OUR RIGHTS.


     We rely upon common-law trademark rights that arise from our commercial use of the ARTISTdirect, ARTISTdirect Agency, UBL, Ultimate Band List, iMusic and Kneeling Elephant Records brand names, and the respective associated domain names, and the ARTISTdirect logo. We seek to protect our trademarks, copyrights and other proprietary rights by registration and other means, but these actions may be inadequate. We have trademark applications pending in several jurisdictions, but our registrations may not be accepted or may be preempted by third parties and/or we may not be able to register our trademarks in all jurisdictions in which we intend to do business. We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our proprietary information.


     The steps we have taken may not prevent misappropriation of our proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. If third parties were to use or otherwise misappropriate our copyrighted materials, trademarks or other proprietary rights without our consent or approval, our competitive position could be harmed, or we could become involved in litigation to enforce our rights. In addition, policing unauthorized use of our content, trademarks and other proprietary rights could be very expensive, difficult or impossible, particularly given the global nature of the Internet.

     OUR ACCESS TO COPYRIGHTED CONTENT DEPENDS UPON THE WILLINGNESS OF CONTENT OWNERS TO MAKE THEIR CONTENT AVAILABLE.

     The music content available on the ARTISTdirect Network is typically comprised of copyrighted works owned or controlled by multiple third parties. Most of the content on ARTISTchannels is either owned or licensed by the artist. On other parts of the ARTISTdirect Network, depending on the nature of the content and how we use the music content, we typically license such rights from publishers, record labels, performing rights societies or artists. We frequently either do not have written contracts or have short-term contracts with copyright owners, and, accordingly, our access to copyrighted content depends upon the willingness of such parties to continue to make their content available. If the fees for music content increase substantially or if significant music content becomes unavailable, our ability to offer music content could be materially limited.

     We have not obtained a license for some of the content offered on the ARTISTdirect Network, including links to other music-related sites and thirty-second streamed song samples, because we believe that a license is not required under existing law. However, this area of law remains uncertain and may not be resolved for a number of years. When this area of law is resolved, we may be required to obtain licenses for such content, alter or remove the content from our Web sites and be forced to pay potentially significant financial damages for past conduct.

     INTELLECTUAL PROPERTY CLAIMS AGAINST US COULD BE COSTLY AND COULD RESULT IN THE LOSS OF SIGNIFICANT RIGHTS.

     Third parties may assert trademark, copyright, patent and other types of infringement or unfair competition claims against us. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, loss of access to, and use of, content, diversion of technical and management personnel, or product shipment delays. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. While we have resolved all such disputes in the past, we may not be able to do so in the future. If there is a successful claim of infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology or content on a timely basis, it could harm our business.

     In addition, we rely on third parties to provide services enabling our online product sales transactions, including credit card processing, order fulfillment and shipping. We could become subject to infringement actions by third parties based upon our use of intellectual property provided by our third-party providers. It is also possible that we could become subject to infringement actions based upon the content licensed from third parties. Any such claims or disputes could subject us to costly litigation and the diversion of our financial resources and technical and management personnel. Further, if our efforts to enforce our intellectual property rights are unsuccessful or if claims by third parties against ARTISTdirect, the UBL and iMusic are successful, we may be required to change our trademarks, alter or remove content, pay financial damages, or alter our business practices. These changes of trademarks, alteration of content, payment of financial damages or alteration of practices may adversely affect our business.

     WE MAY BE UNABLE TO ACQUIRE NECESSARY WEB DOMAIN NAMES.

     We may be unable to acquire or maintain Web domain names relating to our brand or to specific ARTISTchannels in the United States and other countries in which we may conduct business. We currently hold various relevant domain names, including the "artistdirect.com," "ubl.com," "imusic.com" and "downloadsdirect.com" domain names. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees and is subject to change. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we could be unable to prevent third parties from acquiring or using domain names that infringe or otherwise decrease the value of our brand name, trademarks and other proprietary rights.

     IF OUR ONLINE SECURITY MEASURES FAIL, WE COULD LOSE VISITORS TO OUR SITES AND COULD BE SUBJECT TO CLAIMS FOR DAMAGE FROM OUR USERS, CONTENT PROVIDERS, ADVERTISERS AND MERCHANTS.

     Our relationships with consumers would be adversely affected and we may be subject to claims for damage if the security measures that we use to protect their personal information, especially credit card numbers, are ineffective. We rely on security and authentication technology that we license from third parties to perform real-time credit card authorization and verification with our bank. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect a customer's personal information.

     Our infrastructure is vulnerable to unauthorized access, physical or electronic computer break-ins, computer viruses and other disruptive problems. Internet service providers have experienced, and may continue to experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees and others. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Security breaches relating to our activities or the activities of third-party contractors that involve the storage and transmission of proprietary information could damage our reputation and our relationships with our content providers, advertisers and merchants. We also could be liable to our content providers, advertisers and merchants for the damages caused by such breaches or we could incur substantial costs as a result of defending claims for those damages. We may need to expend significant capital and other resources to protect against such security breaches or to address problems caused by such breaches. Our security measures may not prevent disruptions or security breaches.

     WE MAY BE SUBJECT TO LIABILITY IF PRIVATE INFORMATION PROVIDED BY OUR USERS WERE MISUSED.

     Our privacy policy discloses how we use individually identifiable information that we collect. This policy is displayed and accessible throughout the ARTISTdirect Network. Despite this policy, however, if third persons were able to penetrate our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability. We could also be subject to liability for claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims, or other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in costly and time-consuming litigation.

     CHANGES IN LAWS OR REGULATIONS MAY ADVERSELY AFFECT OUR ABILITY TO COLLECT DEMOGRAPHIC AND PERSONAL INFORMATION FROM USERS AND COULD AFFECT OUR ABILITY TO ATTRACT ADVERTISERS.

     Legislatures and government agencies have adopted and are considering adopting laws and regulations regarding the collection and use of personal information obtained from individuals when accessing Web sites. For example, Congress recently enacted the Children's Online Privacy Protection Act, which restricts the ability of Internet companies to collect information from children under the age of 13 without their parents' consent. In addition, the Federal Trade Commission and state and local authorities have been investigating Internet companies regarding their use of personal information. Our privacy programs may not conform with laws or regulations that are adopted. In addition, these legislative and regulatory initiatives may adversely affect our ability to collect demographic and personal information from users, which could have an adverse effect on our ability to provide advertisers with demographic information.


     The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. The directive could impose restrictions that are more stringent than current Internet privacy standards in the United States. If this directive were applied to us, it could prevent us from collecting data from users in European Union member countries or subject us to liability for use of information in contravention of the directive. Other countries have adopted or may adopt similar legislation. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if government authorities choose to investigate our privacy practices. See "Business -- Governmental Regulation" on page 59 for more information on governmental regulation issues applicable to our business.


     WE MAY BE ADVERSELY IMPACTED IF THE SOFTWARE, COMPUTER TECHNOLOGY AND OTHER SYSTEMS WE USE ARE NOT YEAR 2000 COMPLIANT.

     The risks posed by Year 2000 issues could adversely affect our business in a number of ways. Although we believe that our internal systems and technology are Year 2000 compliant and have not experienced any Year 2000 issues to date, we currently do not have, and do not plan to develop, a contingency plan to address any problems caused by Year 2000 issues. Software and hardware from third parties that have been integrated into our systems may need to be updated or replaced, which may be time consuming and expensive. We rely on a number of third parties to support and operate our Web sites. In addition, our distribution providers and suppliers, including our accounting services provider, depend on their own information technology systems and on the systems of their vendors.

     Failures or interruptions of our systems or those of third parties because of Year 2000 problems could seriously damage our business and our relationships with our content, distribution and technology providers, advertisers and users. Failures, interruptions or other service problems due to Year 2000 could result in lost revenue, increased operating costs and loss of significant user traffic. Governmental agencies, public utilities, Internet service providers and others that we rely on or that our customers rely on and which we do not control may not be Year 2000 compliant. This could result in systemic failures beyond our control, such as a prolonged Internet, telecommunications or electrical failure, and prevent us from providing our content or reduce user traffic.

     WE HAVE A CONTINGENT LIABILITY AS A RESULT OF A RESCISSION OFFER WE INTEND TO MAKE DUE TO OUR ISSUANCES OF SECURITIES IN VIOLATION OF SECURITIES LAWS.


     We have issued shares or options to purchase shares of our common stock to our employees and to artists and their managers and advisors. Due to the nature of the persons who received these shares and options in addition to our employees and the total number of shares and options issued to them and our employees, the issuance of these shares and options did not comply with the requirements of Rule 701 under the Securities Act of 1933, as amended, or any other available exemptions from the registration requirements of Section 5 of the Securities Act, and may not have qualified for any exemption from qualification under California securities laws either.



     As a result, we intend to make a rescission offer to all these persons pursuant to a registration statement filed under the Securities Act and pursuant to California securities law. In the rescission offer, we will offer to repurchase from these persons all shares issued directly to these persons or pursuant to option exercises by these persons before the expiration of the rescission offer for an amount equal to the purchase or exercise price paid for these issued shares, plus interest at the rate of 7% per year from the date of issuance until the rescission offer expires. The rescission offer will expire approximately 30 days after the effectiveness of the rescission offer registration statement. Based upon the number of options exercised through September 30, 2000, and assuming that all such issued shares are tendered in the rescission offer, the out-of-pocket cost to us would be approximately $2.2 million, plus interest.



     In addition, we will also offer to repurchase all unexercised options issued to these persons at 20% of the option exercise price times the number of option shares, plus interest at the rate of 7% from the date the options were granted. Based on the number of options outstanding as of September 30, 2000, and assuming that none of these options are exercised prior to the end of the rescission offer, and, further, that all such options are tendered in the rescission offer, the cost to us in repurchasing such options would be approximately $7.4 million, plus interest.


     As of the date of this prospectus, we are not aware of any claims for rescission against us. If we are required to repurchase all of the shares subject to the rescission offer, our operating results and liquidity during the period in which such repurchase occurs could be adversely affected.

RISKS RELATED TO OUR INDUSTRY


     WE MAY BE SUED FOR CONTENT AVAILABLE OR POSTED ON OUR WEB SITES OR PRODUCTS SOLD THROUGH OUR WEB SITES.



     We may be liable to third parties for content published on our Web sites and other Web sites where our syndicated content appears if the music, artwork, text or other content available violates their copyright, trademark or other intellectual property rights or if the available content is defamatory, obscene or pornographic. Similar claims have been brought, sometimes successfully, against Web site operators in the past. We also may be liable for content uploaded or posted by our users on our Web sites, such as digitally distributed music files, postings on our message boards, chat room discussions and copyrightable works. In addition, we could have liability to some of our content licensors for claims made against them for content available on our Web sites. We also could be exposed to these types of claims for content that may be accessed from our Web sites or via links to other Web sites or for products sold through our Web site. While we have resolved all of these types of claims made against us in the past, we may not be able to do so in the future. We intend to implement measures to reduce exposure to these types of claims, but such measures may not be successful and may require us to expend significant resources. Any litigation as a result of defending these types of claims could result in substantial costs and damages. Our insurance may not adequately protect us against these types of claims or the costs of their defense or payment of damages.



     IF CURRENT STANDARDS TO MEASURE THE EFFECTIVENESS OF ADVERTISING ON THE INTERNET DO NOT DEVELOP, OUR ABILITY TO ATTRACT AND RETAIN ADVERTISERS COULD BE ADVERSELY IMPACTED.


     There are currently few, well established standards to measure the effectiveness of advertising on the Internet and other digital media, and the absence of these standards could adversely impact our ability to attract and retain advertisers. Currently available software programs that track Internet usage and other tracking methodologies are rapidly evolving, but such standard measurements may never develop. In addition, the development of such software or other methodologies may not keep pace with our information needs, particularly to support the growing needs of our internal business requirements and advertising clients.

     SOFTWARE PROGRAMS THAT PREVENT OR LIMIT THE DELIVERY OF ADVERTISING MAY SERIOUSLY DAMAGE OUR ABILITY TO ATTRACT AND RETAIN ADVERTISERS.

     A number of "filter" software programs have been developed which limit or prevent advertising from being delivered to an Internet user's computer. This software could adversely affect the commercial viability of Internet advertising. These programs attempt to blank out, or block, banner and other advertisements. To date, such programs have not had a material adverse impact on our ability to attract and retain advertisers or caused us to fail to meet the terms of our advertising agreements. These programs may, however, have these effects on us in the future. Widespread adoption of this type of software would seriously damage our ability to attract and retain advertisers.

     WE MAY NEED TO CHANGE THE MANNER IN WHICH WE CONDUCT OUR BUSINESS IF GOVERNMENT REGULATION INCREASES.


     There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues such as user privacy, pricing, taxation, content, copyrights, distribution, security, and the quality of products and services. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. Any imposition of access fees could increase the cost of transmitting data over the Internet. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on us. The United States Congress has enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Web. Any new, or modifications to existing, laws or regulations relating to the Web could adversely affect our business.

     Prohibition and restriction of Internet content and commerce could reduce or slow Internet use, decrease the acceptance of the Internet as a communications and commercial medium and expose us to liability. Any of these outcomes could have a material adverse effect on our business, results of operations and financial condition. The growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet.

     THE INTERNET IS SUBJECT TO RAPID CHANGES, WHICH COULD RESULT IN SIGNIFICANT ADDITIONAL COSTS.

     The market for Internet products and services is characterized by rapid change, evolving industry standards and frequent introductions of new technological developments. These new standards and developments could make our existing or future products or services obsolete. Keeping pace with the introduction of new standards and technological developments could result in significant additional costs or prove difficult or impossible for us. The failure to keep pace with these changes and to continue to enhance and improve the responsiveness, functionality and features of our Web sites could harm our ability to attract and retain users. Among other things, we will need to license or develop leading technologies, enhance our existing services and develop new services and technologies that address the varied needs of our users.

     OUR NET SALES COULD BE ADVERSELY AFFECTED IF WE BECOME SUBJECT TO SALES AND OTHER TAXES.


     If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our products, our net sales and results of operations could be harmed. We do not currently collect sales or other similar taxes for physical shipments of goods into states other than California and Florida. However, one or more states may seek to impose sales tax collection obligations on companies, such as ARTISTdirect, which engage in or facilitate online commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from electronic commerce. Moreover, if any state or foreign country were to successfully assert that we should collect sales or other taxes on the exchange of merchandise on its system, our results of operations could be adversely affected. In addition, any new operations in states outside California and Florida could subject our shipments in such states to state sales taxes under current or future laws.


     Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been enacted by Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a moratorium ending on October 21, 2001 on state and local taxes on electronic commerce where such taxes are discriminatory and on Internet access unless such taxes were generally imposed and actually enforced before October 1, 1998. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce.

     OUR SUCCESS DEPENDS ON THE CONTINUED DEVELOPMENT AND MAINTENANCE OF THE INTERNET AND THE AVAILABILITY OF INCREASED BANDWIDTH TO CONSUMERS.

     The success of our business will rely on the continued improvement of the Internet as a convenient means of consumer interaction and commerce, as well as an efficient medium for the delivery and distribution of music. Our business will depend on the ability of our artists and consumers to conduct commercial transactions with us, as well as to continue to upload and download music files, without significant delays or aggravation that may be associated with decreased availability of Internet bandwidth and access to our Web site. This will depend upon the maintenance of a reliable network with the necessary speed, data capacity and security, as well as timely development of complementary products, such as high speed modems, for providing reliable Internet access and services. The failure of the Internet to achieve these goals will reduce our ability to generate significant revenue.

     Our penetration of a broader consumer market will depend, in part, on continued proliferation of high speed Internet access. The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. As the Internet continues to experience increased numbers of users, increased frequency of use and increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. In addition, increased users or bandwidth requirements may harm the performance of the Internet.

     The Internet has experienced a variety of outages and other delays and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the level of traffic, and could result in the Internet becoming an inconvenient or uneconomical source of music and related products and merchandise which would cause our revenue to decrease. The infrastructure and complementary products or services necessary to make the Internet a viable commercial marketplace for the long term may not be developed successfully or in a timely manner. Even if these products or services are developed, the Internet may not become a viable commercial marketplace for the products or services that we offer.

RISKS RELATED TO THE OFFERING


     OUR EXECUTIVE OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS BENEFICIALLY OWN APPROXIMATELY 60.8% OF OUR OUTSTANDING COMMON STOCK AND CONSEQUENTLY ARE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER ARTISTDIRECT.



     Executive officers, directors and holders of 5% or more of the outstanding ARTISTdirect common stock together beneficially own approximately 60.8% of our outstanding common stock. These stockholders are able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control of ARTISTdirect and may make some transactions more difficult or impossible to complete without the support of these stockholders.


     IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, AND THIS COULD PREVENT CHANGES IN OUR MANAGEMENT.

     We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent a Delaware corporation from engaging in a business combination involving a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation's outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation's stock unless:

     - the board of directors approved the transaction where the stockholder acquired 15% or more of the corporation's stock;

     - after the transaction where the stockholder acquired 15% or more of the corporation's stock, the stockholder owned at least 85% of the corporation's outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

     - on or after this date, the merger or sale is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

     A Delaware corporation may opt out of the Delaware anti-takeover laws if its certificate of incorporation or bylaws so provide. We have not opted out of the provisions of the anti-takeover laws. As such, these laws prohibit or delay mergers or other takeovers or changes of control of ARTISTdirect and may discourage attempts by other companies to acquire us.

     Our certificate of incorporation and our bylaws include a number of provisions that may delay, deter or impede hostile takeovers or changes of control or management. These provisions include:

     - our board is classified into three classes of directors as nearly equal in size as possible with staggered three year-terms;

     - the authority of our board to issue up to five million shares of preferred stock and to determine the price, rights, preferences and privileges of these shares, without stockholder approval;

     - all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent;

     - special meetings of the stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or the Board; and

     - the elimination of cumulative voting.

     Our certificate of incorporation and bylaws provide that we will indemnify officers and directors against losses that may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management.

     OUR COMMON STOCK PRICE HAS BEEN VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL STOCKHOLDERS.

     The market price of our stock has been volatile and we expect that it will continue to be volatile. Accordingly, you may not be able to sell your stock at or above the price you paid for it, which would result in substantial losses.

     WE MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING TO MEET OUR FUTURE CAPITAL NEEDS.


     We currently anticipate that our available cash resources will be sufficient to meet our anticipated needs for working capital and capital expenditures for the next twelve months. However, if our available cash and cash flows from operations are insufficient to meet our anticipated needs for working capital and capital expenditures, we will need to raise additional funds to continue our operations, promote our brands, develop new or enhanced services, respond to competitive pressures or make acquisitions. In particular, we expect to spend approximately $30 million during 2000 for advertising and promoting our brands and network of web sites and approximately $10 million during 2000 for content production and Web site development. We may be unable to obtain any required additional financing on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brands, develop or enhance services, respond to competitive pressures or take advantage of acquisition opportunities, any of which could have a material adverse effect on our business. If we raise additional funds through the issuance of equity securities, our stockholders may experience dilution of their ownership interest, and the newly-issued securities may have rights superior to those of the common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends.

     SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO FALL.


     If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We have outstanding 37,728,502 shares of common stock, assuming no exercise of outstanding options after September 30, 2000. Of these shares, 26,211,933 are freely tradable. This leaves 11,316,569 remaining shares which will be eligible for sale in the public market as follows:





                                     APPROXIMATE
                                      NUMBER OF
                                     ADDITIONAL
                                       SHARES
                                    ELIGIBLE FOR
             DATE                    FUTURE SALE                  COMMENT
             ----                   ------------                  -------
Date of this prospectus.......       26,211,933        Shares sold in our initial
                                                       public offering and shares
                                                       eligible for sale under Rule
                                                       144 or 701
December 6, 2000..............        1,536,458        Additional shares eligible for
                                                       sale under Rule 144 or 701.
December 10, 2000.............        1,541,458
December 20, 2000.............        3,125,000
December 23, 2000.............        1,562,500
December 27, 2000.............          260,417
December 30, 2000.............          546,875
January 10, 2001..............          185,938
January 19, 2001..............        1,641,458


     SALES OF STOCK TO EMPLOYEES, ARTISTS AND KEY INDIVIDUALS WILL REDUCE YOUR OWNERSHIP PERCENTAGE.


     We seek to attract and retain officers, directors, employees, artists and other key individuals, in part by offering them stock options and other rights to purchase shares of common stock. As of September 30, 2000, we had outstanding options to purchase 9,029,360 shares of our common stock and had reserved a total of an additional 2,734,926 shares for future grants under our three option plans (excluding the option plans assumed by the Company pursuant to the acquisition of Mjuice.com, Inc.). The exercise of stock options will reduce your percentage ownership in ARTISTdirect.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. Our predecessor, ARTISTdirect, LLC, made cash distributions to its members, principally to pay taxes. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.


     Our common stock commenced trading on the Nasdaq National Market under the symbol ARTD on March 27, 2000. The following table sets forth, for the periods indicated, the intra-day high and low bid prices per share of common stock on the Nasdaq National Market:



                                                               HIGH      LOW
                                                              ------    ------
2000
Third Quarter (through September 30, 2000)..................  $3.875    $    1.125
Second Quarter..............................................   8.25          2.75

                                 CAPITALIZATION


     The following table sets forth our actual capitalization as of September 30, 2000 and does not reflect:



     - the 1,306,894 shares of common stock issuable upon exercise of warrants, of which 591,803 were exercisable as of September 30, 2000 with a weighted average exercise price of $7.89 per share;



     - the 9,029,360 shares subject to outstanding options under our stock option plans as of September 30, 2000, with a weighted average exercise price of $6.17 per share;



     - the 13,059 shares of common stock issuable upon exercise of warrants assumed as part of the Mjuice.com, Inc. acquisition, of which 9,669 were exercisable as of September 30, 2000 with a weighted average exercise price of $4.62 per share and the 20,907 shares subject to outstanding options under the stock option plans assumed as part of the Mjuice.com, Inc. acquisition, with a weighted average exercise price of $2.93; and



     - the 67,578 shares issued pursuant to our Employee Stock Purchase Plan in October 2000.



     The table below should be read in conjunction with our financial statements and the notes to those financial statements, which are included elsewhere in this prospectus:



                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                   2000
                                                              --------------
                                                              (IN THOUSANDS)
Cash, cash equivalents and short term investments...........     $ 97,230
                                                                 ========
Loans and notes payable.....................................          172
Redeemable securities:
  Redeemable common securities -- issued and
     outstanding:(1)........................................       10,242
                                                                 --------
     Total redeemable securities............................       10,242
                                                                 --------
Stockholders' equity:
  Common stock, $.01 par value, no shares authorized or
     issued on actual basis; 150,000,000 shares authorized;
     37,728,502 shares issued and outstanding in 2000.......          378
  Additional paid in capital................................      204,339
Unearned compensation.......................................      (26,914)
Accumulated deficit.........................................      (65,863)
                                                                 --------
     Total members' and stockholders' equity (deficit)......      111,940
                                                                 --------
          Total capitalization..............................     $122,182
                                                                 ========


------------------------

(1) The redeemable common securities include 585,735 shares of common stock issued pursuant to the exercise of stock options as of September 30, 2000, which are subject to a rescission offer. In addition, redeemable common securities includes unexercised options subject to the rescission offer.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated financial data has been derived by applying pro forma adjustments to the historical financial statements of ARTISTdirect and its subsidiaries for the period indicated. The historical financial statements of ARTISTdirect represent the operations of ARTISTdirect, LLC for the period from January 1, 1999 to October 5, 1999 (which was the period before the conversion to a C corporation), and ARTISTdirect, Inc. from October 6, 1999 to December 31, 1999 (which was the period after the conversion to a C corporation). The adjustments are described in accompanying notes.

     The unaudited pro forma consolidated statement of operations for the year ended December 31, 1999 gives effect to:


     - our acquisition of the 80% interest of iMusic we did not own; and



     - our acquisition of the interests in The Ultimate Band List, LLC we did not own.



as if each occurred at the beginning of the period.


     The unaudited pro forma consolidated statement of operations is not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the period presented and should not be construed as being representative of future operating results.

     The historical financial statements of ARTISTdirect and its subsidiaries, are included elsewhere in this prospectus and the unaudited pro forma consolidated financial data presented herein should be read in conjunction with those financial statements and related notes.


     The period ended September 30, 2000 is not impacted by the events noted above, and as such, there are no adjustments to the historical balance sheet at that date nor the nine month period then ended. The pro forma loss per share for the nine months ended September 30, 2000 was $1.95 after giving effect to:


    - automatic conversion of our redeemable preferred stock into common stock upon the consummation of our initial public offering on March 31, 2000 assuming the conversion occurred at the later of the beginning of the period or at issuance. In addition, this assumes the effect of the beneficial conversion feature of the Series C preferred stock is recognized at the actual conversion date (March 31, 2000);

    - the one-for-four reverse stock split effected on March 21, 2000 as though it had occurred on January 1, 1999; and

    - the issuance of common stock as accrued dividends on redeemable preferred stock.

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                         YEAR ENDED DECEMBER 31, 1999
                                                ----------------------------------------------
                                                  ARTISTDIRECT
                                                AND SUBSIDIARIES
                                                   ACTUAL(A)        ADJUSTMENTS     PRO FORMA
                                                ----------------    -----------    -----------
Net revenue
  Online product sales........................    $     5,282         $    --      $     5,282
  Advertising and other.......................          2,910              63(d)         2,973
  Agency commissions..........................          1,304              --            1,304
  Record label................................            778              --              778
                                                  -----------         -------      -----------
          Total net revenue...................         10,274              63(d)        10,337
Cost of revenue...............................         10,240              20(d)        10,260
                                                  -----------         -------      -----------
          Gross profit........................             34              43               77
Operating expense:
  Product development.........................          1,815              --            1,815
  Sales and marketing.........................         13,222               2(d)        13,224
  General and administrative..................         10,319              52(d)        10,371
  Amortization of stock-based compensation....         30,304              --           30,304
  Depreciation and amortization...............          2,509           1,160(c)         3,669
                                                  -----------         -------      -----------
          Loss from operations................        (58,135)         (1,171)         (59,306)
Income from equity investment.................             50              --               50
          Interest income, net................            281              --              281
                                                  -----------         -------      -----------
          Loss before provision for income
             tax..............................        (57,804)         (1,171)         (58,975)
Provision for income tax(b)...................             --              --               --
                                                  -----------         -------      -----------
          Net income (loss)...................    $   (57,804)        $(1,171)     $   (58,975)
                                                  ===========         =======      ===========
Basic and diluted net loss per share for
  period from October 6, 1999 to December 31,
  1999........................................    $     (1.66)
Weighted average shares outstanding used in
  computing basic and diluted net loss per
  share for period from October 6, 1999 to
  December 31, 1999...........................     14,177,463
Pro forma basic and diluted net loss per
  share.......................................    $     (2.96)                     $     (3.02)
Weighted average shares outstanding used in
  computing pro forma basic and diluted net
  loss per share..............................     19,502,437                       19,523,743(e)
                                                  ===========                      ===========

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(a) Includes the operations of ARTISTdirect, Inc. (for the period from October 6, 1999 through December 31, 1999), ARTISTdirect, LLC, its predecessor entity (for the period from January 1, 1999 through October 5, 1999) and the following subsidiaries: ARTISTdirect Agency, LLC, Kneeling Elephant Records, LLC, The Ultimate Band List, LLC, ARTISTdirect New Media, LLC, and iMusic, Inc. For The Ultimate Band List, LLC, all of the entity's losses have been allocated to the majority interest due to its funding of the operations. The results of iMusic, Inc. are included from the date of acquisition of the remaining 80% interest that we did not already own.

(b) On October 6, 1999, ARTISTdirect, LLC was merged into ARTISTdirect, Inc. The transaction was a merger of entities under common control and, accordingly, it has been accounted for on the historical cost basis. Before the merger, we operated as a limited liability company and did not incur federal and state income taxes. Federal and state income taxes attributable to income during such periods were incurred and paid directly by the members. The Company is now taxed as a corporation. No impact of the merger is reflected on the statement of operations since we have incurred operating losses to date, and we have recorded a full valuation allowance for the deferred tax asset. The valuation allowance is based on management's consideration of historical and projected future taxable income.

(c) In February 1999, The Ultimate Band List, LLC acquired the remaining 80% of iMusic, Inc. that it did not already own. iMusic, Inc. operates a Web site that provides music-related content. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The total purchase price of $2.5 million consisted of a 2% redeemable interest in The Ultimate Band List, LLC with an estimated fair value of $2.2 million, a cash payment of $110,000, and the assumption of approximately $180,000 in liabilities, resulting in excess purchase price over net tangible assets acquired of $2.4 million. In May 1999, ARTISTdirect, LLC acquired the interests of the minority unit holders of The Ultimate Band List, LLC, which included the redeemable interest issued in connection with the iMusic acquisition, in exchange for common interests in ARTISTdirect, LLC. The acquisition of the minority interests was accounted for using the purchase method of accounting. The fair value of the consideration given was $13.9 million, which resulted in excess purchase price over net tangible assets acquired of $13.1 million. The adjustments reflect the additional amortization expense for total goodwill resulting from the iMusic acquisition and purchase of the interests of The Ultimate Band List, LLC that ARTISTdirect, LLC did not own, using a five year estimated useful life for the applicable period. The acquisitions were structured as tax free exchanges of securities; therefore, the differences between the recognized fair values of acquired assets, including intangible assets, and their historical tax bases are not deductible for tax purposes.

(d) The adjustments reflect the inclusion of the operations of iMusic, Inc. from January 1, 1999 through the date of the acquisition.

(e) Reflects the pro forma weighted average common stock and common stock equivalent shares outstanding and resulting in basic and diluted net loss per share giving effect to:

    - increase in outstanding shares resulting from inclusion of redeemable common shares issued in connection with the iMusic acquisition, assuming such shares are not redeemed and common shares issued in the acquisition of the UBL minority interest as if such shares were outstanding from January 1, 1999;

    - automatic conversion of our redeemable preferred stock into common stock upon the consummation of our initial public offering on March 31, 2000 assuming the conversion occurred at the later of the beginning of the period or at issuance. In addition, this assumes the effect of the beneficial conversion feature of the Series C preferred stock is recognized at the actual conversion date (March 31, 2000);

    - the one-for-four reverse stock split effected on March 21, 2000 as though it had occurred on January 1, 1999; and

    - the issuance of common stock as accrued dividends on redeemable preferred stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data presented below for the period from August 8, 1996 (inception) to December 31, 1996, for the years ended December 31, 1997, 1998, 1999 and as of December 31, 1996, 1997, 1998, and 1999
are derived from our audited financial statements. The selected consolidated financial data below for the nine months ended September 30, 1999 and 2000, and as of September 30, 2000, are derived from our unaudited financial statements.


     You should read the financial data presented below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included in this prospectus.


                               PERIOD FROM
                              AUGUST 8, 1996                                       NINE MONTHS ENDED
                              (INCEPTION) TO      YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                               DECEMBER 31,    -----------------------------   -------------------------
                                   1996         1997     1998       1999          1999          2000
                              --------------   ------   ------   -----------   -----------   -----------
                                                                                      (UNAUDITED)
                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net revenue:
  Online product sales......       $ --        $  269   $1,548   $     5,282   $     3,501   $     7,874
  Advertising and other.....         --            95      552         2,910         1,666         5,016
  Agency commissions........         --           974    1,917         1,304           662         2,523
  Record label..............         --           550      565           778           605           244
                                   ----        ------   ------   -----------   -----------   -----------
     Total net revenue......         --         1,888    4,582        10,274         6,434        15,657
Cost of revenue.............         --           608    2,515        10,240         5,656        19,368
                                   ----        ------   ------   -----------   -----------   -----------
     Gross profit (loss)....         --         1,280    2,067            34           778        (3,711)
Operating expense:
  Product development.......         --            78      589         1,815         1,028         2,757
  Sales and marketing.......         10           196    1,395        13,222         5,438        19,542
  General and
     administrative.........         13         1,442    2,545        10,319         5,622        12,832
  Stock-based
     compensation(1)........         --            --    3,828        30,304        21,542         3,116
  Depreciation and
     amortization...........          5            21       59         2,509         1,554         4,315
                                   ----        ------   ------   -----------   -----------   -----------
     Loss from operations...         28           457    6,349        58,135        34,406        46,273
Income from equity
  investment................         --            --        2            50            33            15
Interest income (expense),
  net.......................         --            (3)      29           281           167         3,993
                                   ----        ------   ------   -----------   -----------   -----------
     Net loss...............       $ 28        $  460   $6,318   $    57,804   $    34,206   $    42,265
                                   ====        ======   ======   ===========   ===========   ===========
Dividends on redeemable
  preferred securities......                                                           952         1,302
Beneficial conversion
  feature on redeemable
  preferred stock...........                                                            --        24,375
                                                                               -----------   -----------
Net loss attributable to
  common shareholders.......                                                   $    35,158   $    67,942
                                                                               ===========   ===========
Basic and diluted net loss
  per share.................                                                                 $     (2.29)
                                                                                             ===========
Weighted average shares used
  in computing basic and
  diluted net loss per
  share(2)..................                                                                  29,665,415
                                                                                             ===========
Pro forma loss per share....                                     $     (2.96)  $     (1.83)  $     (1.95)
                                                                 ===========   ===========   ===========
Pro forma weighted average
  common shares
  outstanding(2)............                                      19,502,437    18,665,230    34,263,920
                                                                 ===========   ===========   ===========

                                                     AS OF DECEMBER 31,
                                            ------------------------------------    SEPTEMBER 30,
                                            1996    1997      1998        1999          2000
                                            ----    -----    -------    --------    -------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short term
  investments.............................  $ 80    $ 167    $ 1,940    $ 69,119      $ 97,230
Working capital...........................   (20)    (526)     1,079      67,730        96,333
Goodwill and intangibles, net.............    --       16         45      13,415        16,026
Total assets..............................   173      314      3,412      98,600       133,029
Total redeemable securities...............    --       --      5,135     111,707        10,242
Total members' and stockholders' equity
  (deficit)...............................    72     (412)    (3,436)    (23,745)      111,940


-------------------------

(1) Stock-based compensation is comprised of sales and marketing expense of $0, $8,551, $4,674 and $3,853 for the years ended December 31, 1998 and 1999 and for the nine months ended September 30, 1999 and 2000, respectively, and general and administrative expense of $3,828, $21,753, $16,868 and $(737) for the years ended December 31, 1998 and 1999 and for the nine months ended September 30, 1999 and 2000, respectively.


(2) See Note 3 to notes to consolidated financial statements for an explanation of the determination of the number of shares and share equivalents used in computing basic and diluted loss per share and pro forma loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and the notes to those financial statements included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. The statements are based on current expectations and actual results could differ materially from those discussed herein. Factors that could cause or contribute to the differences are discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW


     We are an online music company that connects artists directly with their fans worldwide. We provide music entertainment through our ARTISTdirect Network, an integrated network of Web sites offering multi-media content, music news and information, community around shared music interests, and music-related commerce. As of September 30, 2000, ARTISTdirect featured 126 unique, artist-owned ARTISTchannels, and had signed agreements to launch channels with an additional 9 artists. The ARTISTdirect Network also features the UBL, a music search engine on the Web, iMusic, a popular online community where fans exchange music interests and commentary and DOWNLOADSdirect, a feature that allows users to download music and upload music and other information to the ARTISTdirect Network. We also operate a music talent agency, the ARTISTdirect Agency. Prior to June 30, 2000, we also managed a traditional record label, Kneeling Elephant Records.


     ARTISTdirect was organized as a California limited liability company in August 1996 and conducts operations through a group of affiliated limited liability companies. From inception through December 1996, our primary activities consisted of developing our business model, recruiting and training employees and developing our infrastructure. During 1997, our operations consisted primarily of the ARTISTdirect Agency and the Kneeling Elephant Records label. In July 1997, we formed a joint venture to own a controlling interest in UBL, LLC.

     In September 1997, we launched our first ARTISTchannel. In June 1998, we expanded content offerings on the UBL and added an online retail store now known as the ARTISTdirect Superstore. Also in June 1998, we launched our second ARTISTchannel and, by the end of 1998, we had nine ARTISTchannels in operation.


     In February 1999, ARTISTdirect acquired all of the outstanding capital stock of iMusic, Inc. The purchase consideration for iMusic was approximately $2.5 million, including $110,000 in cash, a redeemable put option valued at approximately $2.2 million and the assumption of approximately $180,000 in liabilities. The acquisition was accounted for as a purchase. The purchase price has been largely allocated to goodwill, which is being amortized over five years.



     In May 1999, we engaged in an exchange transaction in which all membership interests in UBL, LLC that we did not own were exchanged for membership interests in ARTISTdirect, LLC. The value of the consideration given was approximately $13.9 million and the transaction was accounted for as a purchase. The purchase price has been largely allocated to goodwill, which is being amortized over five years.


     In July 1999, we officially launched the ARTISTdirect Network, integrating the UBL and iMusic Web sites with our ARTISTchannels. Since 1997, our revenue mix has shifted from primarily agency commissions and record label revenue to electronic commerce revenue and online advertising, and we expect this trend to continue, particularly with respect to record label revenue, which we expect to continue decreasing as a percentage of our total revenue in the future.

     In August 2000, ARTISTdirect acquired all of the outstanding capital stock of Mjuice.com, Inc. The total purchase consideration for Mjuice.com was approximately $5.0 million. The acquisition was accounted for as a purchase. The purchase price has been largely allocated to goodwill, which is being amortized over five years.



     ARTISTdirect has incurred cumulative net losses of $106.9 million from inception to September 30, 2000 of which approximately $45.1 million represented stock-based compensation expense. We expect our net losses to increase and to continue for the foreseeable future. We plan to expend significant resources developing our ARTISTdirect Network, building our brands, increasing our traffic, expanding our operations, enhancing and acquiring content, and improving our technology infrastructure. We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses, and difficulties encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets, such as electronic commerce. See "Risk Factors" beginning on page 8 for a more complete description of the many risks we face. Our business is evolving rapidly, and therefore we believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as an indication of future performance.



     On October 6, 1999, ARTISTdirect, LLC merged into ARTISTdirect, Inc. Before that time, we operated as a group of limited liability companies and did not incur federal and state income taxes, other than iMusic, which is a Washington corporation that we acquired in February 1999. Federal and state income taxes attributable to income during such periods were incurred and paid directly by the members. Accordingly, no discussion of income taxes is included in "Results of Operations" beginning on page 34. Any tax benefit attributable to losses generated before our conversion will not be available to us. As a Delaware corporation, we are fully subject to federal and state income taxation.



     REVENUE



     We generate revenue from the ARTISTdirect Network, the ARTISTdirect Agency, and, prior to June 30, 2000, also generated revenue from Kneeling Elephant Records. Substantially all of our revenue is generated in cash. Trade and barter revenue represented 2% of our revenue for the nine months ended September 30, 2000 and less than 1% for the year ended December 31, 1999.



     Revenue from the ARTISTdirect Network, including the ARTISTchannels, the UBL, iMusic, DOWNLOADSdirect, ARTISTtv, and the ARTISTdirect Superstore, consists primarily of online product sales and advertising revenue as described below:



     - Revenue from online product sales includes the sale of music and related merchandise, such as apparel, collectibles and accessories, through our ARTISTchannels and the ARTISTdirect Superstore. We recognize the gross amount of product sales and shipping revenue upon shipment of the item and record appropriate reserves for product returns. We have experienced seasonality with respect to our online product sales. In particular, our online product sales in December have, on average, been higher than in other months. We believe that this trend may continue for the foreseeable future. For the nine months ended September 30, 2000 and the year ended December 31, 1999, online product sales revenue constituted approximately 50% and 51%, respectively, of our total net revenue for those periods.



     - Advertising revenue consists primarily of sales of banner advertisements and sponsorships. In sales of banner advertisements, we principally earn revenue based on the number of impressions or times an advertisement appears on pages viewed within our Web sites. Our banner advertising commitments generally range from one to three months. Banner advertising revenue is generally recognized as the impressions are served during the period in which the advertisement is displayed, provided that no significant obligations of the Company remain and collection of the resulting receivable is probable. We typically guarantee a minimum number of impressions to the advertiser. To the extent that minimum guaranteed page deliveries are not met, we defer recognition of the corresponding revenue until the guaranteed impressions are delivered. We also sell to advertisers sponsorships of a Web page or event for a specified period of time. We recognize sponsorship revenue over the period in which the sponsored page or event is displayed. To the extent that committed obligations under sponsorship agreements are not met, revenue recognition is deferred until the obligations are met. For the nine months ended September 30, 2000 and the year ended December 31, 1999, advertising revenue constituted approximately 32% and 28%, respectively, of our total net revenue for those periods.



     Revenue from the ARTISTdirect Agency consists primarily of commissions generated on tour and event bookings of artists represented by the agency. Agency commission revenue is recognized at the time the artist gets paid. Agency commission revenue fluctuates depending on touring schedules of major artists represented by the agency. Touring schedules are subject to seasonality, with summer typically being a more active period. For the nine months ended September 30, 2000 and the year ended December 31, 1999, commission revenue constituted approximately 16% and 13%, respectively, of our total net revenue for those periods.



     Prior to June 30, 2000, revenue from Kneeling Elephant Records was generated from overhead advances and from royalties earned on albums sold by artists signed to the label. We recognized royalties at the time the releases were shipped to the retailer. Reserves were established for possible returns.



     During the nine months ended September 30, 2000, Pringles, a division of Procter & Gamble, accounted for 13% and Universal Music Group accounted for 11% of the Company's advertising revenue.



     COST OF REVENUE



     Cost of revenue consists primarily of amounts payable to artists, which includes the cost of merchandise sold and share of net proceeds, online transaction costs, including credit card fees, fulfillment charges and shipping costs, Web site hosting and maintenance costs, online content and programming costs, online advertising serving costs, record royalties payable to artists, payroll and related expenses for staff involved in Web site maintenance, content programming and the ARTISTdirect Agency, and amortization of non-cash compensation expense related to vendor warrants and ARTISTchannel stock options granted to artists and their advisors in connection with opening their ARTISTchannels. Artist royalties are based on electronic commerce and advertising revenue generated from their ARTISTchannels. Web site maintenance costs include personnel-related costs, software consulting costs, Internet hosting charges, and networking costs.



     In connection with the amortization of vendor warrants and ARTISTchannel stock options granted through September 30, 2000, we recorded non-cash compensation expense of approximately $6.2 million for the nine months ended September 30, 2000 and approximately $1.8 million for the year ended December 31, 1999. We expect to grant additional equity instruments in the future related to ARTISTchannels. Due to these equity grants, we expect to record substantial non-cash compensation expense into the foreseeable future.



     OPERATING EXPENSE



     Product Development. Product development expense consists primarily of expenses required to design and develop our Web sites and underlying technology infrastructure. These expenses primarily include payments to third-party service vendors and personnel costs.

     Sales and Marketing. Sales and marketing expense consists primarily of advertising, marketing and promotion expenses incurred to promote our Web sites and our brands, plus payroll and related expenses for personnel engaged in advertising sales, business development, marketing and customer service activities.



     General and Administrative. General and administrative expense consists of payroll and related expenses for executive and administrative personnel, professional services expenses, facilities expenses, travel and other general corporate expenses.



     Amortization of Stock-based Compensation. We recorded a total of $37.2 million of stock-based compensation expense for the period from inception through September 30, 2000 in connection with equity granted to employees, directors, professional firms, artists and advisors during this period. We recorded amortization of stock-based compensation expense of $3.1 million during the nine months ended September 30, 2000 and approximately $30.3 million during the year ended December 31, 1999. We anticipate granting additional equity securities in the future to employees, directors and artists. The Company is currently anticipating initiating the rescission offer (see note 5 to condensed financial statements) during the fourth quarter of 2000. To the extent that employees holding options, subject to the rescission offer, accept the offer, the Company will record compensation expense for such payments, which could be significant.



     Depreciation and Amortization. Depreciation and amortization expense consists of the depreciation of fixed assets and the amortization of acquired intangible assets. The acquisitions of iMusic, Mjuice and the minority interest of the UBL were accounted for using the purchase method of accounting and, accordingly, the purchase prices have been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair value on the acquisition dates. Substantially all of the purchase price of these transactions is attributable to the acquired intangible assets. As a result, the aggregate excess purchase price over the net tangible assets to date has been estimated to be $20.6 million and is being amortized over five years, the expected estimated average useful life of these assets. These non-cash charges will significantly affect our reported operating results over the next several years.



     INTEREST INCOME AND EXPENSE



     Interest income consists of earnings on our cash and cash equivalents and short-term investments, and interest expense consists of interest associated with short-term borrowings.



RESULTS OF OPERATIONS



NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999



     NET REVENUE



     Net revenue for the nine months ended September 30, 2000 increased to $15.7 million from $6.4 million for the nine months ended September 30, 1999, which represented an increase of 143%. The increase was primarily due to increases in online product sales revenues, advertising revenue and agency commission revenue.



     Online product sales revenue for the nine months ended September 30, 2000, increased 125% to $7.9 million from $3.5 million for the nine months ended September 30, 1999, primarily as a result of an increase in the number of ARTISTchannels that were operated.



     Advertising and other revenue increased $3.3 million, or 201%, to $5.0 million for the nine months ended September 30, 2000, from $1.7 million for the nine months ended September 30, 1999, primarily as a result of increased page views generated by our Web sites plus a significant increase in the number of advertisers, primarily in sales of non-impression based sponsorships.



     Commission revenue from the ARTISTdirect Agency increased from $662,000 for the nine months ended September 30, 1999 to $2.5 million for the nine months ended September 30, 2000, which represented an increase of 281%, due primarily to increased touring activity of the agency's artists.



     COST OF REVENUE



     Direct cost of product revenue. Direct cost of product revenue increased to $7.1 million for the nine months ended September 30, 2000 from $3.1 for the nine months ended September 30, 1999, which represented an increase of 126%. This $4.0 million increase corresponded with the increase in online product sales revenue and was primarily attributable to a related increase in product and royalty costs payable to our vendors and artists and an increase in transaction costs.



     Other cost of revenue. Other cost of revenue increased to $6.2 million for the nine months ended September 30, 2000, from $2.2 for the nine months ended September 30, 1999, which represented an increase of 185%. This $4.0 million increase was primarily due to increases in Web site hosting and maintenance costs.



     Stock-based compensation. For the nine months ended September 30, 2000 we recorded non-cash stock-based compensation charges of $6.2 million compared to $381,000 for the nine months ended September 30, 1999. The stock-based compensation expense relates primarily to the amortization of the estimated value of the options, using the Black-Scholes method, given to artists in connection with the operation of their stores and is amortized over the life of the associated contract periods.



     OPERATING EXPENSE



     Product Development. Product development expense increased to $2.8 million for the nine months ended September 30, 2000, from $1.0 million for the nine months ended September 30, 1999, which represented an increase of 168%. This increase was primarily attributable to increased fees paid to third party service vendors relating to the continued development of our Web site, as well as an increase in the development costs of programming.



     Sales and Marketing. Sales and marketing expense increased to $19.5 million for the nine months ended September 30, 2000 from $5.4 million for the nine months ended September 30, 1999, which represented an increase of 259%. The increase was primarily attributable to a significant increase in our online advertising expenditures, as well as increased offline advertising. We expect the growth rate of sales and marketing expenses to decrease in future periods.



     General and Administrative. General and administrative expense increased to $12.8 million for the nine months ended September 30, 2000 from $5.6 million for the nine months ended September 30, 1999, which represented an increase of 128%. This increase was primarily attributable to increases in personnel and related expenses, facilities and outside professional services expenses. We expect the growth rate of general and administrative expense to decrease as we seek to operate more efficiently.



     Amortization of Stock-based Compensation. We recorded stock-based compensation expense of $3.1 million for the nine months ended September 30, 2000 in connection with stock issuances to employees, directors, professional firms, artists and advisors for promotional services, which represented a decrease of 86% for the comparable period in 1999. Stock-based compensation for the comparable period in 1999 was $21.5 million, primarily in connection with stock issuances to employees, directors and professional firms. The expense during the nine months ended September 30, 2000 reflected a credit to stock-based compensation for grants to certain executives of the Company as a result of a reduction in the valuation of the Company's underlying common stock as compared with December 31, 1999. This credit was offset by the amortization during the period of stock-based compensation expense related to options granted to employees, artists and advisors.



     Depreciation and Amortization. Depreciation and amortization expense increased to $4.3 million for the nine months ended September 30, 2000 from approximately $1.6 million for the nine months ended September 30, 1999, which represented an increase of 178%. This increase was primarily attributable to the amortization of the goodwill associated with the acquisition of iMusic, Mjuice and the minority interest in the UBL, as well as an increase in depreciation of fixed assets and amortization of leasehold improvements.



     INTEREST INCOME AND EXPENSE



     Interest income increased to $4.0 million for the nine months ended September 30, 2000 from $167,000 for the nine months ended September 30, 1999, which represented an increase of 2,291%. The increase is due to interest earned on higher cash balances resulting from the proceeds we received from our initial public offering in March 2000 and the Series C redeemable preferred shares issued in December 1999 and January 2000.



     NET LOSS



     Net loss increased to $42.3 million for the nine months ended September 30, 2000, compared to $34.2 million for the nine months ended September 30, 1999, which represented an increase of 24%. The increase in the net loss is primarily attributable to a $4.5 million decrease in gross profit due to stock-based compensation related to artist store agreements, a $14.1 million increase in sales and marketing expense, a $7.2 million increase in general and administrative expense and a $2.8 million increase in depreciation and amortization expense, partially offset by a $18.4 million decrease in the amortization of stock-based compensation and a $3.8 million increase in interest income.



FISCAL YEARS ENDED DECEMBER 31, 1999 AND 1998


     NET REVENUE

     Net revenue increased to $10.3 million in the year ended December 31, 1999 from $4.6 million in the same period of 1998, which represented an increase of approximately 124%. The increase was primarily due to an increase in online product sales revenue to $5.3 million from $1.5 million, reflecting additional ARTISTchannels plus contributions from the ARTISTdirect Superstore. Advertising and other revenue also increased to $2.9 million from $552,000, which represented an increase of approximately 425%, reflecting an increase in the page views generated by our Web sites plus a significant increase in sales of sponsorships. Commission revenue from the ARTISTdirect Agency decreased from $1.9 million to $1.3 million, which represented a decrease of approximately 32%, due primarily to a decrease in the touring activity of the agency's artists.

     COST OF REVENUE

     Direct cost of product revenue increased to $5.1 million in the year ended December 31, 1999 from $1.5 million for the same period of 1998, which represented an increase of 240%. This $3.6 million increase corresponded with the increase in online product sales revenue and was primarily attributable to a related $2.4 million increase in royalties payable to artists and $1.1 million increase in transaction costs. Other cost of revenue increased to $5.1 million in 1999 from $1.0 million in 1998, which represented an increase of 410%. This $4.1 million increase was primarily due to a $2.0 million increase in Web site hosting and maintenance costs and $1.8 million of non-cash expense for the amortization of warrants issued to vendors and options issued to artists and their advisors related to our rights to operate ARTISTchannels. In total, in 1999 we recorded non-cash compensation charges of $15.5 million and such amount will be amortized to cost of revenue over the life of the contract periods associated with the warrants and options. Our overall gross profit margin decreased to 0.3% of net revenue for the year ended December 31, 1999 from 45% of net revenue for the year ended December 31, 1998, due to a higher proportion of online product sales revenue, which has lower gross margin than our other sources of revenue, and the increased costs detailed above.

     OPERATING EXPENSE

     Product Development. Product development expense increased to $1.8 million for the year ended December 31, 1999 from $589,000 for the same period in 1998, which represented an increase of approximately 206%. This increase was primarily attributable to fees paid to third party service vendors relating to the development of the new ARTISTdirect Network Web site, which launched in July 1999.


     Sales and Marketing. Sales and marketing expense increased to $13.2 million for the year ended December 31, 1999 from $1.4 million for the same period in 1998, which represented an increase of approximately 843%. The increase was primarily attributable to a significant increase in online and offline advertising, promotion and sponsorship. In addition, personnel and related expenses increased as we added to our advertising sales and marketing staffs.



     General and Administrative. General and administrative expense increased to $10.3 million for the year ended December 31, 1999 from $2.5 million for the year ended December 31, 1998, which represented an increase of 312%. This increase was primarily attributable to a $3.0 million increase in personnel and related expenses and a $2.0 million increase in outside professional services expenses.


     Amortization of Stock-based Compensation. We recorded a total of $30.3 million of stock-based compensation expense for the year ended December 31, 1999 in connection with stock issuances to employees, directors, professional firms and artists for promotional services which are being treated as variable stock compensation, which represented an increase of approximately 697% for the comparable period in 1998. Stock-based compensation for the comparable period in 1998 was $3.8 million, primarily in connection with stock issuances to employees, directors and professional firms.

     Depreciation and Amortization. Depreciation and amortization expense increased to $2.5 million for the year ended December 31, 1999 from approximately $59,000 in the same period of 1998, which represented an increase of approximately 4,137%. This increase was primarily attributable to the amortization of the goodwill associated with the acquisition of iMusic and the minority interest in the UBL.

     NET LOSS

     Net loss increased to $57.8 million in the year ended December 31, 1999 compared to $6.3 million in the year ended December 31, 1998, which represented an increase of approximately 817%. The increase in the net loss can be primarily attributed to a $26.5 million increase in the amortization of stock-based compensation, $11.8 million increase in sales and marketing expense, $7.8 million increase in general and administrative expense, $2.5 million increase in depreciation and amortization expense and $2.0 million decrease in gross profit due to increased expenditures for Web site hosting, maintenance and content compared with the prior year.

FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1997

     NET REVENUE

     Net revenue increased to $4.6 million for the fiscal year ended December 31, 1998 from $1.9 million for the fiscal year ended December 31, 1997, which represented an increase of approximately 142%. The increase was primarily attributable to a $1.3 million increase in online product sales revenue and a $943,000 increase in ARTISTdirect Agency commission revenue. The increase in online product sales revenue resulted primarily from the June 1998 introduction of the ARTISTdirect Superstore and the addition of ten ARTISTchannels during 1998. The increase in ARTISTdirect Agency commission revenue reflects a significant increase in touring activity by major artists represented by the agency.

     COST OF REVENUE

     Cost of revenue increased to $2.5 million for the fiscal year ended December 31, 1998 from $608,000 for the fiscal year ended December 31, 1997, which represented an increase of approximately 311%. This increase corresponded with the increase in online product sales revenue and was primarily attributable to higher direct costs of merchandise sold, additional Web site maintenance expenses and an increase in personnel and related expenses. Our gross profit margin decreased to 45% of net revenue for the fiscal year ended December 31, 1998 from 68% of net revenue for the fiscal year ended December 31, 1997, which represented a decrease of approximately 34%. The margin decline primarily reflects an increase in online product sales revenue, which has a lower gross margin than other sources of revenues.

     OPERATING EXPENSE

     Product Development. Product development expense increased to $589,000 for the fiscal year ended December 31, 1998 from $78,000 for fiscal year ended December 31, 1997, which represented an increase of approximately 655%. The $511,000 increase was primarily attributable to increased staffing and fees paid to third-party vendors for development costs related to the expanded content offerings on the UBL and new ARTISTchannels.

     Sales and Marketing. Sales and marketing expense increased to $1.4 million for the fiscal year ended December 31, 1998 from $196,000 for the fiscal year ended December 31, 1997, which represented an increase of approximately 614%. This $1.2 million increase was primarily attributable to the expansion of our online and offline advertising, as well as to increased personnel and related expenses required to implement our marketing strategy.

     General and Administrative. General and administrative expense increased to $2.5 million for the fiscal year ended December 31, 1998 from $1.4 million for the fiscal year ended December 31, 1997, which represented an increase of approximately 79%. This $1.1 million increase was primarily attributable to increased personnel and related expenses associated with the hiring of additional personnel and increased professional services expenses.

     Amortization of Stock-based Compensation. Amortization of stock-based compensation expense was $3.8 million for the fiscal year ended December 31, 1998. There was no stock-based compensation expense in the fiscal year ended December 31, 1997.

     Depreciation and Amortization. Depreciation and amortization expense increased to $59,000 for the fiscal year ended December 31, 1998 from $21,000 in the same period of 1997, which represented an increase of approximately 181%. This increase is primarily attributable to the amortization associated with fixed asset purchases during 1998.

     NET LOSS

     Net loss increased to $6.3 million for the fiscal year ended December 31, 1998 from $460,000 for the fiscal year ended December 31, 1997, which represented an increase of approximately 1,270%. The increase in the net loss can be primarily attributed to the $3.8 million amortization of stock-based compensation expense in 1998 as well as the $.5 million increase in product development, $1.2 million increase in sales and marketing, and $1.1 million increase in general and administrative expense compared with the prior year.

SEGMENT OPERATIONS

     ARTISTdirect provides music entertainment products and services through the following three reportable segments:

     - ARTISTdirect Network -- music-related Web site operations;

     - Talent Agency -- artist booking operations; and

     - Record Label -- record label operations.

     The factors for determining reportable segments were based on service and products. Each segment is responsible for executing a segment-specific business strategy. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. ARTISTdirect evaluates performance based on profit or loss from operations before income taxes. The following table summarizes the net revenue, cost of revenue, gross profit, operating expense, and operating income (loss) by segment for the years ended December 31, 1999, 1998 and 1997 and nine months ended September 30, 1999 and 2000. ARTISTdirect ceased operations for its Kneeling Elephant Records label as of June 30, 2000.



                                                                      NINE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                     ----------------------------    --------------------
                                     1997      1998        1999        1999        2000
                                     -----    -------    --------    --------    --------
                                                        (IN THOUSANDS)
ARTISTDIRECT NETWORK
  Net revenue:
     Online product sales..........  $ 269    $ 1,548    $  5,282    $  3,501    $  7,874
     Advertising and other.........     95        552       2,910       1,666       5,016
                                     -----    -------    --------    --------    --------
       Total net revenue...........    364      2,100       8,192       5,167      12,890
  Cost of revenue:
     Direct cost of product
       sales.......................    262      1,505       5,091       3,114       7,051
     Other cost of revenues........    172        735       4,488       2,015      11,907
                                     -----    -------    --------    --------    --------
       Total cost of revenue.......    434      2,240       9,579       5,129      18,958
                                     -----    -------    --------    --------    --------
  Gross profit (loss)..............    (70)      (140)     (1,387)         38      (6,068)
  Operating expense................    670      5,116      56,513      30,383      41,977
                                     -----    -------    --------    --------    --------
  Loss from operations.............   (740)    (5,256)    (57,900)    (30,345)    (48,045)
                                     -----    -------    --------    --------    --------
TALENT AGENCY
  Net revenue......................  $ 974    $ 1,917    $  1,304    $    662    $  2,523
  Cost of revenue..................    174        259         432         334         391
                                     -----    -------    --------    --------    --------
  Gross profit.....................    800      1,658         872         328       2,132
  Operating expense................    603      2,287         850       2,472         157
                                     -----    -------    --------    --------    --------
  Income (loss) from operations....    197       (629)         22      (2,144)      1,975
                                     -----    -------    --------    --------    --------
RECORD LABEL
  Net revenue......................  $ 550    $   565    $    778    $    605    $    244
  Cost of revenue..................     --         16         229         193          19
                                     -----    -------    --------    --------    --------
  Gross profit.....................    550        549         549         412         225
  Operating expense................    464      1,013         806       2,329         428
                                     -----    -------    --------    --------    --------
  Income (loss) from operations....     86       (464)       (257)     (1,917)       (203)
                                     -----    -------    --------    --------    --------

TOTAL LOSS FROM OPERATIONS.........  $(457)   $(6,349)   $(58,135)   $(34,406)   $(46,273)
                                     =====    =======    ========    ========    ========



     Segment income (loss) from operations excludes income from equity investments, interest income, interest expense, and provision for income tax.

QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth unaudited quarterly results of operations for the eight most recent quarters ended September 30, 2000. This unaudited quarterly information has been derived from our unaudited financial statements and, in our opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods covered. The quarterly data should be read in conjunction with our financial statements and related notes. The operating results for any quarter are not necessarily indicative of the operating results for any future period.



                                                                             QUARTER ENDED
                                       ------------------------------------------------------------------------------------------
                                       MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                         1999        1999         1999            1999         2000        2000         2000
                                       ---------   --------   -------------   ------------   ---------   --------   -------------
                                                                             (IN THOUSANDS)
Net revenue:
  Online product sales...............   $ 1,016    $ 1,154      $  1,331        $  1,781     $  2,029    $  2,580     $  3,265
  Advertising and other..............       381        508           777           1,244        1,797       1,973        1,246
  Agency commissions.................       130        161           371             642          545         927        1,051
  Record label.......................       171        161           273             173          126         118           --
                                        -------    -------      --------        --------     --------    --------     --------
        Total net revenue............     1,698      1,984         2,752           3,840        4,497       5,598        5,562
Cost of revenue......................     1,296      1,653         2,707           4,584        6,347       6,125        6,896
                                        -------    -------      --------        --------     --------    --------     --------
        Gross profit (loss)..........       402        331            45            (744)      (1,850)       (527)      (1,334)
Operating expense:
  Product development................       191        440           397             787          807         679        1,271
  Sales and marketing................       777      1,760         2,901           7,784        5,117       6,676        7,749
  General and administrative.........     1,308      1,929         2,385           4,697        3,660       4,398        4,774
  Amortization of stock-based
    compensation.....................       802      1,115        19,625           8,762         (366)      1,757        1,725
  Depreciation and amortization......        88        625           841             955        1,174       1,457        1,684
                                        -------    -------      --------        --------     --------    --------     --------
        Loss from operations.........    (2,764)    (5,538)      (26,104)        (23,729)     (12,242)    (15,494)     (18,537)
Income from equity investment........        33         --            --              17           --          15           --
Interest income (expense), net.......        12         65            90             114        1,055       1,476        1,462
                                        -------    -------      --------        --------     --------    --------     --------
        Net loss.....................   $(2,719)   $(5,473)     $(26,014)       $(23,598)    $(11,187)   $(14,003)    $(17,075)
                                        =======    =======      ========        ========     ========    ========     ========


     Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

LIQUIDITY AND CAPITAL RESOURCES


     On March 31, 2000, we completed our IPO and raised net proceeds of approximately $52.4 million through the sale of 5,000,000 common shares. In addition, we raised an aggregate of $97.5 million of gross proceeds through the sale of 7,000,291 shares of Series C preferred stock in December 1999 and January 2000. In May 1999, we issued 3,750,0000 shares of Series B preferred securities in exchange for an aggregate purchase price of $15.0 million. Between July 1998 and December 1998, we issued 3,207,815 shares of Series A preferred securities in exchange for an aggregate purchase price of $4.9 million. Prior to July 1998, we financed our operations and growth entirely from internally generated cash flow and capital contributions from founders. As of September 30, 2000, we had $53.5 million of cash and cash equivalents, excluding cash held for clients, and held $43.8 million in short-term investments.



     Net cash used in operating activities was $26.8 million for the nine months ended September 30, 2000, and $26.0 million and $2.3 million for the years ended December 31, 1999 and 1998, respectively. Net cash used in operating activities for each of these periods primarily consisted of net losses partially offset by non-cash items such as stock-based compensation and depreciation and amortization. Net cash provided by operating activities was $312,000 for the fiscal year ended December 31, 1997.



     Net cash used in investing activities was $52.5 million for the nine months ended September 30, 2000, which consisted of purchases of fixed assets of $6.4 million, primarily computer equipment to support the ARTISTdirect Network, leasehold improvements to our corporate offices, the purchase of short-term investments of $43.7 million and $2.0 million relating to the purchase of Mjuice.com, Inc. Net cash used was $4.4 million, $514,000 and $101,000 for the years ended December 31, 1999, 1998 and 1997, and consisted primarily of fixed asset purchases.



     Net cash provided by financing activities was $63.7 million for the nine months ended September 30, 2000. Net cash provided by financing activities for the nine months ended September 30, 2000 was principally attributable to the proceeds of our initial public offering in March 2000 in which we raised approximately $52.4 million, net of underwriters' discounts and expenses, and $10.4 million raised from the sale of Series C preferred stock in January 2000, net of offering costs.



     Net cash provided by financing activities was $97.6 million for the year ended December 31, 1999, and $4.6 million for the fiscal year ended December 31, 1998. Net cash provided by financing activities during each of these periods primarily consisted of cash proceeds from the following issuances of preferred securities:



     - Between July 1998 and December 1998, we issued 3,207,815 shares of Series A preferred securities in exchange for an aggregate purchase price of $4.9 million.



     - In May 1999, we issued 3,750,000 shares of Series B preferred securities in exchange for an aggregate purchase price of $15.0 million.



     In December 1999, we issued an aggregate of 5,905,374 shares of Series C preferred shares for a total purchase price of $82.25 million. In addition, in January 2000 we issued 1,094,917 shares of Series C preferred stock for $15.25 million. All of the Series C preferred shares were automatically converted into 10,156,252 shares of common stock upon the closing of our initial public offering based upon the initial offering price of $12.00.



     As of September 30, 2000 our principal commitments consisted of obligations outstanding under operating leases and employment contracts. We will need to spend significant amounts for sales and marketing, content development and technology and infrastructure development.


     We currently anticipate that our available cash resources will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. There can be no assurance, however, that the underlying assumed levels of revenues and expenses will prove to be accurate. Although we do not currently have any specific material capital commitments beyond such 12-month period, if we are unsuccessful in generating sufficient cash flow from operations, we may need to raise additional funds in future periods through public or private financings, or other arrangements to fund our operations and potential acquisitions. If any additional financing is needed, we might not be able to raise capital on reasonable terms or at all. Failure to raise capital when needed could seriously harm our business and operating results. If additional funds were raised through the issuance of equity securities, the percentage of ownership of our stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to our common stock. We currently do not have any plans for future equity offerings.

YEAR 2000

     To date we have not experienced any known material Year 2000 problems in our products, our internal systems or facilities, or the products, systems and services of third parties. We will continue to monitor our mission critical computer applications and those of our suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly. We did not incur material costs to identify and address specific Year 2000 compliance issues. We could however incur additional costs in addressing any residual Year 2000 issues, which could have a material and adverse effect on our business.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


     The Financial Accounting Standards Board recently issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective date of FASB Statement No. 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or (3) foreign currency exposures on net investments in foreign operations. We are required to adopt SFAS No. 133 for the quarter ended September 30, 2000. The adoption of SFAS No. 133 is not expected to have a material impact on our consolidated financial statements.



     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, Revenue Recognition in Financial Statements. SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements of all public registrants. Any change in the Company's revenue recognition policy resulting from the implementation of SAB 101 would be reported as a change in accounting principle. In June 2000, the SEC issued SAB 101B which delays the implementation date of SAB 101 until the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The adoption of SAB 101 is not expected to have a material impact on our consolidated financial statements.



     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," which is an interpretation of APB Opinion No. 25. Interpretation No. 44 became effective July 1, 2000, but certain elements of the interpretation apply to events occurring after December 15, 1998 and January 12, 2000. Interpretation No. 44 clarifies the application of APB Opinion No. 25 for certain issues, including (a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a stock option plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award and (d) the accounting for an exchange of stock compensation awards in a business combination. The adoption of Interpretation No. 44 is not expected to have a material impact on our consolidated financial statements.

                                    BUSINESS

OVERVIEW


     We are an online music company that connects artists directly with their fans worldwide. We provide music entertainment through our ARTISTdirect Network, an integrated network of Web sites offering multi-media content, music news and information, community around shared music interests, and music-related commerce. As of September 30, 2000, ARTISTdirect featured 126 unique, artist-owned ARTISTchannels, and had signed agreements to launch channels with an additional 9 artists. The ARTISTdirect Network also features the UBL, a music search engine on the Web, iMusic, a popular online community where fans exchange music interests and commentary and DOWNLOADSdirect, a feature which allows users to download music and upload music and other information to the ARTISTdirect Network. During September 2000, users viewed more than 90 million pages in our ARTISTdirect Network.


     - ARTISTchannels -- customized Web sites that we build, operate and maintain on behalf of each of our artists, directly linking artists and fans. These sites provide artists with a unique opportunity to control the programming, promotion and distribution of a broad range of their products and services. Artists share in revenue generated by their ARTISTchannel. These sites also provide consumers with a single destination to access a large selection of artist-specific music, merchandise and content. A selection of artists with ARTISTchannels includes:


      Aerosmith                   Chris Cornell               Metallica
      Backstreet Boys             Cypress Hill                *NSYNC
      Beastie Boys                Def Leppard                 Tom Petty
      Beck                        Kenny G                     Red Hot Chili Peppers
      Clint Black                 Korn                        Robbie Williams
      Cher                        Limp Bizkit                 The Who


     - The Ultimate Band List -- a comprehensive online music search engine and resource for music information. The UBL provides information on more than 100,000 artists across numerous musical genres, featuring news, concert information, artist biographies, album reviews, contests, promotions, music samples and downloads. The UBL also offers links to thousands of other Web sites in the online music community;

     - iMusic -- a highly trafficked music-oriented online community providing chats, message boards and fan clubs relating to specific artists and general music topics. iMusic allows fans to communicate with others around the world to share interests and commentary about their favorite music and artists. iMusic also serves as a platform for fans to interact directly with their favorite artists through hosted chats and fan conferences that we organize periodically;


     - The ARTISTdirect Superstore -- a retail site offering a wide selection of music titles and a wide selection of artist merchandise. The ARTISTdirect Superstore complements the ARTISTchannels by offering music and merchandise from a wider range of artists;



     - DOWNLOADSdirect -- a feature which enables users to download music from the ARTISTdirect Network. Users can also upload their music and other information to the ARTISTdirect Network, making such content available to other users; and



     - ARTISTtv -- a site for broadband programming on the ARTISTdirect Network.



     We also operate a music talent agency, the ARTISTdirect Agency. Prior to June 30, 2000, we also managed a traditional record label, Kneeling Elephant Records. Marc Geiger, our Chief Executive

Officer, Don Muller, our President of ARTISTdirect Agency, Steve Rennie, our President of the UBL and Nick Turner, our Vice President, ARTISTchannels, have 18, 14, 20 and 20 years of experience, respectively, in the music industry. We believe that our management team's extensive music industry experience and its understanding of the needs of artists and music consumers provide us with a distinct advantage in pursuing opportunities arising from the convergence of the music industry and the Internet.

STRATEGIC RELATIONSHIPS


     In November and December 1999, we entered into strategic relationships with four of the five major music companies: Universal Music Group, Inc., BMG Entertainment, Sony Music, and Time Warner Inc. We also entered into a strategic relationship with an affiliate of Cisneros Television Group, a leading pay television content provider in Latin America and Yahoo! a leading global Internet company. These companies invested an aggregate of $97.5 million cash in ARTISTdirect in connection with these strategic relationships and represent four of the five major music companies, who together accounted for 74.6% of U.S. music albums shipped in the year ended December 31, 1999.


     UNIVERSAL MUSIC GROUP

     Our agreement with Universal Music Group has a term of three years and provides us with the right to use, on a non-exclusive basis, content related to Universal's artists as this material is generally made available to other companies. This material may include music and music-related content such as new releases, music videos, music audio samples, cybercasts, photographs, album covers, concert film clips, biographical information, promotional merchandise and similar materials. Universal will also, from time to time, provide to us the right to license special content such as exclusive or semi-exclusive cybercasts and chats with Universal's artists. The fee for this content will be negotiated on a case-by-case basis. We are required to purchase a minimum of $1.0 million of content each year, and an aggregate of $4.0 million of content over the term of the agreement from Universal pursuant to the agreement. We will provide Universal with marketing support, including advertising, marketing services, data, data analyses and other promotional services on terms to be negotiated. Universal is required to purchase a minimum of $1.0 million marketing support each year, and an aggregate of $4.0 million of marketing support over the term of the agreement from us. Universal also invested $30.0 million in connection with this strategic relationship.

     BMG ENTERTAINMENT

     Our agreement with BMG Entertainment has a term of three years and provides us with the right to use, on a non-exclusive basis, content related to BMG's artists as this material is generally made available to other online music companies. This material may include music and music-related content such as new releases, electronic press kits, music audio samples, cybercasts, photographs, album covers, concert film clips, biographical information, promotional merchandise and similar materials. BMG will also make available to us special content such as exclusive or semi-exclusive cybercasts, chats with BMG artists and digital downloads. The fee for this content will be negotiated on a case-by-case basis. BMG will have the right to designate a specified number of its artists' Web sites to be integrated into the UBL search engine and to designate a specified number of its artists to be featured on our Web site. We will also provide BMG with marketing support, including advertising, marketing services, data, data analyses and other promotional services on terms to be negotiated. In addition, we will work with BMG to create a series of links between our Web sites and BMG's Web sites. BMG also invested $15.0 million in connection with this strategic relationship.

     SONY MUSIC ENTERTAINMENT

     Our agreement with Sony Music Entertainment has a term of two years and provides us with a limited license to use audio and video excerpts and front album cover artwork owned by Sony. Sony will consider reasonable requests from us regarding promotions involving Sony artists that have an ARTISTchannel with us. We are required to provide, on each of our Web sites that contains a recording by, or video of, a Sony artist, an active link to the artist's Web site or to the ARTISTchannel for that particular artist. We are also required to provide Sony with usage and sales information related to Sony recordings. Sony also invested $15.0 million in connection with this strategic relationship.

     TIME WARNER AND MAVERICK RECORDING COMPANY

     We entered into two-year Webcasting, video license, audio sample and marketing agreements with both Time Warner and Maverick Recording Company. The Webcasting agreements provide us with a limited non-exclusive license to transmit their sound recordings and display associated album cover art, in each case, subject to specified conditions. We will pay a transmission fee for each transmission. The video license agreements provide us with a limited non-exclusive license to use Time Warner's and Maverick's videos on a revenue sharing and per-use basis. The audio sample agreements provide us with non-exclusive licenses to use audio samples of up to 30 seconds in length for promotional purposes. The marketing agreements require Time Warner and Maverick to make the UBL their preferred non-commerce music search engine on their Web sites, and we are required to prominently feature their artist sites and advertisements in connection with search results from the UBL pertaining to their respective artists. Time Warner also invested $14.0 million and Maverick invested $1.0 million in connection with this strategic relationship.

     CISNEROS TELEVISION GROUP

     We have agreed to establish a 50/50 joint venture with affiliates of Cisneros Television Group to develop an Internet music portal featuring content and e-commerce opportunities targeted to Spanish and Portuguese speaking audiences in Latin America and the United States. We will provide technical expertise and content valued at $55.0 million and an affiliate of Cisneros Television Group will provide content and advertising and promotional support valued at $55.0 million. In particular, we are obligated to contribute licenses to our proprietary software, provide technical assistance, sign a specified number of artists to operate their Web sites for the joint venture and to contribute or obtain content with respect to a specified number of artists. An affiliate of Cisneros Television Group is required to provide access to its media distribution channels, advertising, and licenses to some of its programming.

     The initial term of the venture is for fifty years and may be extended for additional ten-year periods. Each of us may also be required to make up to an aggregate of $20.0 million in capital contributions from time to time on a pro-rata basis. An affiliate of Cisneros Television Group will receive an aggregate fee of approximately $510,000 for providing management and back-office services for the first two years of the agreement. Data generated by the joint venture will be licensed to both us and an affiliate of Cisneros Television Group for a fee and content created or acquired by the joint venture will be licensed to both us and an affiliate of Cisneros Television Group on a royalty-free basis. After the thirtieth month of the agreement, an affiliate of Cisneros Television Group will have the right to cause a roll-up of the joint venture so that the affiliate's equity interests in the joint venture are exchanged for our common stock on a fair market value basis. The shares of our common stock that Cisneros Television Group's affiliate receives in the roll-up will be subject to the registration rights agreement discussed on page 98. An affiliate of Cisneros Television Group invested $20.0 million in ARTISTdirect in connection with this strategic relationship.

     YAHOO!


     In December 1999, we entered into an advertising and promotion agreement with Yahoo!, pursuant to which we purchased media placement on Yahoo! and became one of the two premier music merchants featured on certain pages in Yahoo!'s music site. We also issued Yahoo! a warrant to purchase shares of our common stock. See "Description of Capital Stock -- Warrants" on page 107 for more information on this warrant. Through September 30, 2000 we paid $9.3 million under this agreement.



     On November 7, 2000, we amended this agreement such that it will now terminate as of December 31, 2000. In connection with the amendment, Yahoo! will deliver certain additional page views containing our banners on various Yahoo! properties. Under the amendment, we have no additional payment obligations to Yahoo!.


DISTRIBUTION AND CONTENT RELATIONSHIPS

     GO NETWORK

     In December 1999, we entered into an eighteen-month co-marketing agreement with ABC News Internet Ventures, an affiliate of The Walt Disney Company. Under the agreement, we provide distribution on the ARTISTdirect Network of selected content developed by Wall of Sound, a music-oriented web site owned and operated by ABC News Internet Ventures, and selected content developed by us is distributed in the music area of the GO Network (http://wallofsound.go.com). Each party's selected content may contain links back to its Web site. Over the term of the agreement, should one party receive traffic from the other party's site significantly in excess of the traffic it directs to the other party's site, the agreement provides for the delivery of advertising inventory to compensate for the shortfall.

     CHUMCITY INTERNATIONAL


     In November 1999, we entered into a strategic alliance agreement and a three-year programming license agreement with CHUMcity International Ltd., a member of the CHUM group. The strategic alliance agreement contemplates that the parties will collectively produce a series of music events which they will jointly own and exploit. Under the programming license agreement, we are allowed access to CHUM's music library for exploitation over the Internet. This license is not exclusive and is subject to limitations imposed by CHUM's existing obligations to third parties. We are paying CHUM a fixed license fee over the term of the programming license agreement.


INDUSTRY BACKGROUND

     THE MUSIC INDUSTRY


     Music is one of the most popular forms of entertainment worldwide and a multi-billion dollar consumer industry. Concert tours also generate significant revenue for the music industry. In addition, the music industry generates substantial advertising, sponsorship, promotional and merchandise revenue related to music events and individual artists.


     The music industry identifies artists and develops, promotes and distributes their content. The high cost associated with development, promotion and distribution has led artists to rely on third parties such as record labels, merchandisers and tour promoters. Consequently, artists have had limited ability to control how they are marketed to consumers, to identify and communicate directly with their fans and to maximize their economic participation in all available revenue streams.

     The experience of the typical music consumer has been fragmented and inefficient. Music consumers have had to search a variety of media to find music news and information and have had to purchase compact discs, tickets and merchandise through different retail channels. Goods, such as apparel and other artist merchandise, have been difficult to find and frequently available only at concerts or selected retail outlets. For music fans, opportunities to interact with their favorite artists and fellow enthusiasts have been limited.

     THE INTERNET OPPORTUNITY

     The Internet has emerged as a platform that allows millions of people worldwide to deliver and receive information rapidly, create virtual communities around shared interests and engage in electronic commerce. This has made the Internet an important new medium for music, dramatically altering the way consumers search for, discover, listen to and purchase music. The Internet offers:

     - efficient reach to a worldwide audience;

     - convenient access to a vast offering of musical content and services;

     - ongoing flexibility to tailor products and services to consumer interests and market dynamics;

     - digital distribution of music;

     - consumer personalization of the music experience; and

     - timely collection of customer preferences and demographics for targeted advertising and promotion.


     Artists have begun to view the Internet as a platform to gain greater control over the programming, promotion and distribution of their music and related merchandise and to communicate directly with their fans. Consumers have adopted the Internet to locate music information, share interests and discover and buy music. We believe that the features of the Internet and the common demographics of music consumers and Internet users present an opportunity to reshape the music industry. Artists now have the opportunity to exert greater control over the programming, promotion and distribution of their music and consumers can now search for, discover and purchase music and related merchandise and content at a single destination.


OUR SOLUTION

     BENEFITS TO ARTISTS

     By providing artists with a platform to develop their presence on the Web, we enable artists to assume more creative control over their image, promote their music in innovative ways, interact with their fans, extend their reach and participate in incremental revenue streams. Our benefits to artists include:

     Artist-controlled Online Media Channel. We offer artists an online media presence, the ARTISTchannels, to create, present, promote and distribute their content. The ARTISTchannels include auto-publishing tools, content management features, and capabilities for advertising and direct marketing and electronic commerce. Our technology enables us to quickly launch customized Web sites for our artists. Artists actively collaborate on the design, content and other features of their ARTISTchannels. With continuing advances in broadband technology and standards for digital music distribution, we believe the ARTISTchannels will emerge as the artists' preferred platform for the full range of their content, commerce and community activities on the Internet.

     Closer Relationships with Fans. The ARTISTchannels promote greater fan affinity and loyalty by directly linking artists and fans. Artists can use the ARTISTchannels to provide content and products to fans, including artist news, concert information, music and video programming, exclusive chats, ticket giveaways and fan club activities. Artists can also solicit the views of fans on new music, live performances and music videos. A better understanding of their fans enables artists to develop relevant content for their ARTISTchannels, promote their music more effectively and create new revenue opportunities.

     Access to Traffic from the ARTISTdirect Network. We attract, aggregate and retain consumers within the ARTISTdirect Network through our compelling content and commerce offerings, thereby providing our artists the opportunity to tap into an active community of millions of music fans. The ARTISTchannels can be accessed directly or through the ARTISTdirect Network, allowing artists the opportunity not only to reach their existing audience, but to broaden their fan base as well. As a heavily trafficked music destination on the Internet, we aggregate global consumer traffic, collect targeted fan information and generate incremental revenue from electronic commerce and advertising for the shared benefit of the artist and ARTISTdirect.

     New Revenue Opportunities. We provide artists with a number of incremental revenue opportunities, including from music and related merchandise sales and auctions, advertising and direct marketing. Our sites significantly increase consumers' access to artist merchandise previously available only at concert venues or selected retail locations. We also assist artists in developing original merchandise items for sale through their sites. We believe that our revenue-sharing with artists provides incentives for them to actively promote their ARTISTchannels and the ARTISTdirect Network.

     Direct Marketing Opportunities. We encourage fans to provide identifying information that allows the artists to develop consumer databases through their ARTISTchannels. Artists use this database information to communicate important news, upcoming music releases, live appearances or online events that are targeted to a particular fan base. Data may be also used to develop artist-approved targeted advertising and marketing opportunities. Artists have access to detailed information about how many people visited their sites, listened to or downloaded their music and purchased compact discs. We maintain each artist database and share any revenue generated through its use with the artist.

     New Platform for Digital Distribution. The Internet represents an important new platform for digital music distribution. As the music industry develops standards for secure digital distribution, we are implementing the infrastructure and systems for digital distribution through the ARTISTdirect Network. We currently allow free digital downloads of promotional music and a variety of streaming audio services through the DOWNLOADSdirect area of the ARTISTdirect Network. We have entered into a definitive agreement to acquire Mjuice.com, a Web site offering secure mp3 downloads, some of which are available free and some on a pay basis. We intend to provide artists with a broad array of opportunities to generate revenue from digital music distribution, including pay-per-download, subscription services and advertising or sponsor-supported services.

     BENEFITS TO CONSUMERS

     Our ARTISTdirect Network offers a comprehensive one-stop destination for the music consumer. Our benefits to consumers include:

     Direct Connection to Artists. Our ARTISTchannels provide a unique fan experience. Consumers have access to content specifically created or endorsed by their favorite artists, as well as official artist news and concert information, music, merchandise, special promotions and other benefits. Special promotions have included opportunities to meet artists, concert ticket giveaways, trips to live concerts, online fan conferences with artists, exclusive music downloads and exclusive videos. Consumers can interact with artists and offer direct feedback on new releases, concert performances and videos.

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

     Comprehensive Music Resource. The ARTISTdirect Network includes the UBL, a comprehensive destination for searching, discovering and enjoying music content. The UBL is an online search engine and database of more than 100,000 artists covering a wide variety of musical genres, organized links to other Internet music resources, news, concert information, artist biographies, album reviews, contests and promotions, music samples and downloads. The UBL is designed to encourage user participation by allowing users to create entries in the artist database and links from the UBL to music sites elsewhere on the Internet. The UBL also includes tools to allow artists to upload content, including biographies, pictures and music for the benefit of their fans.

     Rich Community Features. Our iMusic community site provides chats, message boards, fan clubs and personalization tools relating to both specific artists and more general music topics. Our site enables fans around the world to share interests and commentary about their favorite music and artists and facilitates their discovery of new music. iMusic also serves as a platform for fans to interact directly with their favorite artists through hosted chats and fan conferences.

     Comprehensive Shopping Destination. The ARTISTdirect Network brings together many of the disparate elements of the music shopping experience. Music consumers can purchase and pre-order a full range of recorded music and shop for artist-related merchandise, including some items available only through ARTISTdirect. In addition, our content, downloadable music, weekly specials and auctions enhance the consumer experience. The UBL and iMusic provide relevant information to help consumers make purchasing decisions.

     Access to Online Digital Distribution. We currently allow free digital downloads of promotional music and provide users with a variety of streaming audio services through the DOWNLOADSdirect area of the ARTISTdirect Network, including some content that is available only through ARTISTdirect. As digital distribution becomes commercially viable, we plan to offer consumers many ways to acquire and experience music, including subscription services, pay-per-download and advertising or sponsor-supported services.

BUSINESS STRATEGY

     Our objective is to be the leading provider of music entertainment, information, community and electronic commerce on the Internet. Our strategy is to:


     Add ARTISTchannels. We intend to add ARTISTchannels by continuing to market the benefits of our unique ARTISTchannel model to high-profile artists. We intend to add artists from U.S. and international markets and a variety of music genres. We are currently in discussions with more than 34 additional artists whose popularity makes them excellent candidates for ARTISTchannels. We believe that our ARTISTchannel model, current roster of prominent artists and experienced, artist-oriented management team will enable us to attract additional artists to expand the ARTISTdirect Network.



     Build Brand Awareness. We intend to establish ARTISTdirect as the leading brand for online music entertainment. We intend to use both online and offline marketing channels to reach consumers and promote the ARTISTdirect brand name. In addition, we will continue to encourage our artists to use their album releases, concert tours and personal appearances to promote their ARTISTchannels. Through the ARTISTdirect Agency, we intend to create ARTISTdirect-branded concerts and concert tours that will include both media and venue promotion.


     Enhance Our Users' Experience. We intend to add features and content to the ARTISTdirect Network to enhance our users' experience. We plan to help our users discover new music by providing personalization tools, targeted recommendations, digital downloads and streaming audio and video. For example, we have expanded our digital download area and will seek to provide exclusive downloads from well-known artists. The technologies we will use to add features and content to the ARTISTdirect Network will be based on commercial packages provided by third-party suppliers. We plan to integrate these packages by using the provider's service department, outside consultants and our internal staff, depending on the application.

     Exploit Our Unique Assets. We intend to exploit our uniquely integrated assets, broad reach and experienced, artist-oriented management team to differentiate ourselves from companies with less comprehensive offerings. For example, we aim to:

     - offer selected artists a range of services, including live performance booking through our talent agency; development, marketing and promotion through our record label; and online programming, promotion and distribution through both an ARTISTchannel and the ARTISTdirect Superstore;

     - cross-promote specific ARTISTchannels to the audiences of the UBL and iMusic, as well as to the audiences of other ARTISTchannels;

     - develop branded live events and tours sponsored by advertisers and merchants; and

     - enable advertisers and merchants to deliver their messages to the audience of the entire ARTISTdirect Network or to targeted audiences within the ARTISTdirect Network.

     Pursue Additional Revenue Streams. We intend to increase revenue from existing sources and add new revenue streams. New revenue opportunities include:

     - digital distribution of music: As the music industry develops standards for secure digital distribution, we plan to provide consumers with a variety of products and services that will generate revenue from sales of digital music and subscription fees;

     - database marketing: We plan to derive revenue from our growing databases of consumer information and preferences. Our databases enable us to create affinity groups and frequent buyer programs, promote existing artists more effectively, and assist advertisers and merchants in targeting specific audiences;

     - international markets: We will pursue opportunities to obtain and distribute localized ARTISTdirect content and merchandise in international markets; and

     - ancillary network opportunities: Our network will allow us to pursue a variety of incremental revenue, for example, by offering a tiered menu of subscription services and syndicated content for use both online and offline.

ARTISTDIRECT BUSINESS UNITS

     ARTISTDIRECT NETWORK

     The ARTISTdirect Network is comprised of the ARTISTchannels, the UBL, iMusic, DOWNLOADSdirect and the ARTISTdirect Superstore.

     ARTISTchannels. Our ARTISTchannels are designed to strengthen the relationship between artists and their fans and to provide a wide range of content, including news, tour information, music samples and special offers, community, including artist-hosted chats, fan clubs and message boards, and products, including music, merchandise and collectibles. These Web sites are individually designed for, and owned by, the artists and are produced and operated by ARTISTdirect. Each ARTISTchannel contains an official online store where consumers can shop directly from the artist. These stores benefit the artist by making both their music and merchandise available to fans 24 hours a day, resulting in

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

incremental sales. For fans, a large selection of artist-specific music and merchandise is readily available in one place, combined with content and community features.

     The ARTISTchannels are typically operated under a contractual arrangement with the artist, under which ARTISTdirect undertakes to design, host and regularly update the ARTISTchannel, to promote the ARTISTchannel via the ARTISTdirect Network, and to provide a complete electronic commerce solution that includes order and credit card transaction processing, inventory management and warehousing, order fulfillment, and online and toll-free telephone customer service. The artist agreements further provide that the artists share in the various types of revenue generated by their sites, including from sales of music and other products, as well as from advertising. The ARTISTchannels are accessible directly using their specific Web site addresses, or through the ARTISTdirect home page or the UBL. Many artists take an active role in promoting their ARTISTchannels, displaying their Web site addresses in album packaging, in advertising, on merchandise and in fan club communications.

     As broadband technology continues to advance, we expect artists to use their ARTISTchannels as platforms for a broader array of programming, including music videos, live video chats, fan conferences, Webcasts and access to archives of pre-recorded content. We also expect artists to use the databases we are building on their behalf to market new music and merchandise directly to fans and offer those fans benefits for loyalty and active purchasing.

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

Our current roster of ARTISTchannels includes:

Aerosmith
www.aerosmithdirect.com

American Pearl


www.americanpearldirect.com


Tori Amos
www.toriamosdirect.com

B-52s
www.theb52sdirect.com

Backstreet Boys
www.bsbdirect.com

Beastie Boys
www.grandroyaldirect.com

Beck
www.beckdirect.com

Jeff Beck
www.jeffbeckdirect.com

George Benson
www.georgebensondirect.com

Bjork
www.bjorkdirect.com


Clint Black

www.clintblackdirect.com

Frank Black
www.frankblackdirect.com

Black Crowes
www.blackcrowesdirect.com

blink-182
www.loserkids.com

Bone Thugs 'N' Harmony
www.bonethugsdirect.com

Boney James


www.boneyjamesdirect.com


Mariah Carey
www.mariahcareydirect.com

Cher
www.cherdirect.com

Dick Clark
www.dickclarkdirect.com

Coal Chamber
www.coalchamberdirect.com

Collective Soul
www.collectivesouldirect.com

Chris Cornell
www.chriscornelldirect.com

Counting Crows
www.countingcrowsdirect.com

David Crosby
www.crosbycprdirect.com

Sheryl Crow
www.sherylcrowdirect.com

CSNY
www.csnydirect.com

Cypress Hill
www.cypresshilldirect.com

Def Leppard
www.deflepparddirect.com

DMX
www.dmxdirect.com

Dr. Dre
www.drdredirect.com

Eagle Eye Cherry
www.eagleeyecherrydirect.com

Eels


www.eelsdirect.com


Eminem
www.eminemdirect.com

eVe
www.evedirect.com

Eve 6
www.eve6direct.com

Everclear
www.evercleardirect.com

Fastball
www.fastballdirect.com

Bryan Ferry
www.bryanferrydirect.com

Filter
www.filterdirect.net

Flying Other Bros.


www.flyingotherbrosdirect.com


Foo Fighters
www.foofightersdirect.com

Galactic
www.galacticdirect.com

Vince Gill
www.vincegilldirect.com

Godsmack
www.godsmackdirect.net

Guns N' roses


www.gunsnrosesdirect.com


(hed) P.E.


www.hedpedirect.com


Ice Cube
www.icecubedirect.com

Incubus
www.incubusdirect.com

Indigo Girls
www.indigogirlsdirect.com

Chris Isaak
www.chrisisaakdirect.com

Janet Jackson
www.janetjacksondirect.com

k.d. lang


www.kdlangdirect.com


Kenny G
www.kennygdirect.com

BB King
www.bbkingdirect.com

Korn
www.korndirect.com

Lenny Kravitz
www.lennykravitzdirect.com

Limp Bizkit
www.limpbizkitdirect.com

Kenny Loggins
www.kennylogginsdirect.com

Long Beach Dub Allstars
www.longbeachdubdirect.com

Barry Manilow


www.manilowdirect.com


Aimee Mann
www.aimeemanndirect.com

Marilyn Manson
www.marilynmansondirect.com

Matchbox Twenty
www.matchbox20direct.com

Megadeth
www.megadethdirect.com

Metallica
www.metallicadirect.com

Mighty Mighty Bosstones
www.bosstonesdirect.com

Monster Magnet
www.monstermagnetdirect.com

Ricky Martin
www.rickydirect.com

Mandy Moore
www.mandymooredirect.com

Mike Ness
www.mikenessdirect.com

*NSYNC
www.nsyncdirect.com

Stevie Nicks
www.stevienicksdirect.com

No Doubt
www.nodoubtdirect.com

The Offspring
www.offspringdirect.com

Orgy


www.orgydirect.com


Ozzy Osbourne
www.ozzydirect.com

Pantera
www.panteradirect.com

Papa Roach


www.paparoachdirect.net


Patty Loveless
www.pattylovelessdirect.com

Pearl Jam
www.pearljamdirect.com

Tom Petty
www.tompettydirect.com

Powerman 5000
www.pm5kdirect.com

Primus
www.clubbastardo.com

Rage Against The Machine
www.ratmdirect.com

Rancid
www.ranciddirect.com

Red Hot Chili Peppers
www.chilipeppersdirect.com

Lou Reed
www.loureeddirect.com

Diana Ross/Supremes
www.dianarossdirect.com

Semisonic
www.semisonicdirect.com

Brian Setzer
www.briansetzerdirect.com

Sevendust
www.sevendustdirect.com

Silverchair
www.silverchairdirect.com

Slayer
www.slayerdirect.com

Social Distortion


www.socialddirect.com


Sonic Youth
www.sonicyouthdirect.com

Soul Coughing
www.soulcoughingdirect.com

Spinal Tap


www.spinaltapdirect.com


Stabbing Westward
www.stabbingwestwarddirect.com

Staind


www.stainddirect.com


Static X
www.staticxdirect.com

Steps
www.stepsofficial.com

Stone Temple Pilots
www.stpdirect.com

Sugar Ray
www.sugarraydirect.com

Sublime
www.sublimedirect.com

Sunny Day Real Estate


www.sdredirect.com


Matthew Sweet
www.matthewsweetdirect.com

System of a Down
www.soaddirect.com

TheThe


www.thethedirect.com


Pam Tillis
www.pamtillisdirect.com

Too $hort
www.tooshortdirect.com

Toto
www.toto99direct.com

Tina Turner
www.tinaturnerdirect.com

Vast


www.vastdirect.com


The Who
www.thewhodirect.com

Robbie Williams
www.robbiewilliamsdirect.com

Dwight Yoakam
www.dwightyoakam.net

Neil Young
www.neilyoungdirect.com

Rob Zombie
www.robzombiedirect.com

ZZ Top
www.zztopdirect.com

     In addition to the ARTISTchannels already launched, we have agreements in place for the launch of additional ARTISTchannels for artists such as:


Danielle Brisebois            Tony Iommi                 Wallflowers
DJ Shadow                     Remy Zero
Perry Farrell                 James Taylor


     Based on our recent experience, we generally launch new ARTISTchannels within 3 to 4 months after an agreement has been signed.

     The UBL. The UBL is a music-specific Internet search engine. The UBL serves as a comprehensive resource for music information relating to specific artists, various genres and a wide range of events. The UBL combines content generated by our staff with third-party content either licensed for use on our Web site or accessible using edited links to other Web sites. Users have ready access to artist profiles, music downloads, tour information, contests, Internet radio, Webcasts and other content. The UBL allows users to add or update their own information about their favorite artists. We believe that this process, together with links to other music content sites, has made the UBL one of the most comprehensive databases of bands available on the Web. The UBL currently contains information regarding more than 100,000 artists and contains links to thousands of other music-related sites.


     iMusic. We believe iMusic is one of the most active music-specific community sites on the Internet. iMusic offers message boards, text chats, video chats, fan conferences and other opportunities for fans to interact with each other and with artists. We host a regular series of artist chats and conferences, providing users with the opportunity to interact and communicate with their favorite artists. We plan to introduce e-mail and personal home page services through iMusic in the near future.



     DOWNLOADSdirect. In October 1999, we added an area within the ARTISTdirect Network devoted to music downloads. We provide users with a selection of free downloads chosen by the editorial staff of the UBL. Some of these downloads are made available to us on an exclusive basis from artists. In addition, we enable users to upload their music, biography and picture, and then we make this content available to other users. We plan to expand this area to include a larger number of downloads and to allow for downloads on a pay or subscription basis.


     ARTISTdirect Superstore. The ARTISTdirect Superstore is a retail center for leading brands and artists, offering recorded music and related merchandise. The ARTISTdirect Superstore offers a wide selection of music titles and merchandise for a broad range of artists, including those with an ARTISTchannel who want to reach a broader audience of music consumers.


     ARTISTtv. In September 1999, we added ARTISTtv to the ARTISTdirect Network. ARTISTtv is a site for broadband programming on the ARTISTdirect Network, offering artist-related video material.


     ARTISTDIRECT AGENCY


     The ARTISTdirect Agency is a music talent agency that procures live performance and concert touring appearance engagements, and seeks advertising and sponsorship opportunities, for a roster of high-profile artists. In connection with our agency activities, we have conceived, developed, managed and promoted integrated series of live concert tours and festivals, including the Sno-Core Tour, a punk rock winter snowboard lifestyle tour. We believe that our agency services enhance the relationships we have with many of our artists for whom we also host ARTISTchannels. These services also enable us to identify potential sponsorship opportunities for the advertisers with whom we have relationships. We typically receive 10% of the net revenue generated from agency-provided services. For the nine months ended September 30, 2000, we derived 16% of our revenue from commissions generated by the ARTISTdirect Agency. For the year ended December 31, 1999, we derived 13% of our revenue from commissions generated by the ARTISTdirect Agency. Currently, the ARTISTdirect Agency roster includes over 80 acts.



     KNEELING ELEPHANT RECORDS


     Prior to June 30, 2000, ARTISTdirect managed Kneeling Elephant Records, an independent record label, pursuant to a label agreement with RCA Records. RCA provided all funding for the label and owned the rights to all sound recordings made under artist agreements during the initial three year term of the label agreement. During the term of the agreement, RCA provided overhead advances, funding for artist advances and recording costs and marketing resources for a minimum of three artists per year.

Kneeling Elephant found new talent and negotiated contracts, including royalties, advances and artist development, and worked with RCA's marketing, promotion, publicity and sales force to develop a marketing strategy for each album. Manufacturing, packaging and distribution were handled by RCA's affiliated worldwide distribution network. Kneeling Elephant participated on a royalty basis in the proceeds of the albums recorded during the term. The label agreement terminated in June 2000 and the artists signed to the label remained with RCA upon the label agreement termination. We are currently evaluating a plan to continue with the record label business, in which case, we will be responsible for signing new artists and funding the label's future operations unless we are able to enter into a third party funding arrangement, such as we had with RCA.


     For the nine months ended September 30, 2000, we derived 2% of our revenue from our Kneeling Elephant Records label. For the year ended December 31, 1999, we derived 8% of our revenue from our Kneeling Elephant Records label.


INFRASTRUCTURE AND OPERATIONS

     TECHNOLOGY

     Our infrastructure is designed to be integrated, scalable, reliable and secure. The software that we use supports the acquisition, management and publication of content on our Web sites.

     Our Web sites and servers for content, applications, database and electronic commerce are currently hosted at Level(3) Communications in Los Angeles, California, AT&T CerfNet and American Digital Network in San Diego, California and at Digex, Inc. in Cupertino, California, under either co-location or managed server agreements. Some of our digital content is hosted by InterVU in San Diego, California. Our operations depend on these companies' ability to protect their systems against fire, power loss, telecommunications failure, break-ins and other events. These companies provide comprehensive facilities management services, including human and technical monitoring of all production servers 24 hours per day, seven days per week. All Web sites, servers, and systems are monitored continuously. Backups are performed daily. Weekly backups are stored at a remote location.


     Our current e-commerce system is based on SAP software provided to us by Pandesic, LLC, a joint venture between Intel and SAP. Pandesic has announced that it is winding down its business, and while it is not accepting new business, it intends to support existing customers in their transition to a new enterprise resource planning system. Pandesic and SAP have expressed an intent to work with current customers, including us, to attempt a migration to mySAP.com or another SAP-developed solution. Upon Pandesic's cessation of operations, we also have the right to receive the source code and executables for the e-commerce system that had been provided by Pandesic.


     ORDER PROCESSING AND FULFILLMENT

     Our Web sites include an ordering system that is designed to facilitate convenient online purchasing of pre-recorded music and merchandise. Customers can add items to their "shopping cart" while surfing our Web sites. At any time they can securely "checkout", at which time they need to register (if they are new customers), or enter a username and password to retrieve previously saved billing, shipping and credit card information. We verify orders submitted for credit card payment for fraud detection and sufficient funds before we release them for fulfillment. We also accept alternative modes of payment, such as checks and money orders. Credit card numbers are encrypted, and all customer, commerce and transactional data are stored in secure databases protected by firewalls. The transmission of information over the Internet uses Secure Socket Layer security technology verified by VeriSign.

     Alliance Entertainment. In August 1998, we entered into a five-year agreement with Alliance Entertainment Corp. to be our primary supplier of music and music-related information for our

ARTISTdirect Superstore. Alliance owns the All Music Guide, a comprehensive source of artist and album information that is supplied to our users primarily through its integration into the UBL. Alliance fulfills compact discs ordered by our customers and we pay Alliance the wholesale cost plus a fulfillment fee. In addition, Alliance has provided warehouse space for our music-related merchandise that allows the consolidated shipping of customer orders for both music and merchandise. We have integrated our order processing system with Alliance's information systems to assist in fulfillment tracking, inventory management and customer service.

     We maintain very low levels of inventory. Almost all of the music titles available for sale on our Web sites are purchased by us from inventory held by Alliance. Similarly, almost all of the music-related merchandise available for sale is the inventory of the artist. We take physical title to the product at the time of shipment and have ultimate credit and collection risk.

     Giant and Winterland. We entered into a four-year agreement with Giant Merchandising in April 1999 and a three-year agreement with Winterland Concessions Company in June 1999 to supply merchandise on a wholesale basis for both our ARTISTchannels and the ARTISTdirect Superstore. We believe that our inventory management and distribution strategy allows us to offer extensive selection while avoiding the high fixed costs and capital requirements associated with owning and warehousing product inventory as well as the operational effort integral to shipping and delivery.

     We depend on Alliance, Giant and Winterland for timely shipment of products purchased through our Web sites. Alliance currently provides fulfillment services for our ARTISTchannels pursuant to an oral agreement that Alliance may terminate at any time. If we are unable to renew our agreements with these suppliers when they expire, on favorable terms or at all, or if Alliance ceases to provide fulfillment services for our ARTISTchannels, our business could be adversely affected.

     CUSTOMER SERVICE


     We have established an in-house customer service operation currently operating five days per week from 6 a.m. to 11 p.m. Pacific time to respond to customer inquiries, orders and other requests made by phone, fax, e-mail and regular mail. As of September 30, 2000, we employed 24 full-time employees in customer service operations.


SALES AND MARKETING

     ADVERTISING SALES

     We sell advertising and sponsorships to a variety of advertisers seeking to reach one or more of the distinct demographic audiences viewing content in the ARTISTdirect Network. This advertising may take the form of banner ads or sponsorship of specific content areas. Because the ARTISTdirect Network is comprised of a large number of distinct Web sites, advertisers may choose a broad run-of-network campaign or one that is highly targeted based upon the demographics of a particular section within a single site or a grouping of sites. Placement and pricing are negotiated based upon the size of the target audience and the duration and intensity of the campaign desired by the advertiser. Our strategy is to expand the number of advertisers using the ARTISTdirect Network and increase the number of product and service categories represented by these advertisers.


     We derive a significant portion of our revenue from the sale of advertising. For the year ended December 31, 1999 and the nine months ended September 30, 2000, advertising represented 28% and 32% of revenue, respectively. Intel Corporation accounted for 25% and 4% of our advertising revenues for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. Pringles, a division of Procter & Gamble, accounted for 15% and Universal Music Group accounted for 11% of our advertising revenue for the nine months ended September 30, 2000, respectively. As of

September 30, 2000, we employed a direct sales force of 15 people in Los Angeles, New York, Chicago and San Francisco and intend to expand this staff.



     MARKETING AND PROMOTION


     We use a number of methods to create awareness of the ARTISTdirect Network and drive traffic to our Web sites. We have focused much of our online advertising on specific artists, contests, promotions and other events designed to attract interest to our sites. We have also used print and radio advertising to create brand awareness for ARTISTdirect and to promote special events taking place on the ARTISTdirect Network. In addition, we participate in the sponsorship of live music and other industry events that provide prominent visibility for either ARTISTdirect or the UBL and maintain an aggressive public relations program generating press coverage and speaking engagements for our senior executives.

     We also use e-mail direct marketing to communicate with registered users of the ARTISTdirect Network. Campaigns have included direct notification of special merchandise offers, live artist chats, music downloads and non-scheduled live performances. As we continue to build our user databases, we expect to expand the use of e-mail direct marketing to facilitate user retention and create loyalty and affinity programs.

COMPETITION

     The market for the online promotion and distribution of music and music-related products and services is new, highly competitive and rapidly changing. The number of Web sites competing for the attention and spending of consumers and advertisers has increased, and we expect it to continue to increase, because there are few barriers to entry to Internet commerce. In addition, the competition for advertising revenue, both on Web sites and in more traditional media, is intense. We believe that there are more than 150 music retailing Web sites. We compete as follows:

     - for music consumers, advertisers and, to a lesser extent, artist relationships, with providers of music information, community and content such as MTVi, Launch Media, mp3.com, EMusic, CheckOut.com and various other companies;

     - with major online music retailers such as Amazon.com and CDnow in selling music and merchandise;

     - for music consumers and advertisers with online "portals" which have music-oriented sites, including America Online and Yahoo!;

     - for music consumers and artist relationships with traditional music industry companies, including BMG Entertainment, a unit of Bertelsmann AG, EMI Music, a unit of EMI Group, Sony Music Entertainment, a unit of Sony Corporation, Warner Music Group, a unit of Time Warner Inc., and Universal Music Group, a unit of the Seagram Company. Some of these companies have recently established online presences to promote and distribute the music and tours of their respective artists;

     - for music consumers and advertisers with publishers and distributors of traditional media, such as television, radio and print, including MTV, CMT, Rolling Stone and Spin and their Internet affiliates; and

     - with traditional retailers targeting music consumers, including Tower Records and Virgin Megastore and their Internet affiliates, in selling music and merchandise.

     Some of our competitors have agreed to work together to offer music over the Internet, and we may face increased competitive pressures as a result. For example, Universal Music Group and BMG Entertainment have formed a joint venture to operate getmusic.com, an online music site combining programming and e-commerce.


     We believe that we compete primarily on the bases of:

     - the popularity, quality and variety of our ARTISTchannels, including our ability to attract well-known artists;

     - the breadth and quality of the UBL database and the community features of iMusic;

     - the variety, availability and price of music-related merchandise on our sites;

     - the ease of use and consumer acceptance of the ARTISTdirect Network; and

     - the ability to effectively promote our brands.

     Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of our current and potential competitors in the Internet and music entertainment businesses may have substantial competitive advantages to us, including:

     - longer operating histories;

     - significantly greater financial, technical and marketing resources;

     - greater brand name recognition;

     - larger existing customer bases; and

     - more popular content or artists.

     These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products or services than we can. Web sites maintained by our existing and potential competitors may be perceived by consumers, artists, talent management companies and other music-related vendors or advertisers as being superior to ours. In addition, we may not be able to maintain or increase our Web site traffic levels, purchase inquiries and number of click-throughs on our online advertisements. Further, our competitors may experience greater growth in these areas than we do. Increased competition could result in advertising price reduction, reduced margins or loss of market share, any of which could harm our business.

GOVERNMENTAL REGULATION

     The laws and regulations that govern our business change rapidly. Although our operations are currently based in California, the United States government and the governments of other states and foreign countries have attempted to regulate activities on the Internet. The following are some of the evolving areas of law that are relevant to our business:

     CONTENT REGULATION

     Federal, state and foreign governments have adopted and proposed laws governing the content of material transmitted over the Internet. These include laws relating to obscenity, indecency, libel and defamation. We could be liable if content delivered by us or placed on our Web sites violates these regulations.

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

     PRIVACY LAW

     Current and proposed federal, state and foreign privacy regulations and other laws restricting the collection, use and disclosure of personal information could limit our ability to use the information in our databases to generate revenues. In late 1998, the Children's Online Privacy Protection Act, or COPPA, was enacted, mandating that measures be taken to safeguard minors under the age of 13. The FTC promulgated regulations implementing COPPA on October 21, 1999 which became effective on April 21, 2000. The principal COPPA requirement is that individually identifiable information about minors under the age of 13 not be collected, used or displayed without first obtaining informed parental consent that is verifiable in light of present technology. The FTC final regulations create a "sliding scale" of permissible methods for obtaining such consent. Consent for internal use of the individually identifiable information of children under the age of 13 can be obtained through e-mail plus an additional safeguard, such as confirming consent with a delayed e-mail, telephone call, or letter. Obtaining verifiable consent from a child's parent to share that child's information with a third party or enable the child to publicly distribute the information by, for example, allowing unrestricted access to a chat room or message board is significantly more burdensome.

     The FTC has required that parental consent for such higher risk activities be verified by more secure methods than e-mail, such as a credit card in connection with a transaction, print-and-sign forms, toll-free numbers staffed by trained operators, or digital signatures. Complying with the new requirements will be costly and will likely dissuade some percentage of our customers. While we plan to be fully compliant with the FTC requirements by the time they become effective, our efforts may not be successful. In addition, if implementing a system to adequately verify parental consent is too expensive, we may not be able to provide our services to children under the age of 13, which may adversely affect our business. Requiring parental consent from children under the age of 13 may drive them to use different Internet sites for their music needs, which may adversely affect our business. If our methods of obtaining parental consent are inadequate, we may face litigation with the FTC or individuals, which would adversely affect our business.

     SALES TAX

     The tax treatment of goods sold over the Internet is currently unsettled. We collect sales taxes for goods shipped to California and Florida. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from electronic commerce. Recently, though, the Internet Tax Freedom Act was signed into law, placing a three-year moratorium on new state and local taxes on Internet commerce. However, the tax moratorium may not continue. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce, which could adversely affect our business.

     ONLINE CONTESTS AND SWEEPSTAKES

     We conduct online promotional contests and sweepstakes. No purchase is necessary to participate. Our official rules, with all material terms, conditions of eligibility, dates of participation, methods of entry and limitations, if any, along with the odds and prize offerings, are posted on our Web sites. In order to comply with New York and Florida state law, our prizes are limited in value to less than $5,000, or we comply with those states' registration and bonding requirements. While we attempt to comply with the law of all fifty state jurisdictions, we may not be uniformly successful, and foreign jurisdictions may attempt to regulate or ban our promotional contests. In that event, we could lose an effective tool for increasing and keeping visitors to our Web site, and our business could be adversely affected.

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

INTELLECTUAL PROPERTY

     OUR PROPRIETARY RIGHTS

     Copyrighted material that we develop, as well as our service marks and domain names relating to the ARTISTdirect, UBL or iMusic brands and other proprietary rights are important to our business prospects. We seek to protect our common-law trademarks through federal registration, but these actions may be inadequate. Where consultants develop copyrighted content for us, our general policy is to use written agreements prior to content creation to obtain ownership of that content. In addition, we principally rely upon trademark, copyright, trade secret and contract law to protect our proprietary rights. We generally enter into confidentiality agreements, "work-made-for-hire" contracts and intellectual property licenses with our employees, consultants and corporate partners, respectively, as part of our efforts to control access to and distribution of our technologies, content and other proprietary information.

     Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose or use our customer lists, Web site content, service marks, domain names or confidential commercial data. The steps that we have taken may not prevent misappropriation of our proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights at all, or as fully as in the United States. If third parties were to use or otherwise misappropriate our copyrighted materials, trademarks or other proprietary rights without our consent or approval, our competitive position could be harmed, or we could become involved in costly and distracting litigation to enforce our rights.

     OUR WEB SITES FEATURE CONTENT THAT IS COPYRIGHTED BY MULTIPLE THIRD-PARTIES

     A copyright gives the owner divisible rights, including those of performance, reproduction and distribution. The music featured by us is typically comprised of copyrighted works owned, controlled or administered by multiple third parties, including record labels, artists, songwriters, music publishers and performance rights and licensing organizations such as The Harry Fox Agency, Broadcast Music Inc. and the American Society of Composers, Authors and Publishers. Each song often has multiple copyright owners, who control rights which may include performance, reproduction and distribution rights in the "musical composition" comprised of the lyrics and music, as well as with the "sound recording" of the artist's interpretation of the "musical composition." In the case of music videos, there are separate copyrights to the visual content. We, or our artists, may have different licensing arrangements with some or all of these parties to perform, reproduce and distribute works depending upon how the song or music video is used by us.

     Our Web sites, depending upon the specific musical work, may offer audio streaming of part or all of an entire song or "webcasting," or the downloading of an entire song in MP3 or other compressed audio formats. Full-length streaming only occurs in special instances after obtaining an oral license from the record label or band manager for the "sound recording." In that case, an ASCAP or BMI blanket music license is also obtained by us or by our artists for rights to perform the associated underlying "musical composition." Where we offer full-length downloads of songs in MP3 or other compressed audio formats, we seek to obtain the rights to transmit, reproduce and perform the "sound recording" in writing from the person or entity owning or controlling copyrights in such "sound recording." With respect to rights in the "musical compositions" embodied in such "sound recordings" offered for download, ARTISTdirect seeks to clear rights in musical composition in one of the following three ways:

     - a license agreement with the publisher, writer or other owner of such copyright in the "musical composition";

     - a waiver of any fees or royalties that would otherwise be required for such use; or

     - a representation and warranty from the owner of the copyrights in the "sound recording" that no mechanical royalties are owed to any third parties.

     In the event that the foregoing steps are insufficient to clear rights, or we otherwise fail to obtain rights, we could be exposed to claims of copyright infringement, with attendant disruption to our operations and liability including potential statutory or actual damages and loss of profits attributable to infringement, plus payment of attorneys' fees and entry of an injunction.

     There are other situations, such as a limited 30-second sample of a song that is "streamed," where we use content without a license because we do not believe that one is required. However, the laws in this area are uncertain, and we may be forced to obtain such licenses or may be prevented from third party content use, and may further be liable to pay actual or statutory damages, profits attributable to any alleged infringement, as well as attorneys' fees. Our licensing arrangements for third-party content vary from formal contracts to informal agreements based on the promotional nature of the content. In some cases we pay a fee to the licensor for use of the "sound recording," "musical composition" or music video and in other cases the use is free. We also use other third-party content, including photographs, artist names, likenesses and concert reviews. While it is our general policy to obtain a written release or license for such use, in many instances we rely only upon an oral license for such use. We rely upon our positive working relationships with copyright owners to obtain licenses on favorable terms. Any changes in the nature or terms of these arrangements, including any requirement that we pay significant fees for the use of the content, could have a negative impact on the availability of content or our business.

     LINKING AND FRAMING OF THIRD-PARTY WEB SITES

     We link to and "frame" third-party Web sites of our artists without express written permission to do so. Those practices are controversial, and have, in instances not involving us, resulted in litigation. Various claims, including trademark and copyright infringement, unfair competition, and commercial misappropriation, as well as infringement of the right of publicity may be asserted against us as a result. The law regarding linking and framing remains unsettled; it is uncertain as to how existing laws, especially trademark and copyright law, will be applied by the judiciary to the Internet. Also, Congress is increasingly active in passing new laws related to the Internet, and there is uncertainty as to the impact of future potential laws, especially those involving domain names, databases and privacy.

     DEFAMATION OR CONTRIBUTORY INFRINGEMENT

     Our Web sites feature live "chat," or interactive on line discussion groups made up of our customers. We do not censor such comments in advance and it is possible that a customer could use our Web sites as a forum to make false, misleading or disparaging remarks about others. Such on-line comments could lead to claims for defamation or infringement. Separately, our Web sites allow consumers to use our personal Web publishing tools to post samples of their works. Such postings could be misused to post unlicensed copyrighted content of others. We have obtained limited safe-harbor protection under the recently-enacted Digital Millennium Copyright Act against liability for infringing material of which we do not have control and knowledge.

EMPLOYEES


     As of September 30, 2000, we had 240 full-time employees. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good.

FACILITIES


     Our principal corporate offices are located in Los Angeles, California where we lease approximately 64,000 square feet under a lease that expires in 2010. In addition, we currently lease approximately 1,400 square feet for our New York sales office under a lease that expires in November 2002 and lease approximately 3,500 square feet for our San Francisco office under a lease that expires in May 2002. We expect that our current space will accommodate our needs for the foreseeable future.


LEGAL PROCEEDINGS

     From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. We are not presently involved in any material legal proceedings.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES


     The following table sets forth specific information regarding our directors, executive officers and other key employees as of October 1, 2000:



                  NAME                     AGE                  POSITION(S)
                  ----                     ---                  -----------
Marc P. Geiger...........................  37    Chairman of the Board and Chief Executive
                                                 Officer
Donald P. Muller.........................  39    President, ARTISTdirect Agency and
                                                 Director
Keith K. Yokomoto........................  37    President, Chief Operating Officer and
                                                 Director
Stephen P. Rennie........................  45    President, The Ultimate Band List
James B. Carroll.........................  45    Executive Vice President, Chief Financial
                                                 Officer, and Secretary
Scott M. Blum............................  32    President, iMusic and Vice President,
                                                 Research & Development, ARTISTdirect
Richard B. Colbert.......................  44    Vice President, Sales and Business
                                                 Development
Pascal O. Desmarets......................  39    Vice President, Information Technology
                                                 and Operations
Thomas F. Fuelling.......................  38    Vice President, Finance
Jeffrey P. Rea...........................  42    Vice President, Marketing
Nicholas J. Turner.......................  41    Vice President, ARTISTchannels
Carlos E. Cisneros.......................  35    Director
Clifford H. Friedman.....................  41    Director
Dara Khosrowshahi........................  31    Director
Stephen M. Krupa.........................  35    Director
Allen D. Lenard..........................  58    Director
Rick Rubin...............................  37    Director


     EXECUTIVE OFFICERS AND DIRECTORS

     Marc P. Geiger is a co-founder of ARTISTdirect and has served as Chief Executive Officer since our inception and as our Chairman of the Board since July 1998. From January 1992 to December 1996, Mr. Geiger was the Senior Vice President of Marketing, A&R and New Media at American Recordings, Inc. From 1984 to 1991, Mr. Geiger worked as a talent agent for Regency Artists, that was later acquired by the William Morris Agency. In 1990, Mr. Geiger co-founded the Lollapalooza concert tour.

     Donald P. Muller is a co-founder of ARTISTdirect and has served as the President of ARTISTdirect Agency since July 1999 and as a director of ARTISTdirect since July 1998. From January 1997 to June 1999, Mr. Muller was a co-Chief Executive Officer of ARTISTdirect, LLC. From October 1992 to December 1996, Mr. Muller was a talent agent overseeing William Morris Agency's Contemporary Music Worldwide division. From 1986 to September 1992, Mr. Muller was a club agent at International Creative Management. Mr. Muller received his B.A. in Communications from the University of Iowa. In 1990, Mr. Muller co-founded the Lollapalooza concert tour.

     Keith K. Yokomoto is a co-founder of ARTISTdirect and has served as our President since July 1999, as our Chief Operating Officer since January 1997, and as a director since July 1998. From September 1985 to January 1997, Mr. Yokomoto was a manager of new ventures and business development and a project engineer at Hughes Electronics. Mr. Yokomoto received his B.S. in Mechanical Engineering from the University of California at San Diego and his M.B.A. from the University of Southern California.

     Stephen P. Rennie has served as the President of the Ultimate Band List since April 1998. From October 1994 to April 1998, Mr. Rennie was Senior Vice President and General Manager, West Coast at Epic Records. From 1990 to 1994, Mr. Rennie was in artist management. From 1984 to 1990, Mr. Rennie was a Senior Vice President for Avalon Attractions.

     James B. Carroll has served as our Executive Vice President and Chief Financial Officer since May 1999. Mr. Carroll has served as our Secretary since July 1999. From November 1994 to May 1999, Mr. Carroll was a Managing Director in the Media & Entertainment Group at Bear, Stearns & Co. Inc., where he served as an investment banker to companies primarily in broadcasting and new media. From January 1989 to August 1994, Mr. Carroll was a Managing Director at Smith Barney Inc., where he co-founded the Media & Communications Group and served on the Investment Banking Management Committee. Mr. Carroll received his B.A. in Psychology from Claremont McKenna College and his M.B.A. from Harvard Business School.

     Carlos E. Cisneros has served as a director since January 2000. In October 1996, Mr. Cisneros founded and became Chief Executive Officer of the Cisneros Television Group, a member of Ibero-American Media Partners, II, Ltd. In January 1998, Mr. Cisneros was named Vice-Chairman of Ibero-American Media Partners, II, Ltd., an investment fund jointly owned by the Cisneros Group of Companies and Hicks, Muse, Tate & Furst Incorporated. From June 1993 to October 1996, Mr. Cisneros was Vice-President of New Business Development at Venevision International. Mr. Cisneros serves on the board as a representative of Meadowlane Enterprises, Ltd., an affiliate of Cisneros Television Group. Mr. Cisneros also serves on the boards of El Sitio, Inc., OneSoft Corporation and Playboy TV International, LLC. Mr. Cisneros received his B.A. in Political Science from American University in Washington, D.C.

     Clifford H. Friedman has served as a director since July 1998. Mr. Friedman is a Senior Managing Director at Bear, Stearns & Co. Inc. where he manages venture capital funds, including Constellation Venture Capital, L.P. Mr. Friedman serves on the board as a representative of Constellation. From January 1996 to August 1997, Mr. Friedman served as a Senior Vice President of Universal Studios. From January 1995 to January 1996 Mr. Friedman was a Vice President of Corporate Development at NBC. Mr. Friedman received his B.S. in Electrical Engineering and Computer Science and his M.S. in Electrophysics from Polytechnic University. Mr. Friedman received his M.B.A. from Adelphi University.

     Dara Khosrowshahi has served as a director since March 2000. Since October 1999, Mr. Khosrowshahi has been President of USANetworks Interactive, a division of USAi. From February 1998 to October 1999, Mr. Khosrowshahi was the Vice President of Strategic Planning for USAi and USANi LLC. From 1991 to 1998, he was at Allen & Company Incorporated, an investment bank, where he was a Vice President from 1995 to 1996 and a director from 1996 to 1998. Mr. Khosrowshahi also serves as a director of Ticketmaster Online-CitySearch, Inc., HRN and several private companies. Mr. Khosrowshahi received his B.S. in Bioelectrical Engineering from Brown University.

     Stephen M. Krupa has served as a director since May 1999. Mr. Krupa is a founding member and Managing Director of Psilos Group Managers, LLC, a private venture capital fund focused on the digital media, information technology and health care sectors. Mr. Krupa serves on the board as a representative of Chase Capital Partners. Mr. Krupa is currently a director of several private Internet companies. From February 1995 to July 1998, Mr. Krupa held various positions at Wasserstein Perella & Co., most recently as a Vice President where he specialized in mergers and acquisitions advisory work. Mr. Krupa received his B.S. in Mechanical Engineering from the University of South Florida and his M.B.A. from the Wharton School of the University of Pennsylvania.

     Allen D. Lenard has served as a director since July 1998. Mr. Lenard is Managing Partner of Lenard & Gonzalez LLP, a transactional entertainment law firm. Mr. Lenard received his B.A. in Business Administration from the University of Wisconsin, Madison and his J.D. from the University of California at Los Angeles School of Law.

     Rick Rubin has served as a director since May 1999. Mr. Rubin is founder and President of American Recordings, Inc. He has produced various artists, including Black Crowes, Johnny Cash, Red Hot Chili Peppers and Tom Petty and numerous Grammy Award winning albums, including the 1998 Country Album of the Year -- "Unchained" by Johnny Cash. In 1984, Mr. Rubin was a founder of the Def Jam label, where he signed or produced such artists as LL Cool J, Beastie Boys and Public Enemy. Mr. Rubin received his B.F.A. in Philosophy, Film and Television from New York University.

     Our executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of our directors or executive officers.

     OTHER KEY EMPLOYEES

     Scott M. Blum has served as President of iMusic since June 1995 and our Vice President, Research and Development, since February 1999. From May 1993 to June 1995, Mr. Blum was Executive Producer at Starwave, a CD-ROM and Internet game development company, where he led the development of Peter Gabriel's "Eve" CD-ROM project.

     Richard B. Colbert has served as our Vice President of Sales and Business Development since September 1999. From October 1998 to September 1999, Mr. Colbert served as President of Northern NOMA Corp., providing consulting services to internet and broadcasting companies. From 1983 to 1998, Mr. Colbert was President of IntelliVentures, Inc., a producer and distributor of special interest video programming. From 1989 to 1993, Mr. Colbert was Senior Executive Vice President of ITC Domestic Television, a distributor of first-run television programming.

     Pascal O. Desmarets has served as our Vice President, Information Technology and Operations since February 1999. From February 1997 to February 1999, Mr. Desmarets held various management positions in the engineering group at Optum Software. Mr. Desmarets received his B.S. in Industrial Engineering and Management from the Catholic University of Louvain, Belgium and his M.B.A. from the University of Southern California.

     Thomas F. Fuelling has served as our Vice President, Finance since October 1999. From April 1998 to September 1999, Mr. Fuelling was Vice President, Finance and CFO of Sega GameWorks, LLC. From December 1995 to March 1998, Mr. Fuelling was Executive Vice President, Finance and CFO of Village Roadshow Pictures. From March 1994 to November 1995, Mr. Fuelling was Vice President and Controller of The Samuel Goldwyn Company. From 1984 to 1994, Mr. Fuelling was a certified public accountant with Price Waterhouse LLP in its Entertainment practice unit. Mr. Fuelling received his B.S. in Business Administration from the University of Southern California and his Master of Management from Northwestern University.


     Jeffrey P. Rea has served as our Vice President of Marketing since October 1999. From October 1998 to July 1999, Mr. Rea consulted as acting head of marketing for Avanti Corporation. From March 1997 to October 1998, he was Vice President of Sales and Marketing for Aramark Corporation's publishing distribution operation. Between 1992 and 1996, Mr. Rea served in international marketing and product development roles with Whirlpool Corporation. From 1989 to 1993, Mr. Rea served as Brand Director, Miller Lite and Director, New Business Development for Miller Brewing Company. From 1983 to 1989, Mr. Rea served in a variety of marketing and business analysis roles at Frito-Lay, Inc. Mr. Rea received his B.A. in Business Administration from Washington State University and his Master of Management from Northwestern University.

     Nicholas J. Turner has served as our Vice President, ARTISTchannels, since March 1999. From June 1996 to February 1999, Mr. Turner was Vice President, West Coast for N2K's Music Boulevard, and from June 1994 to June 1996, Mr. Turner founded and operated Rocktropolis. Music Boulevard and Rocktropolis are online music entertainment companies. Before founding Rocktropolis, Mr. Turner was an associate of artist manager Miles Copeland, working in various capacities with recording artists.

BOARD COMPOSITION


     Each of our directors was appointed to the Board of Directors pursuant to the stockholders agreement described on page 98. Although the provisions of the stockholders agreement regarding appointment of directors terminated upon the closing of our initial public offering, our existing directors, officers and 5% stockholders held approximately 51.7% of our outstanding voting stock as of September 30, 2000. As a result, they will be able to re-elect these directors. Carlos Cisneros is affiliated with Cisneros Television Group, Inc., which beneficially owns approximately 5.5% of our common stock as of September 30, 2000 and Clifford Friedman is affiliated with Constellation Venture Capital, L.P., which beneficially owns approximately 7.4% of our common stock.


     Our Board of Directors is divided into three classes designated as Class I, Class II and Class III, and our directors are assigned to each class by the Board of Directors. The Class I directors are Keith Yokomoto, Carlos Cisneros and Rick Rubin; the Class II directors are Donald Muller, Allen Lenard and Stephen Krupa; and the Class III directors are Marc Geiger and Clifford Friedman. At the first annual meeting of stockholders following the closing of our initial public offering, the term of office of the Class I directors will expire, and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following the closing of our initial public offering, the term of office of the Class II directors will expire, and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following the closing of our initial public offering, the term of office of the Class III directors will expire, and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

BOARD COMMITTEES

     The Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits of our employees. The members of the Compensation Committee are Messrs. Friedman, Krupa and Lenard. The Audit Committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The members of our Audit Committee are Messrs. Friedman, Khosrowshahi and Krupa.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of our Compensation Committee of the Board of Directors are currently Messrs. Friedman, Krupa and Lenard, none of whom has ever been an officer or employee of ARTISTdirect. Before establishing the Compensation Committee in September 1999, the Board of Directors as a whole performed the functions delegated to the Compensation Committee. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board or compensation committee.

DIRECTOR COMPENSATION

     Our directors do not currently receive any cash compensation from us for their service as members of the Board of Directors, although they are reimbursed for travel and lodging expenses in connection with attendance at Board and Committee meetings. Our directors are eligible to participate in the 1999 Employee Stock Option Plan.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation earned in the fiscal year ended December 31, 1999 for our Chief Executive Officer for that year and for our four other most highly compensated executive officers whose compensation, as defined by the Securities and Exchange Commission, exceeded $100,000. These people are referred to as the "named executive officers." The information in the table includes salaries, bonuses granted and other miscellaneous compensation.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                              ACCRUAL (EARNED) BASIS          ------------
                                        -----------------------------------    SECURITIES
                                                              OTHER ANNUAL     UNDERLYING     ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR    SALARY     BONUS     COMPENSATION      OPTIONS      COMPENSATION
  ---------------------------    ----   --------   --------   -------------   ------------   ------------
Marc P. Geiger.................  1999   $150,000   $100,000      $4,715              --             --
  Chairman and Chief Executive
  Officer

Donald P. Muller...............  1999    150,000    100,000       4,508              --             --
  President, ARTISTdirect
  Agency
  and
  Kneeling Elephant Records

Keith K. Yokomoto..............  1999    150,000     50,000       6,011              --             --
  President, Chief Operating
  Officer and Director

Stephen P. Rennie..............  1999    137,500     37,500          --              --             --
  President, UBL

James B. Carroll...............  1999     81,250     29,167          --              --             --
  Vice President and Chief
  Financial Officer

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

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to stock options granted to James Carroll, our chief financial officer, in 1999, including the potential realizable value over the seven year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. No other options were granted to any of our other named executive officers in 1999.

                                     OPTION GRANTS IN 1999
                       --------------------------------------------------     POTENTIAL REALIZABLE
                                     PERCENT OF                             VALUE AT ASSUMED ANNUAL
                       NUMBER OF       TOTAL                                  RATES OF STOCK PRICE
                       SECURITIES     OPTIONS      EXERCISE                     APPRECIATION FOR
                       UNDERLYING    GRANTED TO      PRICE                       OPTION TERM($)
                        OPTIONS     EMPLOYEES IN   PER-SHARE   EXPIRATION   ------------------------
NAME                   GRANTED(#)     1999(%)         ($)         DATE          5%           10%
----                   ----------   ------------   ---------   ----------   ----------    ----------
James B. Carroll.....   459,184         13.3%        $3.60       5/25/06    $1,039,602    $2,634,556

     The potential realizable value is calculated based on the seven year term of the option at its time of grant. It is calculated based on the assumption that the exercise price of $3.60 per share appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved. In addition, in March 2000, we granted Mr. Carroll an option to purchase 226,084 shares of our common stock at an exercise price of $12.00 per share. We also granted Keith Yokomoto and Steve Rennie options to purchase our common stock upon the closing of our initial public offering on March 31, 2000. Please see "Related Party Transactions -- Options and Stock Issued to James Carroll" on page 97 and "Related Party Transactions -- Equity-Related Transactions Between Officers and Directors" on page 100 for more information on the option grants to Messrs. Carroll, Yokomoto and Rennie.

YEAR-END OPTION VALUES

     The following table sets forth the number of shares of common stock underlying the unexercised options held by James Carroll, our chief financial officer, at the end of 1999. No other named executive officer held options at the end of 1999. No options were exercised during 1999.

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING
                                                            UNEXERCISED OPTIONS AT
                                                              DECEMBER 31, 1999
                                                         ----------------------------
                         NAME                            EXERCISABLE    UNEXERCISABLE
                         ----                            -----------    -------------
James B. Carroll.......................................    86,097          373,087

BENEFIT PLANS

     STOCK OPTION PLANS.


     Introduction. We maintain the following three separate stock option plans, in addition to the Audio Explosion 1998 Stock Option Plan and the Mjuice.com, Inc. 1999 Stock Option Plan that we assumed in connection with our August 2000 acquisition of Mjuice.com, Inc.:


                        1999 EMPLOYEE STOCK OPTION PLAN

     Introduction. Our 1999 Employee Stock Option Plan became effective on October 6, 1999 in connection with our conversion from ARTISTdirect, LLC, a California limited liability company, into ARTISTdirect, Inc., a Delaware corporation. All options to purchase membership units in the limited liability company which were outstanding at the time of such conversion were assumed by the Delaware corporation and converted into options for shares of our common stock. The number of shares subject to each assumed and converted option was equal to the number of membership units in the limited liability company which were subject to that option immediately prior to the conversion, and the exercise price per share remained the same as the per unit exercise price in effect under the option at the time of conversion. Except for the conversion of the securities subject to the option into shares of our common stock, each option will continue to be governed by the terms of the agreement evidencing that option at the time of our conversion into a Delaware corporation.

     Administration. The employee option plan will be administered by our compensation committee. This committee is comprised of two (2) or more non-employee members of our board of directors. The members will be appointed by the board, and each member will serve for so long as the board deems appropriate and may be removed by the board at any time.

     The compensation committee will have full authority to determine the persons who are to be granted options under the employee option plan, the time or times when such option grants are to be made, the number of shares to be subject to each such grant, the time or times when each option is to become exercisable, the vesting schedule applicable to the option shares and the maximum period for which the option is to remain outstanding.

     Eligibility. Employees, non-employee members of the board, and consultants and other independent advisors in our employ or service will be eligible to receive option grants under the employee option plan.


     Share Reserve. The number of shares of common stock issuable over the term of the employee option plan will initially be limited to 6,500,000 shares (subject to adjustment for certain changes in our capital structure). The share reserve will automatically increase on the first trading day in January each calendar year, beginning with calendar year 2001, by an amount equal to 2% of the total number of shares of our common stock outstanding on the last trading day in December in the immediately preceding calendar year, but in no event will any such annual increase exceed 875,000 shares. As of September 30, 2000, 950,942 shares remained available for issuance under the employee option plan.


     Except for restrictions in connection with incentive stock option grants discussed below, there are no limitations on the number of shares of common stock for which an eligible individual may be granted options under the employee option plan.

     Should one or more outstanding options under the employee option plan expire or terminate for any reason prior to exercise in full, the shares subject to the portion of each such option not so exercised will be available for subsequent option grant. Should the exercise price of an option grant under the employee option plan be paid with shares of common stock or should we withhold shares of common stock otherwise issuable under the employee option plan in satisfaction of the withholding taxes incurred in connection with the exercise of an outstanding option, then the number of shares available for issuance under the employee option plan will be reduced by the gross number of shares for which the option is exercised or which vest under the stock issuance, and not by the net number of shares issued to the holder of such option.

     The common stock will be made available either from authorized but unissued shares of our common stock or from shares of common stock we reacquire, including shares repurchased on the open market.

     Changes in Capital Structure. In the event of any change in our outstanding common stock resulting from a stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without our receipt of consideration, appropriate adjustments will automatically be made to (i) the maximum number and/or class of securities issuable under the employee option plan, (ii) the maximum number and/or class of securities by which the share reserve is to increase automatically each calendar year pursuant to the automatic share increase provisions of the employee option plan, (iii) the maximum number and/or class of securities for which any one person may be granted stock options and direct stock issuances per calendar year and (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option. The adjustments to such outstanding options will preclude the dilution or enlargement of the rights and benefits available under those options.

     Amendments. Our board has exclusive authority to amend or modify the employee option plan in any and all respects. However, no amendment or modification may, without the holder's consent, adversely affect such individual's rights and obligations under his or her outstanding options. In addition, certain amendments may require the approval of our stockholders.

     Termination. The employee option plan will terminate upon the earliest to occur of (i) October 13, 2009, (ii) the date on which all shares available for issuance under the employee option plan are issued as fully-vested shares or
(iii) the termination of all outstanding options in connection with certain changes in control as discussed on page 74. Should the employee option plan terminate on October 13, 2009, then any option grants outstanding at that time will continue to have force and effect in accordance with the provisions of the agreements evidencing those grants.

     Option Grants. Our compensation committee will have complete discretion (subject to the express limitations of the employee option plan) to determine when and to whom options will be granted and the terms of each such grant. Each option grant will be evidenced by a written option agreement with the optionee.

     No option may have a term in excess of 10 years. The actual expiration date of the option will be set forth in the option agreement. The option may, however, terminate prior to its designated expiration date in the event of the termination of the optionee's service or upon the occurrence of certain other events, as discussed on page 73.


     Options under the employee option plan may be incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code, or non-statutory options which do not satisfy such requirements. For a discussion of the difference in tax treatment under the Internal Revenue Code between these two types of options, see the section on page 76 entitled "Federal Tax Consequences."


     Exercise Price. The exercise price of an option will be determined by the compensation committee at the time of grant. However, the exercise price may not be less than 85% of the fair market value per share of our common stock on the grant date.

     The fair market value per share of our common stock on any relevant date under the employee option plan will be the closing selling price per share on that date, as reported on the Nasdaq National Market and published in The Wall Street Journal. If the common stock is not traded on that day, the fair market value will be the closing selling price per share on the last preceding date for which such quotation exists.

     Transferability. Options generally are not assignable or transferable, except by the provisions of the optionee's will or the laws of inheritance following the optionee's death or pursuant to any beneficiary designation the optionee has in effect for the option at the time of his or her death. However, one or more non-statutory options may be structured so that those options will be assignable in whole or in part during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family members or to the optionee's former spouse in connection with divorce or other marital separation proceedings.

     Stockholder Rights. The optionee will not have any stockholder rights with respect to the option shares until the optionee exercises the option, pays the exercise price and becomes a holder of record of the purchased shares.

     Vesting. The option will generally vest and become exercisable for the option shares in a series of installments over the period of the optionee's service. The specific vesting schedule applicable to each option will be determined by the compensation committee at the time of grant and will be set forth in the option agreement for that grant. The optionee may exercise the option at any time for the shares for which that option is vested and exercisable, provided such exercise occurs before the option terminates.

     Option Exercise. To exercise the option, the optionee must provide us with written notice of the exercise in which the number of shares to be purchased under the option is indicated. The notice must be accompanied by payment of the exercise price for the purchased shares, together with appropriate proof that the person exercising the option (if other than the optionee) has the right to effect such exercise. The optionee must satisfy all applicable income and employment tax withholding requirements at that time.

     The exercise price may be paid in cash or in shares of our common stock. Any shares delivered in payment of the exercise price will be valued at fair market value on the exercise date and must have been held for the requisite period necessary to avoid a charge to our earnings for financial reporting purposes (generally a six (6)-month period).

     Cashless exercises are also permitted. To use this procedure, the optionee must provide irrevocable instructions to a designated brokerage firm to effect the immediate sale of the shares of common stock purchased under the option and to pay over to us, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable withholding taxes. Concurrently with such instructions, the optionee must also direct us to deliver the certificates for the purchased shares to the brokerage firm in order to complete the sale.

     Incentive Options. Options which are intended to qualify as incentive stock options under the Internal Revenue Code must meet certain requirements. Those requirements may be summarized as follows:

     - Incentive stock options may only be granted to individuals who are our employees.

     - The aggregate fair market value of the shares of common stock (determined at the date of grant) for which an option may for the first time become exercisable in any calendar year as an incentive stock option may not exceed $100,000. Options which do not qualify for incentive stock option treatment by reason of this dollar limitation may nevertheless be exercised as non-statutory options in the calendar year in which they become exercisable for the excess number of shares.

          EXAMPLE: On March 1, 2000, Sam Smith is granted an incentive stock option to purchase 20,000 shares of our common stock at an exercise price of $15.00 per share, the fair market value of the common stock on that date. The option will become exercisable for the option shares in a series of four successive equal annual installments, beginning March 1, 2001. When the option becomes exercisable for the second annual installment on March 1, 2002, the fair market value of the common stock is assumed to be $25.00 per share. On April 25, 2001, Sam is granted a second incentive stock option to purchase 10,000 shares of our common stock at an exercise price of $20.00 per share, the fair market value of the common stock on that date. This option will also become exercisable for the option shares in a series of four successive equal annual installments beginning on April 25, 2002. When the option becomes exercisable for the first annual installment on that date, the fair market value of the common stock is assumed to be $25.00 per share.

          The aggregate fair market value of the 5,000 shares (measured as of the grant date) which become exercisable under the first option in calendar year 2002 is $75,000. The aggregate fair market value of the 2,500 shares (measured as of the grant date) which become exercisable under the second option in calendar year 2002 is $50,000. Accordingly, 1,250 of the shares which first become purchasable in calendar year 2002 under the calendar year 2001 option will not qualify for favorable tax treatment as incentive stock options because the aggregate value (as measured as of the grant date) of the shares for which the two options first become exercisable in calendar year 2002 exceeds $100,000 ($75,000 + $50,000 = $125,000). The
     1,250 shares which do not qualify for incentive stock option treatment under the calendar year 2001 option may be exercised as non-statutory options.

     An option granted as an incentive stock option will lose such status and be taxed as a non-statutory option if exercised more than three (3) months after the optionee terminates employee status with us. Certain amendments or modifications to the option may also cause the loss of incentive stock option status, but no such amendment or modification may be made without the optionee's consent.

     Early Termination of Options. After the optionee's termination of service for any reason other than death, disability or cause, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares of common stock for which those options are exercisable on the date the optionee's service terminates. The length of this period will be set forth in the option agreement and will generally not be in excess of three (3) months. However, the option will in all events terminate on the specified expiration date of the option term. To the extent the option is not vested and exercisable for one or more shares at the time of the optionee's termination of service, that option will immediately terminate and cease to be outstanding with respect to those unvested shares.

     Unless the option agreement specifically provides otherwise, the optionee will be deemed to continue in service for so long as he or she renders services on a periodic basis to us or one of our majority-owned subsidiaries, whether as
(i) an employee, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance, (ii) a non-employee Board member or (iii) a consultant or other independent advisor.

     The compensation committee has the discretion to extend the period during which the option may be exercised following the optionee's termination of service and/or to permit the option to be exercised not only with respect to the number of shares of common stock for which the option is vested and exercisable at that time but also with respect to one or more additional installments for which the option would have vested and become exercisable had the optionee continued in service. The optionee will be notified in writing in the event the compensation committee decides to provide him or her with any of those additional benefits.

     Should the optionee be discharged from service for cause while his or her options are outstanding, then all of those outstanding options will immediately terminate. For purposes of the employee option plan, "cause" will have the meaning given that term in any written agreement governing the terms of the optionee's employment or service with us. In the absence of such a written employment or service agreement, Cause will include any of the following actions on the part of the optionee: (i) any act of fraud, embezzlement or dishonesty,
(ii) any unauthorized use or disclosure of our confidential information or trade secrets, (iii) gross negligence, willful misconduct or other failure to perform any of his or her material duties, and (iv) conviction of, or plea of nolo contendere to any felony. However, the foregoing list is not inclusive of all the acts or omissions which may be considered as grounds for dismissal or discharge of any individual in our service.

     Death or Disability. Should the optionee die while any of his or her options are outstanding, then the personal representative of the optionee's estate or the person or persons to whom the options are transferred by the provisions of his or her will or the laws of inheritance or pursuant to the beneficiary designation the optionee has in effect for those options, may exercise each of those options for any or all of the shares of common stock for which the option was exercisable on the date the optionee's service terminated, less any shares he or she may have subsequently purchased prior to death. The right to exercise each such option will lapse upon the earlier to occur of (i) the expiration of the option term or (ii) the expiration of the 6-month period measured from the date of the optionee's death.

     If the optionee's service terminates by reason of disability, he or she will normally have a period of 6-months from the date of such termination of service during which to exercise his or her options for any or all of the shares for which those options were exercisable at the time of such termination. In no event, however, may the option be exercised after the specified expiration of the option term. For purposes of the employee option plan, the optionee will be deemed to be disabled if he or she is unable to perform any substantial gainful activity by reason of any medically-determinable physical or mental impairment expected to result in death or to be of continuous duration of 12 consecutive months or more.

     Change in Control. In the event of any change in control events listed below, all options outstanding under the employee option plan will automatically accelerate so that each such option will, immediately prior to the effective date of the change in control, become exercisable for all the shares of common stock at the time subject to that option and may be exercised for any or all of those shares as fully vested shares. However, an outstanding option will not become exercisable on such an accelerated basis if and to the extent: (i) the option is assumed by the successor corporation or otherwise continued in full force and effect pursuant to the terms of the change in control transaction or
(ii) such option is replaced with a cash incentive program which preserves the option spread existing at the time of the change in control on any shares for which the option is not otherwise at that time vested and exercisable and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares.

     A change in control will be deemed to occur in the event (i) we are acquired by a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, (ii) there is a sale, transfer or other disposition of all or substantially all our assets or
(iii) securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are acquired by any person or group of related persons through a direct tender or exchange offer with our shareholders.

     All outstanding options under the employee option plan will, to the extent not assumed by the successor corporation or otherwise continued in full force and effect pursuant to the terms of the change in control transaction, terminate and cease to be outstanding immediately following the completion of the change in control transaction.

     Each option which is assumed by the successor corporation in the change in control transaction or otherwise continued in effect will be appropriately adjusted to apply to the number and class of securities which would have been issued to the optionee in consummation of the change in control transaction had the option been exercised immediately prior to that transaction. Appropriate adjustments will also be made to the exercise price payable per share, provided the aggregate exercise price for the option shares will remain the same. To the extent the actual holders of our common stock receive cash consideration for their common stock in the change in control transaction, the successor corporation may, in connection with the assumption of the option, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of our common stock in such change in control transaction.

     Our compensation committee may structure one or more options under the employee option plan so that those options will immediately vest and become exercisable for all the option shares upon an involuntary termination of the optionee's service (other than for Cause) within a designated period following the effective date of a change in control in which the options are assumed and do not otherwise vest.

     NOTE: OPTIONS WHICH WERE GRANTED WHILE WE WERE A LIMITED LIABILITY COMPANY CONTAIN DIFFERENT CHANGE IN CONTROL PROVISIONS. SHOULD A CHANGE IN CONTROL OCCUR WHILE THOSE OPTIONS ARE OUTSTANDING, THE OPTIONS WILL TERMINATE UNLESS ASSUMED BY THE SUCCESSOR ENTITY. HOWEVER, OUR COMPENSATION COMMITTEE WILL HAVE THE DISCRETION TO ACCELERATE THE VESTING OF ANY OPTIONS WHICH WOULD SO TERMINATE. FOR PURPOSES OF THESE PARTICULAR OPTIONS, A CHANGE IN CONTROL WILL BE DEEMED TO OCCUR UPON: (i) THE SALE OF ALL OR SUBSTANTIALLY ALL OF OUR ASSETS, (ii) ANY REORGANIZATION, MERGER, CONSOLIDATION, SALE OR EXCHANGE OF SECURITIES IN WHICH WE DO NOT SURVIVE AS A SEPARATE ENTITY, (iii) ANY REORGANIZATION, MERGER, CONSOLIDATION, SALE OR EXCHANGE OF SECURITIES IN WHICH WE DO SURVIVE AND ANY OF OUR STOCKHOLDERS ARE PROVIDED WITH THE OPPORTUNITY TO RECEIVE CASH, SECURITIES OF ANOTHER ENTITY AND/OR OTHER PROPERTY IN EXCHANGE FOR THEIR SHARES OF COMMON STOCK, OR (iv) ANY ACQUISITION OF MORE THAN FIFTY PERCENT (50%) OF OUR OUTSTANDING SHARES OF COMMON STOCK BY ANY PERSON OR GROUP OF RELATED PERSONS.

     Miscellaneous. The following features should be noted concerning the employee option plan.

     - Nothing in the employee option plan or in any option grant under the employee option plan is intended to provide any person with the right to remain in our service for any specific period, and both we and the optionee will each have the right to terminate the optionee's service at any time and for any reason, with or without cause.

     - The grant of options under the employee option plan and the issuance of common stock under those options are subject to our procurement of all approvals and permits required by regulatory authorities having jurisdiction over the employee option plan and the securities issuable thereunder. It is possible that we could be prevented from granting options or from issuing shares of our common stock under the employee option plan in the event one or more required approvals or permits were not obtained.

     - The employee option plan does not limit our authority to grant options outside of the employee option plan or to grant options to, or assume the options of, any person in connection with the acquisition of the business and assets of any firm, corporation or other business entity.

     - Option grants under the employee option plan do not in any way affect, limit or restrict the optionee's eligibility to participate in any other stock plan or other compensation or benefit plan or program which we maintain for our employees.

     - The employee option plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) or Section 401(a) of the Internal Revenue Code.

                               FEDERAL TAX CONSEQUENCES

     The following is a general description of the Federal income tax consequences of option grants made under our employee option plan. State and local tax treatment, which is not discussed below, may vary from such Federal income tax treatment. Each option holder should consult with his or her own tax advisor as to the tax consequences of his or her particular option transactions.

     The tax consequences of incentive stock options and non-statutory stock options differ under the Internal Revenue Code as described below.

INCENTIVE STOCK OPTIONS

     Grant. Incentive stock options can only be granted to our employees. The grant of the incentive stock option will not result in any Federal income tax liability to the optionee.


     Exercise. The optionee will not recognize any taxable income at the time the incentive stock option is exercised. However, the amount by which the fair market value (at the time of exercise) of the purchased shares exceeds the exercise price paid for those shares will constitute an adjustment to the optionee's income for purposes of the alternative minimum tax (see the "Alternative Minimum Tax" section on page 78). On or before January 31 of the calendar year following the calendar year in which the optionee exercises his or her incentive stock option, he or she will receive an information statement from us indicating, among other items, the number of shares of common stock purchased in connection with such exercise, the market price of the common stock on the exercise date and the price paid for the purchased shares.


     Disposition. The optionee will recognize income in the year in which he or she makes a disposition of the shares purchased under the incentive stock option.

     A disposition of shares will be deemed to occur in the event the optionee transfers legal title to those shares, whether by sale, exchange or gift, or the optionee delivers such shares in payment of the exercise price of any other incentive stock option he or she may hold. However, a disposition will not occur if the optionee engages in any of the following transactions: a transfer of the shares to the optionee's spouse, a transfer into joint ownership with right of survivorship provided the optionee remains one of the joint owners, a pledge of the shares as collateral for a loan, a transfer by bequest or inheritance upon the optionee's death or certain tax-free exchanges of the shares permitted under the Internal Revenue Code.

     The Federal income tax liability will depend upon whether the optionee makes a qualifying or disqualifying disposition of the shares purchased under the incentive stock option. A qualifying disposition will occur if the sale or other disposition of the shares takes place more than two (2) years after the date the incentive stock option was granted for those shares and more than one
(1) year after the date that option was exercised for the particular shares involved in the disposition. A disqualifying disposition is any sale or other disposition made before both of these minimum holding periods are satisfied.

     Upon a qualifying disposition, the optionee will recognize a long-term capital gain equal to the excess of (i) the amount realized upon the sale or other disposition over (ii) the exercise price paid for the shares. The optionee will recognize a long-term capital loss if the amount realized is lower than the exercise price paid for the shares.

     Should the optionee make a disqualifying disposition of shares purchased under his or her incentive stock option, then he or she will recognize ordinary income at the time of the disposition in an amount equal to the excess of (i) the fair market value of the shares on the option exercise date over (ii) the exercise price paid for those shares. If the disqualifying disposition is effected by means of an arm's length sale or exchange with an unrelated party, the ordinary income will be limited to the amount by which (i) the amount realized upon the disposition of the shares or (ii) their fair market value on the exercise date, whichever is less, exceeds the exercise price paid for the shares. The amount of your disqualifying disposition income will be reported by us on the optionee's W-2 wage statement for the year of disposition, and any applicable withholding taxes which arise in connection with the disqualifying disposition will be deducted from the optionee's wages or otherwise collected from such individual.

     Any additional gain recognized upon the disqualifying disposition will be capital gain, which will be long-term if the shares have been held for more than one (1) year following the exercise date of the option.

     In the event the shares purchased under an incentive stock option are sold in a disqualifying disposition for less than the exercise price paid for those shares, the optionee will not recognize any income but will recognize a capital loss equal to the excess of (i) the exercise price paid for the shares over (ii) the amount realized upon the disposition of those shares.

     Company Deduction. If the optionee makes a qualifying disposition of shares acquired upon the exercise of an incentive stock option, then we will not be entitled to any income tax deduction with respect to such shares. Should the optionee make a disqualifying disposition of such shares, then we will be entitled to an income tax deduction equal to the amount of ordinary income the optionee recognizes in connection with the disposition. The deduction will, in general, be allowed to us in the taxable year in which the disposition occurs.

NON-STATUTORY STOCK OPTIONS

     Grant. The grant of a non-statutory stock option will not result in any Federal income tax liability to the optionee.

     Exercise. The optionee will recognize ordinary income in the year in which the non-statutory stock option is exercised in an amount equal to the excess of
(i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for those shares. This income will be reported by us on the optionee's W-2 wage statement for the year of exercise (or on a Form 1099 if the optionee is not an employee), and the optionee will be required to satisfy the tax withholding requirements applicable to this income.

     Disposition. The optionee will recognize a capital gain to the extent the amount realized upon the sale of such shares exceeds their fair market value at the time he or she recognized the ordinary income with respect to their acquisition. A capital loss will result to the extent the amount realized upon the sale is less than such fair market value. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the disposition.

     Company Deduction. We will be entitled to an income tax deduction equal to the amount of ordinary income the optionee recognizes in connection with the exercise of the non-statutory stock

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

option. The deduction will, in general, be allowed for the taxable year in which the optionee recognizes such ordinary income.

ALTERNATIVE MINIMUM TAX

     Tax Rates. The alternative minimum tax is an alternative method of calculating the income tax an individual must pay each year in order to assure that a minimum amount of tax is paid for the year. The first $175,000 ($87,500 for a married taxpayer filing a separate return) of alternative minimum taxable income for the year over the allowable exemption amount is subject to alternative minimum taxation at the rate of 26%. The balance of the alternative minimum taxable income for the year is subject to alternative minimum taxation at the rate of 28%. However, the portion of the individual's alternative minimum taxable income attributable to capital gain recognized upon the sale or disposition of capital assets held for more than one (1) year will be subject to a reduced alternative minimum tax rate of 20% (10% for individuals whose ordinary income is taxable below 28%). The alternative minimum tax will, however, be payable only to the extent that it exceeds the individual's regular federal income tax for the year (computed without regard to certain credits and special taxes).

     Exemption. The allowable exemption amount is $45,000 for a married taxpayer filing a joint return, $33,750 for an unmarried taxpayer and $22,500 for a married taxpayer filing a separate return. The allowable exemption amount is, however, to be reduced by $0.25 for each $1.00 by which the individual's alternative minimum taxable income for the year exceeds $150,000 for a married taxpayer filing a joint return, $112,500 for an unmarried taxpayer, and $75,000 for a married taxpayer filing a separate return.

     Calculation. The individual's alternative minimum taxable income is based upon his or her own regular taxable income for the year, adjusted to (i) include certain additional items of income and tax preference and (ii) disallow or limit certain deductions otherwise allowable for regular tax purposes.

     The spread on the shares purchased under an incentive stock option (the excess of the fair market value of the purchased shares at the time of exercise over the aggregate exercise price paid for those shares) is normally included in the optionee's alternative minimum taxable income at the time of exercise, whether or not the shares are subsequently made the subject of a disqualifying disposition.

     Tax Credit. If alternative minimum taxes are paid for one or more taxable years, a portion of those taxes (subject to certain adjustments and reductions) will be applied as a partial credit against the individual's regular tax liability (but not alternative minimum tax liability) for subsequent taxable years. In addition, upon the sale or other disposition of the purchased shares, whether in the year of exercise or in any subsequent taxable year, the basis for computing the gain for purposes of alternative minimum taxable income (but not regular taxable income) will include the amount of the incentive stock option spread previously included in the individual's alternative minimum taxable income.

                         1999 ARTIST STOCK OPTION PLAN

     Introduction. Our 1999 Artist Stock Option Plan became effective on October 6, 1999 in connection with our conversion from ARTISTdirect, LLC, a California limited liability company, into ARTISTdirect, Inc., a Delaware corporation. All options to purchase membership units in the limited liability company which were outstanding at the time of such conversion were assumed by the Delaware corporation and converted into options for shares of our common stock. The number of shares subject to each assumed and converted option was equal to the number of membership units in the limited liability company which were subject to that option immediately prior to the conversion, and the exercise price per share remained the same as the per unit exercise price in effect under the option at the time of conversion. Except for the conversion of the securities subject to the option into shares of our common stock, each option will continue to be governed by the terms of the agreement evidencing that option at the time of our conversion into a Delaware corporation.

     Administration. The artist option plan will be administered by our compensation committee. In its capacity as artist option plan administrator, the compensation committee will have full authority to determine the persons who are to be granted options under the artist option plan, the time or times when such option grants are to be made, the number of shares to be subject to each such grant, the time or times when each option is to become exercisable and the maximum period for which the option is to remain outstanding.

     Eligibility. Performing artists who provide products and services through the ARTISTchannel Web sites we operate and maintain for them pursuant to ARTISTchannel agreements will be eligible to receive option grants under the artist option plan.


     Share Reserve. The number of shares of common stock issuable over the term of the artist option plan will initially be limited to 4,000,000 shares (subject to adjustment for certain changes in our capital structure). The share reserve will automatically increase on the first trading day in January each calendar year, beginning with calendar year 2001, by an amount equal to 2% of the total number of shares of our common stock outstanding on the last trading day in December in the immediately preceding calendar year, but in no event will any such annual increase exceed 875,000 shares. As of September 30, 2000, 1,266,564 shares remained available for issuance under the artist option plan.


     There are no limitations on the number of shares of common stock for which an eligible individual may be granted options under the artist option plan.

     Should one or more outstanding options under the artist option plan expire or terminate for any reason prior to exercise in full, the shares subject to the portion of each such option not so exercised will be available for subsequent option grant. Should the exercise price of an option grant under the artist option plan be paid with shares of common stock, then the number of shares available for issuance under the artist option plan will be reduced by the gross number of shares for which the option is exercised or which vest under the stock issuance, and not by the net number of shares issued to the holder of such option.

     The common stock will be made available either from authorized but unissued shares of our common stock or from shares of common stock we reacquire, including shares repurchased on the open market.

     Changes in Capital Structure. In the event of any change in our outstanding common stock resulting from a stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without our receipt of consideration, appropriate adjustments will automatically be made to (i) the maximum number and/or class of securities issuable under the artist option plan, (ii) the maximum number and/or class of securities by which the share reserve is to increase automatically each calendar year pursuant to the automatic share increase provisions of the artist option plan, (iii) the maximum number and/or class of securities for which any one person may be granted stock options and direct stock issuances per calendar year and (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option. The adjustments to such outstanding options will preclude the dilution or enlargement of the rights and benefits available under those options.

     Amendments. Our board has exclusive authority to amend or modify the artist option plan in any and all respects. However, no amendment or modification may, without the holder's consent, adversely affect such individual's rights and obligations under his or her outstanding options. In addition, certain amendments may require the approval of our stockholders.

     Termination. The artist option plan will terminate upon the earliest to occur of (i) October 13, 2009, (ii) the date on which all shares available for issuance under the artist option plan are issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control as discussed on page 81. Should the artist option plan terminate on October 13, 2009, then any option grants outstanding at that time will continue to have force and effect in accordance with the provisions of the agreements evidencing those grants.

     Option Grants. Our board will have complete discretion (subject to the express imitations of the artist option plan) to determine when and to whom options will be granted and the terms of each such grant. Each option grant will be evidenced by a written option agreement with the optionee.

     No option may have a term in excess of 10 years. The actual expiration date of the option will be set forth in the option agreement and will in most instances not exceed 7 years. The option may, however, terminate prior to its designated expiration date in the event of the termination of the optionee's ARTISTchannel agreement with us or upon the occurrence of certain other events, as discussed on page 81.


     All options granted under the artist option plan will be non-statutory options and will not qualify as incentive stock options under Section 422 of the Internal Revenue Code. The tax treatment of non-statutory options is discussed in the section on page 83 entitled "Federal Tax Consequences."


     Exercise Price. The exercise price of an option will be determined by the board at the time of grant. However, the exercise price may not be less than 85% of the fair market value per share of our common stock on the grant date.

     The fair market value per share of our common stock on any relevant date under the artist option plan will be the closing selling price per share on that date, as reported on the Nasdaq National Market and published in The Wall Street Journal. If the common stock is not traded on that day, the fair market value will be the closing selling price per share on the last preceding date for which such quotation exists.

     Transferability. Options generally are not assignable or transferable, except by the provisions of the optionee's will or the laws of inheritance following the optionee's death or pursuant to any beneficiary designation the optionee has in effect for the option at the time of his or her death. However, one or more options under the artist option may be structured so that those options will be assignable in whole or in part during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family members or to the optionee's former spouse in connection with divorce or other marital separation proceedings.

     Stockholder Rights. The optionee will not have any stockholder rights with respect to the option shares until the optionee exercises the option, pays the exercise price and becomes a holder of record of the purchased shares.

     Exercisabililty. The option will generally vest and become exercisable for the option shares in a series of installments over the period the optionee's ARTISTchannel agreement with us remains in effect. The specific exercise schedule applicable to each option will be determined by the board at the time of grant and will be set forth in the option agreement for that grant. The optionee may exercise the option at any time for the shares for which that option is exercisable, provided such exercise occurs before the option terminates.

     Option Exercise. To exercise the option, the optionee must provide us with written notice of the exercise in which the number of shares to be purchased under the option is indicated. The notice must be accompanied by payment of the exercise price for the purchased shares, together with appropriate proof that the person exercising the option (if other than the optionee) has the right to effect such exercise.

     The exercise price may be paid in cash or in shares of our common stock. Any shares delivered in payment of the exercise price will be valued at fair market value on the exercise date and must have been held for the requisite period necessary to avoid a charge to our earnings for financial reporting purposes (generally a six (6)-month period).

     Cashless exercises are also permitted. To use this procedure, the optionee must provide irrevocable instructions to a designated brokerage firm to effect the immediate sale of the shares of common stock purchased under the option and to pay over to us, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable withholding taxes. Concurrently with such instructions, the optionee must also direct us to deliver the certificates for the purchased shares to the brokerage firm in order to complete the sale.

     Early Termination of Options. The option will immediately terminate, prior to the specific expiration date of the option term, in the event: (i) the optionee's ARTISTchannel agreement is terminated by us by reason of the optionee's breach of a material provision of that agreement and the optionee's failure to cure such breach during the applicable cure period (ii) the ARTISTchannel agreement is terminated by the optionee other than by reason of a material breach by us of that agreement.

     Change in Control. In the event of any change in control events listed below, all options outstanding under the artist option plan will automatically accelerate so that each such option will, immediately prior to the effective date of the change in control, become exercisable for all the shares of common stock at the time subject to that option and may be exercised for any or all of those shares as fully vested shares. However, an outstanding option will NOT become exercisable on such an accelerated basis if and to the extent: (i) the option is assumed by the successor corporation or otherwise continued in full force and effect pursuant to the terms of the change in control transaction or
(ii) such option is replaced with a cash incentive program which preserves the option spread existing at the time of the change in control on any shares for which the option is not otherwise at that time exercisable and provides for subsequent payout in accordance with the same exercisable schedule applicable to those option shares.

     A change in control will be deemed to occur in the event (i) we are acquired by a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, (ii) there is a sale, transfer or other disposition of all or substantially all our assets or
(iii) securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are acquired by any person or group of related persons through a direct tender or exchange offer with our shareholders.

     All outstanding options under the artist option plan will, to the extent not assumed by the successor corporation or otherwise continued in full force and effect pursuant to the terms of the change in control transaction, terminate and cease to be outstanding immediately following the completion of the change in control transaction.

     Each option which is assumed by the successor corporation in the change in control transaction or otherwise continued in effect will be appropriately adjusted to apply to the number and class of securities which would have been issued to the optionee in consummation of the change in control transaction had the option been exercised immediately prior to that transaction. Appropriate adjustments will also be made to the exercise price payable per share, provided the aggregate exercise price for the option shares will remain the same. To the extent the actual holders of our common stock receive cash consideration for their common stock in the change in control transaction, the successor corporation may, in connection with the assumption of the option, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of our common stock in such change in control transaction.

     Our compensation committee may structure one or more options under the artist option plan so that those options will immediately vest and become exercisable for all the option shares upon a change in control transaction, whether or not those options are to be assumed or otherwise continued in effect following that transaction.

     NOTE: OPTIONS WHICH WERE GRANTED WHILE WE WERE A LIMITED LIABILITY COMPANY CONTAIN DIFFERENT CHANGE IN CONTROL PROVISIONS. SHOULD A CHANGE IN CONTROL OCCUR WHILE THOSE OPTIONS ARE OUTSTANDING, THE OPTIONS WILL TERMINATE UNLESS ASSUMED BY THE SUCCESSOR ENTITY. HOWEVER, ANY OPTIONS WHICH ARE NOT SO ASSUMED WILL ACCELERATE AND BECOME EXERCISABLE FOR ALL THE OPTION SHARES IMMEDIATELY PRIOR TO THE CHANGE IN CONTROL. FOR THESE PARTICULAR OPTIONS, A CHANGE IN CONTROL WILL BE DEEMED TO OCCUR UPON: (i) THE SALE OF ALL OR SUBSTANTIALLY ALL OF OUR ASSETS,
(ii) ANY REORGANIZATION, MERGER, CONSOLIDATION, SALE OR EXCHANGE OF SECURITIES IN WHICH WE DO NOT SURVIVE AS A SEPARATE ENTITY, (iii) ANY REORGANIZATION, MERGER, CONSOLIDATION, SALE OR EXCHANGE OF SECURITIES IN WHICH WE DO SURVIVE AND ANY OF OUR STOCKHOLDERS ARE PROVIDED WITH THE OPPORTUNITY TO RECEIVE CASH, SECURITIES OF ANOTHER ENTITY AND/OR OTHER PROPERTY IN EXCHANGE FOR THEIR SHARES OF COMMON STOCK, OR (iv) ANY ACQUISITION OF MORE THAN FIFTY PERCENT (50%) OF OUR OUTSTANDING SHARES OF COMMON STOCK BY ANY PERSON OR GROUP OF RELATED PERSONS.

     Miscellaneous. The following features should be noted concerning the artist option plan.

     - The grant of options under the artist option plan and the issuance of common stock under those options are subject to our procurement of all approvals and permits required by regulatory authorities having jurisdiction over the artist option plan and the securities issuable thereunder. It is possible that we could be prevented from granting options or from issuing shares of our common stock under the artist option plan in the event one or more required approvals or permits were not obtained.

     - The artist option plan does not limit our authority to grant options outside of the artist option plan or to grant options to, or assume the options of, any person in connection with the acquisition of the business and assets of any firm, corporation or other business entity.

     - The artist option plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) or Section 401(a) of the Internal Revenue Code.

                            FEDERAL TAX CONSEQUENCES

     The following is a general description of the Federal income tax consequences of option grants made under the artist stock option plan. State and local tax treatment, which is not discussed below, may vary from such Federal income tax treatment. Each option holder should consult with his or her own tax advisor as to the tax consequences of his or her particular option transactions.

     Grant. The grant of a non-statutory stock option will not result in any Federal income tax liability to the optionee.

     Exercise. The optionee will recognize ordinary income in the year in which the non-statutory stock option is exercised in an amount equal to the excess of
(i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for those shares. This income will be reported by us on a Form 1099 issued to the optionee for the year of exercise (or on a Form 1099 if the optionee is not an employee), and the optionee will be required to satisfy the tax withholding requirements applicable to this income.

     Disposition. The optionee will recognize a capital gain to the extent the amount realized upon the sale of such shares exceeds their fair market value at the time he or she recognized the ordinary income with respect to their acquisition. A capital loss will result to the extent the amount realized upon the sale is less than such fair market value. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the disposition.

     Company Deduction. We will be entitled to an income tax deduction equal to the amount of ordinary income the optionee recognizes in connection with the exercise of the non-statutory stock option. The deduction will, in general, be allowed for the taxable year in which the optionee recognizes such ordinary income.

               1999 ARTIST AND ARTIST ADVISORS STOCK OPTION PLAN

     Introduction. Our 1999 Artist and Artist Advisor Stock Option Plan became effective on October 6, 1999 in connection with our conversion from ARTISTdirect, LLC, a California limited liability company, into ARTISTdirect, Inc., a Delaware corporation. All options to purchase membership units in the limited liability company which were outstanding at the time of such conversion were assumed by the Delaware corporation and converted into options for shares of our common stock. The number of shares subject to each assumed and converted option was equal to the number of membership units in the limited liability company which were subject to that option immediately prior to the conversion, and the exercise price per share remained the same as the per unit exercise price in effect under the option at the time of conversion. Except for the conversion of the securities subject to the option into shares of our common stock, each option will continue to be governed by the terms of the agreement evidencing that option at the time of our conversion into a Delaware corporation.

     Administration. The artist and artist advisor option plan will be administered by our compensation committee. In its capacity as artist and artist advisor plan administrator, the compensation committee will have full authority to determine the persons who are to be granted options under the artist and artist advisor plan, the time or times when such option grants are to be made, the number of shares to be subject to each such grant, the time or times when each option is to become exercisable and the maximum period for which the option is to remain outstanding.

     Eligibility. Performing artists and their attorneys, business managers, agents and other advisors who provide services to us will be eligible to receive option grants under the artist and artist advisor plan.


     Share Reserve. The number of shares of common stock issuable over the term of the artist and artist advisor plan will initially be limited to 1,850,000 shares (subject to adjustment for certain changes in our capital structure). The share reserve will automatically increase on the first trading day in January each calendar year, beginning with calendar year 2001, by an amount equal to 1% of the total number of shares of our common stock outstanding on the last trading day in December in the immediately preceding calendar year, but in no event will any such annual increase exceed 375,000 shares. As of September 30, 2000, 517,420 shares remained available for issuance under the artist and artist advisor option plan.


     There are no limitations on the number of shares of common stock for which an eligible individual may be granted options under the artist and artist advisor plan.

     Should one or more outstanding options under the artist and artist advisor plan expire or terminate for any reason prior to exercise in full, the shares subject to the portion of each such option not so exercised will be available for subsequent option grant. Should the exercise price of an option grant under the artist and artist advisor plan be paid with shares of common stock, then the number of shares available for issuance under the artist and artist advisor plan will be reduced by the gross number of shares for which the option is exercised or which vest under the stock issuance, and not by the net number of shares issued to the holder of such option.

     The common stock will be made available either from authorized but unissued shares of our common stock or from shares of common stock we reacquire, including shares repurchased on the open market.

     Changes in Capital Structure. In the event of any change in our outstanding common stock resulting from a stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without our receipt of consideration, appropriate adjustments will automatically be made to (i) the maximum number and/or class of securities issuable under the artist and artist advisor plan,
(ii) the maximum number and/or class of
securities by which the share reserve is to increase automatically each calendar year pursuant to the automatic share increase provisions of the artist and artist advisor plan, (iii) the maximum number and/or class of securities for which any one person may be granted stock options and direct stock issuances per calendar year and (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option. The adjustments to such outstanding options will preclude the dilution or enlargement of the rights and benefits available under those options.

     Amendments. Our board has exclusive authority to amend or modify the artist and artist advisor plan in any and all respects. However, no amendment or modification may, without the holder's consent, adversely affect such individual's rights and obligations under his or her outstanding options. In addition, certain amendments may require the approval of our stockholders.

     Termination. The artist and artist advisor plan will terminate upon the earliest to occur of (i) October 13, 2009, (ii) the date on which all shares available for issuance under the artist and artist advisor plan are issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control as discussed on page 86. Should the artist and artist advisor plan terminate on October 13, 2009, then any option grants outstanding at that time will continue to have force and effect in accordance with the provisions of the agreements evidencing those grants.

     Option Grants. Our board will have complete discretion (subject to the express imitations of the artist and artist advisor plan) to determine when and to whom options will be granted and the terms of each such grant. Each option grant will be evidenced by a written option agreement with the optionee.

     No option may have a term in excess of 10 years. The actual expiration date of the option will be set forth in the option agreement and will in most instances not exceed 7 years. The option may, however, terminate prior to its designated expiration date in the event of the termination of the optionee's service for cause or upon the occurrence of certain other events, as discussed on page 86.

     All options granted under the artist and artist advisor plan will be non-statutory options and will not qualify as incentive stock options under
Section 422 of the Internal Revenue Code. The tax treatment of non-statutory options is discussed in the section on page 88 entitled "Federal Tax Consequences."

     Exercise Price. The exercise price of an option will be determined by the board at the time of grant. However, the exercise price may not be less than 85% of the fair market value per share of our common stock on the grant date.

     The fair market value per share of our common stock on any relevant date under the artist and artist advisor plan will be the closing selling price per share on that date, as reported on the Nasdaq National Market and published in The Wall Street Journal. If the common stock is not traded on that day, the fair market value will be the closing selling price per share on the last preceding date for which such quotation exists.

     Transferability. Options generally are not assignable or transferable, except by the provisions of the optionee's will or the laws of inheritance following the optionee's death or pursuant to any beneficiary designation the optionee has in effect for the option at the time of his or her death. However, one or more options under the artist and artist advisor plan may be structured so that those options will be assignable in whole or in part during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family members or to the optionee's former spouse in connection with divorce or other marital separation proceedings.

     Stockholder Rights. The optionee will not have any stockholder rights with respect to the option shares until the optionee exercises the option, pays the exercise price and becomes a holder of record of the purchased shares.

     Vesting. The option will generally vest and become exercisable for the option shares in a series of installments over the period of the optionee's service. The specific vesting schedule applicable to each option will be determined by the board at the time of grant and will be set forth in the option agreement for that grant. The optionee may exercise the option at any time for the shares for which that option is vested and exercisable, provided such exercise occurs before the option terminates.

     Option Exercise. To exercise the option, the optionee must provide us with written notice of the exercise in which the number of shares to be purchased under the option is indicated. The notice must be accompanied by payment of the exercise price for the purchased shares, together with appropriate proof that the person exercising the option (if other than the optionee) has the right to effect such exercise.

     The exercise price may be paid in cash or in shares of our common stock. Any shares delivered in payment of the exercise price will be valued at fair market value on the exercise date and must have been held for the requisite period necessary to avoid a charge to our earnings for financial reporting purposes (generally a six (6)-month period).

     Cashless exercises are also permitted. To use this procedure, the optionee must provide irrevocable instructions to a designated brokerage firm to effect the immediate sale of the shares of common stock purchased under the option and to pay over to us, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable withholding taxes. Concurrently with such instructions, the optionee must also direct us to deliver the certificates for the purchased shares to the brokerage firm in order to complete the sale.

     Early Termination of Options. The option will immediately terminate, prior to the specific expiration date of the option term, upon the in the event the optionee's service is terminated by us for cause. CAUSE will mean (i) the termination of any other written agreement the optionee has with us prior to expiration of the full term of that agreement, either by us by reason of optionee's breach of a material provision of that agreement and his or her failure to cure such breach within the applicable cure period or by the optionee for any reason other than a material breach by us of that agreement and our failure to cure that breach within the applicable cure period and (ii) any other events designated as for "cause" events in any other written agreements governing the optionee's contractual relationship with us or our subsidiaries.

     Change in Control. In the event of any change in control events listed below, all options outstanding under the artist and artist advisor plan will automatically accelerate so that each such option will, immediately prior to the effective date of the change in control, become exercisable for all the shares of common stock at the time subject to that option and may be exercised for any or all of those shares as fully vested shares. However, an outstanding option will NOT become exercisable on such an accelerated basis if and to the extent:
(i) the option is assumed by the successor corporation or otherwise continued in full force and effect pursuant to the terms of the change in control transaction or (ii) such option is replaced with a cash incentive program which preserves the option spread existing at the time of the change in control on any shares for which the option is not otherwise at that time exercisable and provides for subsequent payout in accordance with the same exercisable schedule applicable to those option shares.

     A change in control will be deemed to occur in the event (i) we are acquired by a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, (ii) there is a sale, transfer or other disposition of all or substantially all our assets or
(iii) securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are acquired by any person or group of related persons through a direct tender or exchange offer with our shareholders.

     All outstanding options under the artist and artist advisor plan will, to the extent not assumed by the successor corporation or otherwise continued in full force and effect pursuant to the terms of the change in control transaction, terminate and cease to be outstanding immediately following the completion of the change in control transaction.

     Each option which is assumed by the successor corporation in the change in control transaction or otherwise continued in effect will be appropriately adjusted to apply to the number and class of securities which would have been issued to the optionee in consummation of the change in control transaction had the option been exercised immediately prior to that transaction. Appropriate adjustments will also be made to the exercise price payable per share, provided the aggregate exercise price for the option shares will remain the same. To the extent the actual holders of our common stock receive cash consideration for their common stock in the change in control transaction, the successor corporation may, in connection with the assumption of the option, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of our common stock in such change in control transaction.

     Our board may structure one or more options under the artist and artist advisor plan so that those options will immediately vest and become exercisable for all the option shares upon a change in control transaction, whether or not those options are to be assumed or otherwise continued in effect following that transaction.

     NOTE: OPTIONS WHICH WERE GRANTED WHILE WE WERE A LIMITED LIABILITY COMPANY CONTAIN DIFFERENT CHANGE IN CONTROL PROVISIONS. SHOULD A CHANGE IN CONTROL OCCUR WHILE THOSE OPTIONS ARE OUTSTANDING, THE OPTIONS WILL TERMINATE UNLESS ASSUMED BY THE SUCCESSOR ENTITY. HOWEVER, ANY OPTIONS WHICH ARE NOT SO ASSUMED WILL ACCELERATE AND BECOME EXERCISABLE FOR ALL THE OPTION SHARES IMMEDIATELY PRIOR TO THE CHANGE IN CONTROL. FOR THESE PARTICULAR OPTIONS, A CHANGE IN CONTROL WILL BE DEEMED TO OCCUR UPON: (i) THE SALE OF ALL OR SUBSTANTIALLY ALL OF OUR ASSETS,
(ii) ANY REORGANIZATION, MERGER, CONSOLIDATION, SALE OR EXCHANGE OF SECURITIES IN WHICH WE DO NOT SURVIVE AS A SEPARATE ENTITY, (iii) ANY REORGANIZATION, MERGER, CONSOLIDATION, SALE OR EXCHANGE OF SECURITIES IN WHICH WE DO SURVIVE AND ANY OF OUR STOCKHOLDERS ARE PROVIDED WITH THE OPPORTUNITY TO RECEIVE CASH, SECURITIES OF ANOTHER ENTITY AND/OR OTHER PROPERTY IN EXCHANGE FOR THEIR SHARES OF COMMON STOCK, OR (iv) ANY ACQUISITION OF MORE THAN FIFTY PERCENT (50%) OF OUR OUTSTANDING SHARES OF COMMON STOCK BY ANY PERSON OR GROUP OF RELATED PERSONS.

     Miscellaneous. The following features should be noted concerning the artist and artist advisor plan.

     - Nothing in the artist and artist advisor plan or in any option grant under the artist and artist advisor plan is intended to provide any person with the right to remain in our service for any specific period, and both we and the optionee will each have the right to terminate the optionee's service at any time and for any reason, with or without cause.

     - The grant of options under the artist and artist advisor plan and the issuance of common stock under those options are subject to our procurement of all approvals and permits required by regulatory authorities having jurisdiction over the artist and artist advisor plan and the securities issuable thereunder. It is possible that we could be prevented from granting options or from issuing shares of our common stock under the artist and artist advisor plan in the event one or more required approvals or permits were not obtained.

     - The artist and artist advisor plan does not limit our authority to grant options outside of the artist and artist advisor plan or to grant options to, or assume the options of, any person in connection with the acquisition of the business and assets of any firm, corporation or other business entity.

     - The artist and artist advisor plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) or Section 401(a) of the Internal Revenue Code.

FEDERAL TAX CONSEQUENCES

     The following is a general description of the Federal income tax consequences of option grants made under the artist and artist advisor stock option plan. State and local tax treatment, which is not discussed below, may vary from such Federal income tax treatment. Each option holder should consult with his or her own tax advisor as to the tax consequences of his or her particular option transactions.

     Grant. The grant of a non-statutory stock option will not result in any Federal income tax liability to the optionee.

     Exercise. The optionee will recognize ordinary income in the year in which the non-statutory stock option is exercised in an amount equal to the excess of
(i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for those shares. This income will be reported by us on a Form 1099 issued to the optionee for the year of exercise.

     Disposition. The optionee will recognize a capital gain to the extent the amount realized upon the sale of such shares exceeds their fair market value at the time he or she recognized the ordinary income with respect to their acquisition. A capital loss will result to the extent the amount realized upon the sale is less than such fair market value. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the disposition.

     Company Deduction. We will be entitled to an income tax deduction equal to the amount of ordinary income the optionee recognizes in connection with the exercise of the non-statutory stock option. The deduction will, in general, be allowed for the taxable year in which the optionee recognizes such ordinary income.

              CORPORATION INFORMATION AND ANNUAL PLAN INFORMATION

     ARTISTdirect, Inc. is a Delaware corporation which maintains its principal executive offices at 5670 Wilshire Boulevard, Suite 200, Los Angeles, California 90036. The telephone number at the executive offices is (323) 634-4000. You may contact us at this address or telephone number for further information concerning any of our stock option plans and their administration.

     A copy of our Annual Report to Stockholders for each fiscal year will be furnished to each participant in our stock option plans, and additional copies will be furnished without charge to each participant upon written or oral request to our Corporate Secretary at our principal executive office or upon telephoning us at our principal executive office. In addition, any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request to our Corporate Secretary, a copy of any of the documents listed below, which are hereby incorporated by reference into this Prospectus, other than certain exhibits to such documents.

          (a) Our Registration Statement No. 333-87547 on Form S-1 filed with the Securities and Exchange Commission ("SEC") on January 27, 2000, together with the amendments filed thereto on Form S-1/A on March 3, 2000, March 8, 2000, March, 16, 2000 and March 27, 2000, respectively.

          (b) Our Prospectus filed with the SEC on March 29, 2000 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with our Registration Statement No. 333-87547 in which there is set forth our audited financial statements for the fiscal year ended December 31, 1999.

          (c) Our Registration Statement on Form 8-A12G filed with the SEC on March 22, 2000, in which are described the terms, rights and provisions applicable to our outstanding common stock.

          (d) Our Registration Statement on Form S-1 No. 333-41630 filed with the SEC on July 18, 2000, together with the amendments filed thereto on Form S-1/A on August 9, 2000 and November 17, 2000.


     We will also deliver to each participant in our stock option plans who does not otherwise receive such materials a copy of all reports, proxy statements and other communications distributed to our stockholders.

     1999 EMPLOYEE STOCK PURCHASE PLAN.

     Introduction. Our 1999 Employee Stock Purchase Plan was adopted by the board on October 13, 1999 and approved by the stockholders in October 1999. The plan became effective immediately upon the signing of the underwriting agreement for our initial public offering on March 27, 2000. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock at semi-annual intervals with accumulated payroll deductions.

     Share Reserve. 500,000 shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January each calendar year, beginning 2001, by an amount equal to one percent (1%) of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year. In no event will any such annual increase exceed 1,000,000 shares.

     Offering Periods. The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period started on March 27, 2000 and will end on the last business day in April 2002. The next offering period will start on the first business day in May 2002, and subsequent offering periods will be set by our compensation committee.

     Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of May and November each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

     Payroll Deductions. A participant may contribute up to 15% of his or her total cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of April and October each year. However, a participant may not purchase more than 750 shares on any purchase date, and not more than 250,000 shares may be purchased in total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

     Change in Control. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately before the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately before the acquisition.

     Plan Provisions. The following provisions will also be in effect under the plans:

     - The plan will terminate no later than the last business day of October 2009.

     - The board may at any time amend, suspend or discontinue the plan. However, amendments may require stockholder approval.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with our named executive officers. The compensation and dates of employment under the employment agreements are as follows:

     Marc Geiger

     In July 1998, we entered into an employment agreement with Marc Geiger, our Chairman and Chief Executive Officer which provides for the following:

     - Mr. Geiger is paid an annual salary of $150,000 and a guaranteed annual bonus of $100,000.

     - The initial term of his employment expires July 27, 2001, with automatic extensions for successive one-year periods.

     - The agreement provides for the payment of salary and a guaranteed bonus for twelve months after the date of termination if the termination was other than:

        (1) due to a disability,

        (2) for "cause," such as the commission of a felony, material dishonesty against ARTISTdirect, or gross negligence in the performance of duties,

        (3) due to Mr. Geiger's death, or

        (4) if he terminates his employment for "good reason," such as an adverse change of duties, a reassignment of location, or a material breach of our obligations to him.

     - If Mr. Geiger's employment is terminated for cause or disability, or he resigns for other than good reasons, he is prohibited, for a period of the later of one year after the early termination of his employment, or the expiration of the term of his employment agreement, from competing with ARTISTdirect or attempting to hire any ARTISTdirect employee.

     Donald Muller

     In July 1998, we entered into an employment agreement with Donald Muller, the President of ARTISTdirect Agency and Kneeling Elephant Records, and one of our directors, which provides for the following:

     - Mr. Muller is paid an annual salary of $150,000 and a guaranteed annual bonus of $100,000.

     - The initial term of the agreement expires July 27, 2001, with automatic extensions for successive one-year periods.

     - The agreement provides for the payment of salary and a guaranteed bonus for twelve months after the date of termination if the termination was other than:

          (1) due to a disability,

          (2) for "cause," such as the commission of a felony, material dishonesty against ARTISTdirect, or gross negligence in the performance of duties,

          (3) due to Mr. Muller's death, or

          (4) if he terminates his employment for "good reason," such as an adverse change of duties, a reassignment of location, or a material breach of our obligations to him.

     - If Mr. Muller's employment is terminated for cause or disability or resigns for other than good reasons, he is prohibited, for a period of the later of one year after the early termination of his employment, or the expiration of the term of his employment agreement, from competing with ARTISTdirect or attempting to hire any ARTISTdirect employee.

     Keith Yokomoto

     In January 1998, we entered into an employment agreement with Keith Yokomoto, our President and Chief Operating Officer, which provides for the following:

     - Mr. Yokomoto was paid an annual salary of $100,000 for the first five months of the agreement and $150,000 thereafter, with a guaranteed bonus of $50,000 the second year and $100,000 for each year thereafter.

     - The initial term of the agreement expires December 31, 2000, and ARTISTdirect has an option to extend the term for two additional one-year periods.

     - The agreement provides for the payment of his salary and a guaranteed bonus for the lesser of:

        (1) twelve months after the date of termination, or

        (2) until the end of the agreement, if he is terminated other than due to a disability, for "cause," such as the commission of a felony, material dishonesty against ARTISTdirect, or gross negligence in the performance of duties, or upon his death.

     Mr. Yokomoto also signed a separate agreement concurrently with his employment agreement which prohibits him from competing with ARTISTdirect or attempting to hire any ARTISTdirect employee for the later of one year after termination of employment, or the expiration of the then-current period of the term of the agreement.

     James Carroll

     In May 1999, we entered into an employment agreement with James Carroll, our Chief Financial Officer, which provides for the following:

     - Mr. Carroll is paid an annual salary of $150,000 and a guaranteed annual bonus of $50,000.

     - The initial term of the agreement expires May 23, 2001, and ARTISTdirect has an option to extend the term for one additional year.

     - The employment agreement provides that if Mr. Carroll's employment is terminated other than due to a disability, death or for "cause," such as the commission of a felony, material dishonesty against ARTISTdirect, or gross negligence in the performance of duties, he will be paid his base salary for the lesser of:

          (1) six months after the date of termination, or

          (2) the remainder of the agreement.

     - If Mr. Carroll is terminated for cause, he is prohibited from competing with ARTISTdirect until the date the agreement would otherwise have expired. Mr. Carroll is also prohibited from attempting to hire any ARTISTdirect employee for one year following the later of:

          (1) the date the agreement expires, or

          (2) the actual date of termination.

     In addition, please see "-- Options and Stock Issued to James Carroll" on page 97 for information on stock and options issued to Mr. Carroll in connection with his employment.

     Steve Rennie

     In April 1998, UBL, LLC entered into an employment agreement with Steve Rennie, President of the Ultimate Band List, which provides for the following:

     - Mr. Rennie is paid an annual salary of $100,000 for the first year and $150,000 for the second and third years, with a guaranteed bonus of $50,000 the second year and $100,000 the third year.

     - The initial term of the agreement expires March 31, 2001.

     - If Mr. Rennie's employment is terminated other than due to disability, death, or for cause, such as the commission of a felony, material dishonesty against ARTISTdirect, or gross negligence in the performance of duties, Mr. Rennie's employment agreement provides for the payment of his salary and a guaranteed bonus for the lesser of:

          (1) twelve months after the date of termination, or

          (2) the remaining period of the term.

     In June 1998, Mr. Rennie also entered into a separate agreement which prohibits him from competing with UBL, LLC until March 31, 2001, or, in the event Mr. Rennie is terminated other than for cause, the date of Mr. Rennie's termination. The agreement also prohibits him from soliciting any customer of ARTISTdirect or attempting to hire any ARTISTdirect employee until March 31, 2002.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. This indemnification may, however, be unenforceable as against public policy.

     As permitted by Delaware law, our amended and restated certificate of incorporation, which became effective upon the closing of our initial public offering, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware law regarding unlawful dividends and stock purchases; or

     - for any transaction from which the director derived an improper personal benefit.

     As permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective upon the closing of this offering, provide that:

     - we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, so long as such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of ARTISTdirect, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful;

     - we are permitted to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law, our amended and restated certificate of incorporation, our amended and restated bylaws or other agreements;

     - we are required to advance expenses to our directors and officers incurred in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions; and

     - the rights conferred in our amended and restated bylaws are not exclusive.

     We have entered into indemnity agreements with each of our current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and our amended and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     We have obtained directors' and officers' liability insurance.

                           RELATED PARTY TRANSACTIONS

ISSUANCES OF INTERESTS IN PREDECESSOR

     INITIAL ISSUANCES

     In September 1996, Marc Geiger and Don Muller formed ARTISTdirect, LLC, our predecessor, and each acquired 17,461,365 common units of its membership interest. All information with respect to units of ARTISTdirect, LLC in this section gives effect to a 35 to 1 forward unit split that occurred in May 1999 and does not give effect to the one-for-four reverse stock split of ARTISTdirect effected on March 21, 2000.

     In 1998, as partial compensation for services rendered and to be rendered, ARTISTdirect, LLC issued common units to Keith Yokomoto, our President and Chief Operating Officer, Steve Rennie, President of the UBL, Robert Morse, our Vice President and Treasurer and L&G Associates One. These common units entitled the holders to share in the profits and losses of ARTISTdirect, LLC but limited the holders' share of the capital of ARTISTdirect, LLC to increases in its fair value after the issuance of the units. The value of the capital at the time of these issuances remained the property of Messrs. Geiger and Muller. In January 1998, Mr. Yokomoto and L&G Associates One received 4,014,107 and 1,204,232 common units, respectively. Allen Lenard, one of our directors, is Managing Partner of L&G Associates One and is also Managing Partner of Lenard & Gonzalez LLP, one of our outside law firms. In June 1998, Messrs. Rennie and Morse received 1,605,643 and 401,411 common units, respectively. In connection with these issuances, Messrs. Geiger and Muller agreed that the percentages represented by these common units would not be diluted for the first $5 million in capital contributions made to ARTISTdirect, LLC by outside investors. To effect this anti-dilution protection, Messrs. Geiger and Muller periodically contributed common units to ARTISTdirect, LLC and ARTISTdirect, LLC issued the same total number of common units to Messrs. Yokomoto, Rennie, Morse and L&G Associates One for no additional consideration.

     In July 1998, Messrs. Geiger and Muller contributed their interests in MGE, LLC, another company they wholly-owned, to ARTISTdirect Holdings, L.L.C., a newly-formed Delaware limited liability company, and then contributed their interests in ARTISTdirect Holdings, L.L.C. to ARTISTdirect, LLC in exchange for additional common units. As a result, ARTISTdirect Holdings, L.L.C. became a wholly-owned subsidiary of ARTISTdirect, LLC.

     In July 1997, ARTISTdirect New Media, LLC, one of our subsidiaries or ADNM, and American Recordings, Inc., or ARI, which was wholly-owned by Rick Rubin, one of our directors, formed UBL, LLC. ARI contributed all of the assets used in connection with the operation of the UBL Web site to UBL, LLC in exchange for a membership interest in UBL, LLC. Since its inception, ADNM has been 99% owned by ARTISTdirect LLC and 1% owned by an entity owned by the members of ARTISTdirect, LLC. From UBL, LLC's inception in June 1997 until May 1999, when ADNM exchanged its interest in UBL, LLC for interests in ARTISTdirect LLC, ADNM owned approximately 49% of the membership interests in UBL, LLC, and controlled and funded the operations of the UBL Web site.

     ISSUANCES OF ARTISTDIRECT, LLC SERIES A PREFERRED UNITS

     Between July 1998 and December 1998, ARTISTdirect, LLC sold a total of 9,458,340 of its Series A preferred units at a purchase price of approximately $0.31 per unit to the following purchasers:

                                                                                AGGREGATE
                                                                 SERIES A        PURCHASE
                         PURCHASER                            PREFERRED UNITS     PRICE
                         ---------                            ---------------   ----------
Constellation Venture Capital, L.P. ........................     5,850,520      $1,800,000
Psilos Group Partners, L.P. ................................     1,950,172         600,000
DreamMedia Internet Ventures, LLC...........................     1,462,632         450,000
Carl Kawabe.................................................       195,016          60,000

     In January 1999, ARTISTdirect, LLC redeemed 780,068 of its Series A preferred units from Psilos Group Partners, L.P. for a purchase price of $240,080 and re-issued those units to CCP/Psilos ARTISTdirect, LLC for the same price. Mr. Friedman, one of our directors, is the General Partner of Constellation Venture Capital, L.P. and Mr. Krupa, one of our directors, is the Managing Director of Psilos Group Managers, L.P.

     ISSUANCES OF UBL, LLC UNITS

     Between July 1998 and December 1998, UBL, LLC, sold an aggregate of 1,940,000 of its Series A preferred units, and 1,940,000 of its Series B preferred units, at a purchase price of $1.00 per unit to the following purchasers:

                                                                                        AGGREGATE
                                                       SERIES A          SERIES B        PURCHASE
                    PURCHASER                       PREFERRED UNITS   PREFERRED UNITS     PRICE
                    ---------                       ---------------   ---------------   ----------
Constellation Venture Capital, L.P. ..............     1,200,000                --      $1,200,000
Psilos Group Partners, L.P........................       400,000                --         400,000
DreamMedia Internet Ventures, LLC.................       300,000                --         300,000
Carl Kawabe.......................................        40,000                --          40,000
ADNM..............................................            --         1,940,000       1,940,000

     In January 1999, UBL, LLC redeemed 160,000 of its Series A preferred units from Psilos Group Partners, L.P. for a purchase price of $160,000 and re-issued those units to CCP/Psilos UBL, LLC for the same price.

     In February 1999, UBL, LLC issued 392,134 of its common units to Scott Blum, President of iMusic and our Vice President, Research and Development, in consideration of his contribution of 540,000 shares of common stock of iMusic, Inc. All information with respect to units of UBL, LLC in this section gives effect to a 1,000-for-1 unit split that occurred in April 1999.

     EXCHANGE TRANSACTION AND ISSUANCE OF ARTISTDIRECT, LLC SERIES B PREFERRED UNITS

     In May 1999, we completed an exchange transaction in which the holders of common and/or Series A preferred units of UBL, LLC, other than ADNM exchanged a total of 8,042,134 UBL, LLC common units and 1,940,000 UBL, LLC preferred units for a total of 13,982,207 common units and 3,372,920 Series A preferred units of ARTISTdirect, LLC. At the same time, ADNM distributed units in UBL, LLC to ARTISTdirect, LLC and to ARTISTdirect Holdings LLC, so that after giving effect to the exchange and distribution transactions, UBL, LLC was 99% owned by ARTISTdirect, LLC and 1% owned by ARTISTdirect Holdings LLC. In connection with this transaction, Messrs. Geiger and Muller contributed 491,467 and 995,819 common units, respectively, to the capital of ARTISTdirect, LLC. These units were then reissued to Mr. Rubin.

     In May 1999, ARTISTdirect, LLC also sold an aggregate of 15,000,000 of its Series B preferred units at a purchase price of $1.00 per unit to the following purchasers:

                                                              SERIES B    AGGREGATE
                                                              PREFERRED    PURCHASE
                         PURCHASER                              UNITS       PRICE
                         ---------                            ---------   ----------
Chase Capital Partners......................................  4,800,000   $4,800,000
CCP/Psilos ARTISTdirect, LLC................................    922,509      922,509
Flatiron Fund...............................................    200,000      200,000
Bowman Capital Management LLC...............................  4,000,000    4,000,000
Constellation Venture Capital, L.P..........................  2,500,000    2,500,000
Psilos Group Partners, L.P..................................  1,383,764    1,383,764
Cassandra/ARTISTdirect Partners, LLC........................  1,000,000    1,000,000
Toronto Dominion Investments, Inc...........................    193,727      193,727

     In connection with this financing, the holders of Series A preferred units in ARTISTdirect, LLC received 354,526 common units in ARTISTdirect, LLC and $85,000 in exchange for accrued and unpaid preferred returns.

     The preferred and common units of ARTISTdirect, LLC were exchanged for preferred and common stock in connection with the merger of ARTISTdirect, LLC into ARTISTdirect, Inc. on October 6, 1999. All shares of preferred stock converted into shares of common stock on a one-for-one basis upon the closing of our initial public offering. In addition, approximately 80,216 shares of common stock were issued as accrued but unpaid dividends on the preferred stock. See the notes to the beneficial ownership table in "Principal Stockholders" on page 102 for information relating to the beneficial ownership of such shares.

     ISSUANCES OF ARTISTDIRECT, INC. SERIES C PREFERRED STOCK

     Between December 1999 and January 2000, ARTISTdirect, Inc. sold an aggregate of 7,000,291 of its Series C preferred stock at a purchase price of $13.928 per share to the following purchasers:

                                                              SHARES OF
                                                              SERIES C     AGGREGATE
                                                              PREFERRED    PURCHASE
                         PURCHASER                              STOCK        PRICE
                         ---------                            ---------   -----------
Universal Music Group, Inc..................................  2,153,935   $30,000,000
Cisneros Television Group(1)................................  1,435,957    20,000,000
Sony Music, a Group of Sony Music Entertainment Inc.........  1,076,968    15,000,000
BMG Music d/b/a BMG Entertainment...........................  1,076,968    15,000,000
Time Warner Inc.(2).........................................  1,005,170    14,000,000
Yahoo! Inc..................................................    179,495     2,500,000
Maverick Recording Company..................................     71,798     1,000,000

(1) Shares are actually held by Meadowlane Enterprises Ltd., an affiliate of Cisneros Television Group.

(2) Shares are actually held by Art-Dir Holdings Inc., an affiliate of Time Warner Inc.

     Mr. Cisneros, one of our directors, is the Chairman and Chief Executive Officer of the Cisneros Television Group. Mr. Khosrowshahi, one of our other directors, serves as a designee of Universal Music Group, Inc. Each share of Series C preferred stock converted into approximately 1.4508 shares of our common stock upon the closing of our initial public offering in March 2000.

STRATEGIC AGREEMENTS WITH SERIES C PREFERRED STOCK INVESTORS


     Each of our Series C preferred stock investors entered into strategic agreements with us in connection with its purchase of Series C preferred stock. See "Business -- Strategic Relationships" on page 45 for more information on these agreements. Of these investors, Universal Music Group, Inc. and Cisneros Television Group beneficially owned more than 5% of our common stock as of September 30, 2000.


OPTIONS AND STOCK ISSUED TO JAMES CARROLL

     In May 1999, the board granted James Carroll, our Chief Financial Officer, two options to purchase a total of 459,184 shares of common stock at an exercise price of $3.60 per share. One-fourth of the 344,388 shares subject to the first option became exercisable immediately, and the remaining option shares become exercisable in three equal annual installments from the date of the grant. All of these remaining option shares become immediately exercisable if a change of control occurs.

     At the time Mr. Carroll's second option was granted, the option was initially not exercisable and became exercisable as follows:

     - One-half of the 114,796 shares underlying Mr. Carroll's second option would become exercisable upon the completion of an offering.

     - The remaining shares underlying this option would become exercisable if the closing price of our common stock on any two or more trading days exceeds 150% of the initial offering price during the one month period following the closing of our initial public offering. The remaining shares would also become exercisable immediately upon a change of control which occurs before May 24, 2002, provided that the valuation of ARTISTdirect at the change of control equaled or exceeded $300 million. In February 2000, we accelerated the exercisability of this option so that it immediately became exercisable for all 114,796 of the shares subject to the option.

     On September 23, 1999, James Carroll purchased 83,333 shares of common stock from Don Muller and 27,778 shares of common stock from Keith Yokomoto for $300,000 and $100,000, respectively.

     On March 6, 2000, the board approved an option grant to Mr. Carroll which became effective on March 27, 2000, the time the initial public offering price for our initial public offering was determined. The option grant is exercisable for 226,084 shares, has an exercise price equal to the initial public offering price of $12.00 per share and will become exercisable with respect to one-third of the option shares on each anniversary of the effectiveness of the option grant.

DEBT TO EXECUTIVE OFFICERS AND DIRECTOR

     In satisfaction of our obligations to make distributions triggered by the merger of ARTISTdirect, LLC into ARTISTdirect, Inc., we issued a note in the principal amount of $275,000 to each of Messrs. Geiger and Muller and a note in the principal amount of $190,714 to Mr. Rubin. Each of these notes bears interest at a rate of 5.98% per annum and was repaid in April 2000.

DEFERRED COMPENSATION AGREEMENT

     In April 1998, we entered into a deferred compensation agreement with Keith Yokomoto, our President and Chief Operating Officer. The agreement grants Mr. Yokomoto deferred compensation of up to $200,000, depending on the value of our company as of the payment date. The compensation is due on the earlier to occur of:

     - Mr. Yokomoto's sale of all of his shares of our common stock;

     - the occurrence of specific capital events, including the sale of substantially all of our assets and receipt of insurance proceeds from the occurrence of an extraordinary event; or

     - April 1, 2005.

     Messrs. Geiger and Muller are obligated to contribute to ARTISTdirect the amounts necessary to fund this obligation. We have recorded the $200,000 obligation as an expense for 1998.

TRANSACTIONS WITH SCOTT BLUM

     In connection with UBL, LLC's acquisition of iMusic, we granted Scott Blum, President of iMusic, and our Vice President, Research and Development, an option to have all of his shares of our common stock redeemed for a redemption price of up to $2.8 million. The redemption option was triggered by the occurrence of specified events, including our initial public offering in March 2000. Mr. Blum elected not to exercise his option. Accordingly, it terminated on the closing of our initial public offering in March 2000. If Mr. Blum had exercised his option we would have been required to pay a total of $200,000 in bonuses to employees of iMusic designated by Mr. Blum.

     In addition, UBL, LLC entered into a contingent loan agreement with Scott Blum to make loans to pay federal and state tax liabilities that he may incur as a result of (a) the liquidation of iMusic or a taxable disposition or other transfer of iMusic common stock or (b) a distribution of property by UBL, LLC to Mr. Blum not involving sufficient cash or marketable securities for him to pay the resulting tax liability, in either case. Any advances to Mr. Blum under the contingent loan agreement will bear interest at the then lowest permissible rate under the Internal Revenue Code and be secured by a pledge of a portion of Mr. Blum's shares of our common stock.

     Between 1996 and 1998, Mr. Blum periodically advanced iMusic funds for various expenses. The largest amount outstanding at any one time during this period was $66,000. During this period, iMusic leased its principal executive office from Mr. Blum, for which Mr. Blum received annual rental payments of $13,500.

REGISTRATION RIGHTS AGREEMENT

     We have entered into a registration rights agreement with Rick Rubin, one of our directors, Marc Geiger, our Chairman of the Board and Chief Executive Officer, Donald Muller, President of ARTISTdirect Agency and Kneeling Elephant Records and one of our directors, and the holders of our Series A, Series B and Series C preferred stock. The registration rights agreement provides these stockholders with rights to require us to register their stock with the Securities and Exchange Commission. The holders of these rights have waived them as to this offering. The other registration rights will survive this offering and will terminate no later than ten years after the closing date of this offering.

STOCKHOLDERS AGREEMENT

     We have entered into a stockholders agreement with a number of our stockholders with respect to their rights, restrictions and obligations as stockholders. These stockholders include several of our officers and directors and their affiliates, including Marc Geiger, Donald Muller, Keith Yokomoto, L&G Associates One, Steve Rennie, James Carroll, Robert Morse, Constellation Venture Capital, L.P., Psilos

Group Partners, L.P., Rick Rubin, Scott Blum, Chase Venture Capital Associates, L.P., Universal Music Group, Inc., Meadowlane Enterprises, Ltd., Sony Music, Art-Dir Holdings Inc., Maverick Recording Company, BMG Music and Yahoo!. Although most of the provisions of this agreement terminated upon the consummation of our initial public offering, the following provisions remain in effect:

     - Private Transfer. If Messrs. Geiger or Muller, or any of their transferees, proposes to transfer five percent or more of our outstanding capital stock in a single private transaction or series of private transactions, each of the parties to the stockholders agreement will be allowed to participate in the transaction;

     - Mandatory redemption of Elson's Common Stock. In connection with our initial public offering in March 2000, William Elson exercised the option he received in connection with the settlement agreement described in "-- Settlement Agreement" on page 101. In connection with this exercise, we redeemed 50,000 shares of common stock from each of Messrs. Geiger and Muller. The price per share paid to Messrs. Geiger and Muller was $1.75, which was equal to the price per share paid to us by Mr. Elson; and

     - Errors and omissions insurance. We are required to obtain and maintain an errors and omissions insurance policy covering our officers and directors with a stated policy limit of no less than $5,000,000. Rick Rubin, one of our directors, Constellation Ventures (BVI), Inc., CCP/Psilos ARTISTdirect, LLC, Chase Venture Capital Associates, L.P. Flatiron Fund 1998/99, LLC, Universal Music Group, Inc., Meadowlane Enterprises, Ltd., Sony Music, Art-Dir Holdings Inc., Maverick Recording Company, BMG Music and Yahoo! shall be additional named insureds on the policy as long as such coverage is reasonably available.

PERSONAL GUARANTEES BY EXECUTIVE OFFICERS AND DIRECTORS

     In February 1999, Marc Geiger, our Chairman of the Board and Chief Executive Officer, and Donald Muller, President of ARTISTdirect Agency and Kneeling Elephant Records and one of our directors, personally guaranteed obligations by us under a $750,000 credit facility with Republic Bank California, N.A., and obligations by UBL under a $1,250,000 credit facility with Republic Bank. In November 1999, the $1,250,000 credit facility was increased to $4,250,000 and James Carroll, our Chief Financial Officer, was added as one of the personal guarantors on both this facility and the $750,000 facility. Rick Rubin, one of our directors, also personally guaranteed the obligations by UBL under the $4,250,000 credit facility. In March 2000, the credit facilities expired and we repaid all outstanding amounts on the credit facilities.

     In connection with the personal guarantees by Messrs. Geiger and Muller for the $750,000 line of credit, ARTISTdirect, LLC, ARTISTdirect Holdings, L.L.C., ARTISTdirect Agency, LLC, ARTISTdirect New Media, LLC, Kneeling Elephant Records, Keith Yokomoto, our President, Chief Operating Officer and one of our directors, L&G Associates One, Stephen P. Rennie, President of The Ultimate Band List, Robert A. Morse, our Vice President of Business Administration and Treasurer, Constellation Venture Capital, L.P., Constellation Ventures (BVI), Inc., Psilos Group Partners, L.P., DreamMedia Internet Ventures, LLC, Carl Kawabe and CCP/Psilos ARTISTdirect, LLC, each agreed to reimburse Messrs. Geiger and Muller on demand for any payment they make pursuant to the guarantees. Additionally, Messrs. Geiger and Muller each agreed to pay the other's proportionate share of their obligation if either one of them does not receive the full amount of reimbursement described above.

     In connection with the personal guarantees by Messrs. Geiger, Muller, Carroll and Rubin for the $4,250,000 line of credit, ARTISTdirect, LLC, ARTISTdirect Holdings, L.L.C., ARTISTdirect Agency, LLC, ARTISTdirect New Media, LLC, Kneeling Elephant Records, American Recordings, Inc., Constellation Venture Capital, L.P., Constellation Ventures (BVI), Inc., Psilos Group Partners, L.P.

DreamMedia Internet Ventures, LLC, Carl Kawabe and CCP/Psilos ARTISTdirect, LLC, each agreed to reimburse Messrs. Geiger, Muller, Carroll and Rubin on demand for any payment they make pursuant to the guarantees. Additionally, Messrs. Geiger, Muller, Carroll and Rubin each agreed to pay each other's proportionate share of their obligation if any one of them does not receive the full amount of reimbursement described above. Rick Rubin, one of our directors, is President of American Recordings, Inc.

EQUITY-RELATED TRANSACTIONS BETWEEN OFFICERS AND DIRECTORS

     In March 2000, Marc Geiger, Donald Muller and Rick Rubin agreed to enter into a series of transactions to transfer to Keith Yokomoto, Steve Rennie and L&G Associates One the economic benefit of the increase in value over $13.928 per share with respect to an aggregate of 1,234,386 shares of our common stock, referred to below as the "Transferred Shares". The purpose of these transactions was to provide additional equity-based incentives to Messrs. Yokomoto and Rennie and to provide both equity-based incentives and compensation for past services to L&G Associates One.

     To effect these transactions, Rick Rubin contributed 411,462 shares of his common stock to ARTISTdirect Investors, LLC in exchange for membership interests in that entity. ARTISTdirect Investors, LLC is the entity through which Messrs. Geiger, Muller, Yokomoto, Rennie, and L&G Associates One currently hold their shares. ARTISTdirect Investors, LLC then granted additional membership interests to Messrs. Yokomoto and Rennie and L&G Associates One in a transaction that only diluted the membership interests of Messrs. Geiger, Muller and Rubin. These additional membership interests, which we refer to as the "Additional Interests", entitled Messrs. Yokomoto or Rennie or L&G Associates One to share in any increase in the value of 696,831, 238,913 and 298,642 shares, respectively, of our common stock held by ARTISTdirect Investors, LLC over $13.928 per share.

     Upon the closing of our initial public offering, ARTISTdirect Investors, LLC distributed the shares of common stock it was holding to its members and then dissolved. The number of shares distributed to each member was determined based upon $6.9375, the closing price of our common stock on the third day of trading. Messrs. Yokomoto and Rennie and L&G Associates One did not receive any additional shares of common stock from ARTISTdirect Investors, LLC as a result of its issuance of the Additional Interests.

     Upon the closing of our initial public offering, we issued Messrs. Yokomoto and Rennie and L&G Associates One options to purchase 696,831, 238,913 and 298,642 shares, respectively, of our common stock. These options have seven year terms and have an exercise price of $13.928 per share. The options granted to Messrs. Yokomoto and Rennie were granted under our 1999 Employee Stock Plan and will be exercisable at any time following the one year anniversary of their grant, unless the applicable optionee terminates his employment prior to that date. In this event, that optionee's option will terminate. The options granted to Messrs. Yokomoto and Rennie also become immediately exercisable upon a change of control, or if the optionee dies, becomes disabled or is terminated by us without cause. The option granted to L&G Associates One was granted under our 1999 Artist and Artist Advisor Plan and is immediately exercisable in full.

     Each of Messrs. Rubin, Geiger and Muller have agreed that, upon exercise of any of these options, they will sell to us, and we will redeem from them, the same number of aggregate shares that we are required to issue in connection with the exercise of the option. The price that we will pay Messrs. Rubin, Geiger and Muller for their shares will be equal to the exercise price that we receive from the optionee. Each of Messrs. Rubin, Geiger and Muller is obligated to sell us one third of the number of shares issued by us upon the exercise. To effect this agreement, Messrs. Rubin, Geiger and Muller have irrevocably authorized us to hold in escrow share certificates representing the maximum number of shares of common stock that may be acquired upon exercise of these options.

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

RETURN OF CAPITAL

     In August 1997 and August 1998, we paid a total of $100,000 to Marc Geiger, our Chairman of the Board and Chief Executive Officer, as a return of capital that Mr. Geiger previously contributed to us.

PAYMENTS TO LEGAL COUNSEL


     For the years ended December 31, 1998 and 1999, and the nine months ended September 30, 2000, we paid Lenard & Gonzalez LLP $350,000, $1,010,000, and $384,000, respectively, for legal services provided to us. Allen Lenard, one of our directors, is Managing Partner of Lenard & Gonzalez LLP.


SETTLEMENT AGREEMENT

     We entered into a settlement agreement with William Elson in connection with the termination of his employment as our Chief Operating Officer in October 1997. Pursuant to this agreement, Mr. Elson received a severance payment of $175,000 and an option to purchase the lesser of 100,000 shares of our common stock, or 2.5% of the common stock issued in our initial public offering at an exercise price that was determined at the completion of our initial public offering pursuant to the agreement. Mr. Elson exercised this option by paying an aggregate of $175,000 to purchase 100,000 shares of our common stock. Messrs. Geiger and Muller each contributed half the shares of common stock issued to Mr. Elson upon exercise of his option, in exchange for which we paid Messrs. Geiger and Muller the consideration we received from Mr. Elson for the exercise of the option. In addition, Mr. Elson loaned us $100,000 in 1996, which we repaid in 1997.

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

                             PRINCIPAL STOCKHOLDERS


     Except as indicated in footnote (1), the following table sets forth information with respect to beneficial ownership of our common stock as of September 30, 2000:


     - each person or entity known by us to beneficially own more than 5% of our outstanding shares of common stock;

     - each of our directors;

     - each of the named executive officers; and

     - all of our directors and executive officers as a group.


                                                                                      PERCENTAGE OF
                                                             NUMBER OF SHARES      SHARES BENEFICIALLY
           NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIALLY OWNED(1)          OWNED
           ------------------------------------            ---------------------   -------------------
Entities affiliated with Constellation Venture Capital,
  L.P.(2).................................................       2,751,134                 7.3%
  575 Lexington Avenue
  New York, New York 10022
Universal Music Group, Inc................................       3,125,000                 8.3
  10 Universal City Plaza
  Universal City, California 91608
Entity affiliated with Cisneros Television Group,
  Inc.(3).................................................       2,083,334                 5.5
  404 Washington Avenue
  Miami Beach, Florida 33139
Marc P. Geiger............................................       3,377,404                 9.0
Donald P. Muller..........................................       3,291,778                 8.7
Keith K. Yokomoto(4)......................................       1,907,396                 5.1
Stephen P. Rennie.........................................         416,137                 1.1
James B. Carroll(5).......................................         398,515                 1.1
Rick Rubin................................................       3,620,220                 9.6
  c/o Alan S. Halfon & Company
  9595 Wilshire Boulevard, Suite 505
  Beverly Hills, CA 90212
Clifford H. Friedman(2)...................................       2,751,134                 7.3
Carlos E. Cisneros(3).....................................       2,084,134                 5.5
Dara Khosrowshahi.........................................              --                  --
Stephen Krupa(6)..........................................       1,301,939                 3.5
Allen D. Lenard(7)........................................         656,758                 1.7
  1900 Avenue of the Stars
  Twenty-Fifth Floor
  Los Angeles, California 90067
All directors and executive officers as a group (11
  persons)(8).............................................      19,507,076                51.7


-------------------------

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of September 30, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals listed in the table is care of ARTISTdirect, Inc., 5670 Wilshire Boulevard, Suite 200, Los Angeles, California, 90036. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 37,728,502 shares of common stock issued and outstanding as of September 30, 2000.

 (2) Includes (a) 2,263,793 shares held by Constellation Venture Capital, L.P.; and (b) 487,341 shares held by Constellation Ventures (BVI), Inc. Mr. Friedman is President and Chief Executive Officer of Constellation Ventures
     (BVI), Inc. and managing member of Constellation Ventures Management, LLC, the general partners of Constellation Venture Capital, L.P. As such, Mr. Friedman may be deemed to exercise voting and investment power over such shares. Mr. Friedman disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.


 (3) Represents shares of common stock held by Meadowlane Enterprises Ltd. An affiliate of Cisneros Television Group owns all of the equity and voting interests in Meadowlane Enterprises Ltd. and as such, Cisneros Television Group may be deemed to beneficially own such shares. Mr. Cisneros is the Chairman and Chief Executive Officer of Cisneros Television Group and may be deemed to exercise voting and investment power over such shares. Mr. Cisneros disclaims beneficial ownership of such shares.

 (4) Includes (a) 371,027 shares held by Keith Yokomoto as trustee of the Geiger Children's Trust, (b) 371,027 shares held by Keith Yokomoto as trustee of the Muller Children's Trust. Mr. Yokomoto has sole voting and dispositive power over these shares. Mr. Yokomoto disclaims beneficial ownership of these shares. Also includes 2,000 shares held by Mr. Yokomoto's spouse.


 (5) Includes 286,990 shares subject to options which are exercisable within 60 days of September 30, 2000.


 (6) Includes (a) 783,535 shares held by Psilos Group Partners, L.P.; (b) 445,024 shares held by CCP/ Psilos ARTISTdirect, LLC; and (c) 73,380 shares held by CCP/Psilos UBL, LLC. Mr. Krupa is managing director of Psilos Group Managers, LLC and a member of Psilos Group Investors, LLC. Psilos Group Investors, LLC is the managing member of both CCP/Psilos ARTISTdirect, LLC and CCP/Psilos UBL, LLC and is the general partner of Psilos Group Partners, L.P. As such, Mr. Krupa may be deemed to exercise voting and investment power over such shares. Mr. Krupa disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.

 (7) Includes (a) 356,866 shares held by L&G Associates One, (b) 1,250 shares held by Mr. Lenard's daughter and (c) 298,642 shares issuable upon immediately exercisable options. Mr. Lenard is General Partner of Lenard Holdings, L.P., which is the Managing Partner of L&G Associates One, and as such, may be deemed to exercise voting and investment power over such shares. He disclaims beneficial ownership of the shares held by this entity except to the extent of his proportionate interest therein.

 (8) Includes the information set forth in notes 2-7 above.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Our authorized capital stock consists of 150 million shares of common stock, $.01 par value per share, and 5 million shares of preferred stock, $.01 par value per share. Based on the number of shares, options and warrants outstanding as of September 30, 2000, there are 37,728,502 outstanding shares of common stock, outstanding options to purchase 9,029,360 shares of common stock and outstanding warrants to purchase 1,306,894 shares of common stock (excluding options and warrants issued pursuant to the acquisition of Mjuice.com, Inc.


COMMON STOCK


     As of September 30, 2000, there were 37,728,502 shares of common stock outstanding. Holders of the common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Holders of common stock are entitled to receive ratably any dividends that may be declared by the Board of Directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by us in this offering will be upon receipt of payment for such shares, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval. As of September 30, 2000, there were no shares of preferred stock outstanding.


PREFERRED STOCK

     Our board of directors is authorized without further stockholder approval to issue from time to time up to an aggregate of 5 million shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no present plans to issue any shares of preferred stock.

ANTI-TAKEOVER PROVISIONS

     DELAWARE LAW

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents Delaware corporations, including those that are listed on the Nasdaq National Market, from engaging in a "business combination" involving a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," that is, a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such person, for three years following the date that such stockholder became an "interested stockholder" unless:

     - the transaction that resulted in the stockholder becoming an "interested stockholder" was approved by the board of directors prior to the date the "interested stockholder" attained such status;

     - upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (i) persons who are directors as well as officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to such date, the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

     A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not "opted out" of the provisions of the Anti-Takeover Law. This statute could prohibit or delay mergers or other takeover or change-of-control attempts with respect to ARTISTdirect and, accordingly, may discourage attempts to acquire us.

     CHARTER AND BYLAW PROVISIONS

     There are provisions in our amended and restated certificate of incorporation and our amended and restated bylaws that may make it more difficult to acquire control of ARTISTdirect by various means. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the stock. These provisions are intended to:

     - enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

     - discourage the types of transactions which may involve an actual or threatened change in control of ARTISTdirect;

     - discourage tactics that may be used in proxy fights;

     - encourage persons seeking to acquire control of ARTISTdirect to consult first with the board of directors to negotiate the terms of any proposed business combination or offer; and

     - reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares of ARTISTdirect or that is otherwise unfair to our stockholders.

     Classified Board of Directors; Removal; Filling Vacancies and
Amendment. The certificate and bylaws provide that the board shall be divided into three classes of directors serving staggered, three-year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, the certificate authorizes only the board to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees. The certificate also provides that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of two-thirds of the outstanding shares of voting stock.

     Stockholder Action; Special Meeting of Stockholders. The certificate provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings of stockholders. The certificate further provides that special meetings of our stockholders may be called only by the chairman of the board of directors or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the date of our annual meeting. The bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

     Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

     Supermajority Vote to Amend Charter and Bylaws. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation imposes a 66 2/3% vote requirement in connection with business combination transactions and the amendment of some provisions of our certificate of incorporation and bylaws, including those provisions relating to the classified board of directors, action by written consent, the ability of stockholders to call special meetings and the ability of stockholders to bring business before an annual meeting or to nominate directors. Our present directors and executive officers and their respective affiliates beneficially own approximately 52.4% of our common stock. This gives them veto power with respect to any stockholder action or approval requiring either a two-thirds vote or a simple majority.

REGISTRATION RIGHTS

     We have provided purchasers of our Series A, Series B and Series C preferred stock and Rick Rubin, one of our directors, with rights to require us to register their securities under the Securities Act of 1933, as amended. Please see "Related Party Transactions -- Registration Rights Agreement" on page 98 for more information on these rights.

WARRANTS


     As of September 30, 2000, Warner Music Group and Winterland Concessions held outstanding warrants to purchase 562,500 and 342,640 shares of our common stock, respectively, at a price of $4.00 per share, Yahoo! held a warrant to purchase 169,627 shares of our common stock at a price of $13.928 per share, and 169,627 shares of our common stock at a price of $12.00 per share, 5670 Wilshire, L.P. held a warrant to purchase 62,500 shares of our common stock at $13.928 per share, and various consultants held outstanding warrants to purchase 13,059 shares of our common stock at prices ranging from $0.87 to $37.36.


TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services.

LISTING

     Our shares are listed on the Nasdaq National Market under the symbol
"ARTD."

                                RESCISSION OFFER

     We have issued shares or options to purchase shares of our common stock to our employees and to artists and their managers and advisors. Due to the nature of the persons who received these shares and options in addition to our employees and the total number of shares and options issued to them and our employees, the issuance of these shares and options did not comply with the requirements of Rule 701 under the Securities Act, or any other available exemptions from the registration requirements of Section 5 of the Securities Act, and may not have qualified for any exemption from qualification under California securities laws either. We intend to make a rescission offer to all these persons pursuant to a registration statement filed under the Securities Act and pursuant to California securities law.


     In the rescission offer, we will offer to repurchase from these persons all shares issued directly to these persons or pursuant to option exercises by these persons before the expiration of the rescission offer registration statement, at the purchase or exercise price paid for these shares, plus interest at the rate of 7% per year from the date of issuance until the rescission offer expires. To comply with California securities law, we will also offer to repurchase all unexercised options issued to such persons at 20% of the option exercise price multiplied by the number of shares subject to such options, plus interest at the rate of 7% per year from the date of issuance until the rescission offer expires. The rescission offer will expire approximately 30 days after the effectiveness of the rescission offer registration statement.



     Based upon the number of issued shares through September 30, 2000, and assuming that all such issued shares are tendered in the rescission offer, the out-of-pocket cost to us would be approximately $2.2 million, plus interest. In addition, we will offer to repurchase all unexercised options to these persons at 20% of the option exercise price times the number of option shares, plus interest at the issued rate of 7% from the date the options were granted. Based on the number of options outstanding as of September 30, 2000, and assuming that none of these options are exercised prior to the end of the rescission offer, and further, that all such options are tendered in the rescission offer, the cost to us in repurchasing such options would be approximately $7.4 million, plus interest. The Securities Act does not expressly provide that a rescission offer will terminate a purchaser's right to rescind a sale of stock, which was not registered under the Securities Act as required. Accordingly, should any offerees reject the rescission offer, we may continue to be contingently liable under the Securities Act for the purchase price of their shares and options which were not issued in compliance with the Securities Act or California securities laws. In this case, based on the number of shares and options issued as of September 30, 2000, we could be liable for a total cost of up to $39.4 million plus interest, assuming that all options are exercised; however, of this amount we will have received an additional $37.2 million in exercise proceeds which we could use to offset our repurchase cost.


     As of the date of this prospectus, we are not aware of any claims for rescission against us. If we are required to repurchase all of the shares subject to the rescission offer, our operating results and liquidity during the period in which such repurchase occurs could be adversely affected.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and our ability to raise equity capital in the future.


     We have 37,728,502 shares of common stock outstanding as of September 30, 2000. Of these shares, 5,000,000 shares of common stock are freely tradable without restriction or further registration under the Securities Act. Based on shares outstanding as of September 30, 2000, the remaining shares will become eligible for public sale as follows:





                                     APPROXIMATE
                                      NUMBER OF
                                  ADDITIONAL SHARES
                                    ELIGIBLE FOR
             DATE                    FUTURE SALE                  COMMENT
             ----                 -----------------               -------
Date of this prospectus.......       26,211,933        Shares sold in our initial
                                                       public offering and shares
                                                       eligible for sale under Rule
                                                       144 or 701.
December 6, 2000..............        1,536,458        Additional shares eligible for
                                                       sale under Rule 144 or 701.
December 10, 2000.............        1,541,458
December 20, 2000.............        3,125,000
December 23, 2000.............        1,562,500
December 27, 2000.............          260,417
December 30, 2000.............          546,875
January 10, 2001..............          185,938
January 19, 2001..............        1,641,458



RULE 144


     In general, under Rule 144 as currently in effect, beginning 90 days after March 27, 2000, a person or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will equal approximately 372,955 shares immediately after this offering, or;

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of

       ARTISTdirect at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701


     Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some of the restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of, or consultant to, ARTISTdirect who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144.



     We have filed a registration statement on Form S-8 under the Securities Act covering 7,600,000 shares of common stock subject to outstanding options under our 1999 Employee Stock Option Plan and nonstatutory stock option agreements which are outside of these plans. Accordingly, subject to the exercise of such options, shares registered under such registration statement will be immediately available for sale in the open market.


REGISTRATION RIGHTS

     In addition, some of our stockholders have registration rights with respect to approximately 20,605,262 shares of common stock. Registration of these securities under the Securities Act would result in those shares becoming freely tradeable without restriction under the Securities Act. See "Related Party Transactions -- Registration Rights Agreement" on page 98 for more information on these rights.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock being offered will be issued by ARTISTdirect directly to participants in our 1999 Artist Stock Option Plan and our 1999 Artist and Artist Advisor Stock Option Plan. The shares will be issued to those participants who exercise options issued to them pursuant to these stock option plans. ARTISTdirect will not receive any fees, commission, expenses or other compensation in connection with the issuance of these shares, other than the exercise price for the shares which will be paid by the participants electing to exercise their options. In addition, participants under the 1999 Artist Stock Option Plan and the 1999 Artist and Artist Advisor Stock Option Plan are entitled to transfer their options under their will or the laws of inheritance or to their immediate family or to a trust established exclusively for one or more of their family members or to their former spouse pursuant to a domestic relations order, as well as to one or more persons designated as the beneficiary of the participant's outstanding options. In such event, the transferees will be entitled to exercise the options by payment of the exercise price to ARTISTdirect and ARTISTdirect will issue the shares so purchased directly to the transferees.

                                 LEGAL MATTERS


     The validity of the common stock offered hereby will be passed upon for ARTISTdirect by Brobeck, Phleger & Harrison LLP, Irvine, California. As of September 30, 2000, Brobeck, Phleger & Harrison LLP and a number of individuals affiliated with Brobeck, Phleger & Harrison LLP beneficially owned a total of 18,500 shares of our common stock.


                                    EXPERTS

     The financial statements of ARTISTdirect, Inc. (and its predecessor company ARTISTdirect, LLC) and subsidiaries as of December 31, 1998 and 1999, and for each of the years in the three year period ended December 31, 1999, and the financial statements of iMusic, Inc., as of December 31, 1997 and 1998 and the years ended December 31, 1997 and 1998, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         WHERE YOU CAN FIND INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and our common stock, see the registration statement and the exhibits thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. Any document we file may be read and copied at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings with the Commission are also available to the public from the Commission's Web site (http://www.sec.gov).

     We are subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information are available for inspection and copying at the Commission's public reference rooms, and the Web site of the Commission referred to above.

     Our principal executive offices are located at 5670 Wilshire Blvd., Suite 200, Los Angeles, California 90036, and our telephone number is (323) 634-4000. Our fiscal year ends on December 31. We maintain a worldwide web site at http://www.artistdirect.com. The reference to our worldwide Web address does not constitute incorporation by reference of the information contained at this site.

                               ARTISTDIRECT, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
ARTISTdirect, Inc. and Subsidiaries Consolidated Financial
  Statements

  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations.....................   F-4
  Consolidated Statements of Changes in Members' and
     Stockholders' Equity (Deficit).........................   F-5
  Consolidated Statements of Cash Flows.....................   F-6
  Notes to Consolidated Financial Statements................   F-7

iMusic, Inc. Financial Statements

  Independent Auditors' Report..............................  F-32
  Balance Sheets............................................  F-33
  Statements of Operations..................................  F-34
  Statements of Stockholders' Equity (Deficit)..............  F-35
  Statements of Cash Flows..................................  F-36
  Notes to Financial Statements.............................  F-37

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
ARTISTdirect, Inc.

     We have audited the accompanying consolidated balance sheets of ARTISTdirect, Inc. (and its predecessor company ARTISTdirect, LLC) and subsidiaries (the Company) as of December 31, 1998 and 1999 and the related consolidated statements of operations, changes in members' and stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ARTISTdirect, Inc. and subsidiaries as of December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Los Angeles, CA
February 23, 2000, except as to note 2
     which is as of March 21, 2000

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                 DECEMBER 31,
                                                              ------------------   SEPTEMBER 30,
                                                               1998       1999         2000
                                                              -------   --------   -------------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,940   $ 69,119     $ 53,465
  Cash held for clients.....................................       --        770          210
  Short term investments....................................       --         --       43,765
  Accounts receivable, net..................................      460      1,001        2,455
  Prepaid expenses and other current assets.................      392      6,795        5,898
                                                              -------   --------     --------
    Total current assets....................................    2,792     77,685      105,793
Property and equipment, net.................................      175      3,343        8,785
Investments in affiliated companies.........................      373         70          335
Goodwill and intangibles, net...............................       45     13,415       16,026
Other assets, net...........................................       27      4,087        2,090
                                                              -------   --------     --------
                                                              $ 3,412   $ 98,600     $133,029
                                                              =======   ========     ========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
  EQUITY (DEFICIT)
Current liabilities:
  Cash held for clients.....................................  $    --   $    770     $    210
  Accounts payable..........................................      507      3,709        1,656
  Accrued expenses..........................................      761      4,698        7,404
  Due to employees..........................................      288         --           --
  Loans and notes payable...................................       --        741          172
  Deferred revenue..........................................      157         37           18
                                                              -------   --------     --------
    Total current liabilities...............................    1,713      9,955        9,460
  Long term liabilities.....................................       --        683        1,387
                                                              -------   --------     --------
    Total liabilities.......................................    1,713     10,638       10,847
Redeemable securities:
  Series A redeemable preferred stock, $.01 par value.
    Authorized, issued and outstanding 3,207,815 shares in
    1998 and 1999. Liquidation preference and redemption
    value of $5,021 and $4,963 in 1998 and 1999,
    respectively............................................    5,021      4,963           --
  Series B redeemable preferred stock, $.01 par value.
    Authorized 3,750,000 shares, issued and outstanding
    3,750,000 shares in 1999. Liquidation preference and
    redemption value of $15,350 in 1999.....................       --     15,350           --
  Series C redeemable preferred stock, $.01 par value.
    Authorized 8,550,000, issued and outstanding 5,905,374
    shares in 1999. Liquidation preference and redemption
    value of $82,250 in 1999................................       --     82,188           --
  Redeemable common securities, $.01 par value. Authorized
    10,800,000 shares. Liquidation preference and redemption
    value of $114, $9,206 and $10,242 in 1998, 1999 and
    2000, respectively......................................      114      9,206       10,242
                                                              -------   --------     --------
    Total redeemable securities.............................    5,135    111,707       10,242
                                                              -------   --------     --------
Members' and stockholders' equity:
  Common stock, $.01 par value. Authorized 150,000,000
    shares; issued and outstanding 37,728,502 and 14,088,674
    shares in 1999 and 2000.................................       --        141          378
  Additional paid-in-capital................................       --     36,688      204,339
  Members' interest.........................................    3,872         --           --
  Unearned compensation.....................................     (502)   (36,976)     (26,914)
  Accumulated deficit.......................................   (6,806)   (23,598)     (65,863)
                                                              -------   --------     --------
    Total members' and stockholders' equity
       (deficit)............................................   (3,436)   (23,745)     111,940
                                                              -------   --------     ========
                                                              $ 3,412   $ 98,600     $133,029
                                                              =======   ========     ========


          See accompanying notes to consolidated financial statements.

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)


                                                                                  NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                            ------------------------------   ---------------------------
                                             1997     1998        1999           1999           2000
                                            ------   -------   -----------   ------------   ------------
                                                                                     (UNAUDITED)
Net revenue:
  Online product sales....................  $  269   $ 1,548   $     5,282   $      3,501   $      7,874
  Advertising and other...................      95       552         2,910          1,666          5,016
  Agency commissions......................     974     1,917         1,304            662          2,523
  Record label............................     550       565           778            605            244
                                            ------   -------   -----------   ------------   ------------
    Total net revenue.....................   1,888     4,582        10,274          6,434         15,657
Cost of revenue:
  Direct cost of product sales............     262     1,505         5,091          3,114          7,051
  Other cost of revenues..................     346     1,010         3,380          2,161          6,167
  Stock-based compensation................      --        --         1,769            381          6,150
                                            ------   -------   -----------   ------------   ------------
    Total cost of revenue.................     608     2,515        10,240          5,656         19,368
    Gross profit (loss)...................   1,280     2,067            34            778         (3,711)
Operating expense:
  Product development.....................      78       589         1,815          1,028          2,757
  Sales and marketing.....................     196     1,398        13,222          5,438         19,542
  General and administrative..............   1,442     2,545        10,319          5,622         12,832
  Stock-based compensation(1).............      --     3,828        30,304         21,542          3,116
  Depreciation and amortization...........      21        59         2,509          1,554          4,315
                                            ------   -------   -----------   ------------   ------------
    Loss from operations..................    (457)   (6,349)      (58,135)       (34,406)       (46,273)
  Income from equity investment...........      --         2            50             33             15
  Interest income (expense), net..........      (3)       29           281            167          3,993
                                            ------   -------   -----------   ------------   ------------
    Net loss..............................  $ (460)  $(6,318)  $   (57,804)  $    (34,206)  $    (42,265)
                                            ======   =======   ===========
Dividends on redeemable preferred
  securities..............................                                            952          1,302
Beneficial conversion feature on
  redeemable preferred stock..............                                             --         24,375
                                                                             ------------   ------------
Net loss attributable to common
  shareholders............................                                   $    (35,158)  $    (67,942)
                                                                             ============   ============
Basic and diluted loss per share..........                                                  $      (2.29)
                                                                                            ============
Basic and diluted net loss per share for
  period from October 6, 1999 to December
  31, 1999................................                     $     (1.66)
Weighted average shares outstanding used
  in calculating net loss per share basic
  and diluted net loss per share for
  period from October 6, 1999 to December
  31, 1999 and for the nine months ended
  September 30, 2000......................                      14,177,463                    29,665,415
Pro forma basic and diluted net loss per
  share...................................                     $     (2.96)         (1.83)  $      (1.95)
                                                               ===========   ============   ============
  Pro forma weighted average shares basic
    and diluted...........................                      19,502,437     18,665,230     34,263,920


---------------

(1) Stock-based compensation is comprised of sales and marketing expense of $0, $8,551, $4,674 and $3,853 for the years ended December 31, 1998 and 1999 and for the nine months ended September 30, 1999 and 2000, respectively, and general and administrative expense of $3,828, $21,753, $16,868 and $(737) for the years ended December 31, 1998 and 1999 and for the nine months ended September 30, 1999 and 2000, respectively.


          See accompanying notes to consolidated financial statements.

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)
                                 (IN THOUSANDS)


                                                 COMMON STOCK       ADDITIONAL
                                             --------------------    PAID IN     MEMBERS'     UNEARNED     ACCUMULATED    TOTAL
                                               SHARES     AMOUNT     CAPITAL     INTEREST   COMPENSATION     DEFICIT      EQUITY
                                             ----------   -------   ----------   --------   ------------   -----------   --------
Balance at December 31, 1996...............          --    $ --      $     --    $   100      $     --      $    (28)    $     72
  Distribution of members' interest........          --      --            --        (24)           --            --          (24)
  Net loss.................................          --      --            --         --            --          (460)        (460)
                                             ----------    ----      --------    --------     --------      --------     --------
Balance at December 31, 1997...............          --      --            --         76            --          (488)        (412)
  Distribution of members' interest........          --      --            --       (249)           --            --         (249)
  Profit interests.........................          --      --            --      4,330        (4,330)           --           --
  Amortization of unearned compensation....          --      --            --         --         3,828            --        3,828
  Accrual of dividends to preferred                  --
    members................................                  --            --       (171)           --            --         (171)
  Securities subject to rescission.........          --      --            --       (114)           --            --         (114)
  Net loss.................................          --      --            --         --            --        (6,318)      (6,318)
                                             ----------    ----      --------    --------     --------      --------     --------
Balance at December 31, 1998...............          --      --            --      3,872          (502)       (6,806)      (3,436)
  Issuance of securities...................          --      --            --     13,859            --            --       13,859
  Issuance of options/warrants.............          --      --            --     51,202       (51,202)           --           --
  Profit interests.........................          --      --            --     16,470       (16,470)           --           --
  Amortization of unearned compensation....          --      --            --         --        31,198            --       31,198
  Payment of preferred dividend by LLC.....          --      --            --        (85)           --            --          (85)
  Conversion of preferred return to common           --
    securities as an LLC...................                  --            --        355            --            --          355
  Accrual of dividends to preferred                  --
    members................................                  --            --     (1,414)           --            --       (1,414)
  Accretion of redeemable stock............          --      --            --       (184)           --            --         (184)
  Conversion to C corporation..............  13,699,006     137        42,926    (84,075)           --        41,012           --
  Payment of preferred dividend by C                 --
    corporation............................                  --          (191)        --            --            --         (191)
  Exercise of stock option.................     176,666       2           669         --            --            --          671
  Conversion of preferred return to common      213,002
    stock as a C corporation...............                   2           765         --            --            --          767
  Securities subject to rescission.........                  --        (6,740)        --            --            --       (6,740)
  Notes issued to shareholders.............                  --          (741)        --            --            --         (741)
  Net loss.................................                  --            --         --            --       (57,804)     (57,804)
                                             ----------    ----      --------    --------     --------      --------     --------
Balance at December 31, 1999...............  14,088,674    $141      $ 36,688    $    --      $(36,976)     $(23,598)    $(23,745)
  Issuance of securities upon initial         5,000,000
    public offering, net of offering costs
    (unaudited)............................                  50        52,385         --            --            --       52,435
  Issuance of securities for acquisition        866,033
    (unaudited)............................                   9         2,798         --            --            --        2,807
  Series C redeemable preferred stock                --
    offering costs (unaudited).............                  --        (4,800)        --            --            --       (4,800)
  Issuance of options/warrants                       --
    (unaudited)............................                  --         1,832         --        (1,832)           --           --
  Exercise of stock options (unaudited)....     409,069       4         1,549         --            --            --        1,553
  Amortization of unearned compensation              --
    (unaudited)............................                  --            --         --        11,894            --       11,894
  Profit interest (unaudited)..............          --      --        (6,645)        --            --            --       (6,645)
  Issuance of stock appreciation                     --
    rights/options (unaudited).............                  --         2,992         --            --            --        2,992
  Issuance of stock for settlement                   --
    agreement (unaudited)..................                  --         1,025         --            --            --        1,025
  Accrual of dividends to preferred                  --
    shareholders (unaudited)...............                  --          (963)        --            --            --         (963)
  Conversion of redeemable preferred shares  17,194,283
    to common shares (unaudited)...........                 172       118,516         --            --            --      118,688
  Conversion of redeemable common shares to     170,443
    common shares (unaudited)..............                   2         2,350         --            --            --        2,352
  Accrual for securities subject to                  --
    rescission offer (unaudited)...........                  --        (3,388)        --            --            --       (3,388)
  Net loss (unaudited).....................          --      --            --         --            --       (42,265)     (42,265)
                                             ----------    ----      --------    --------     --------      --------     --------
Balance at September 30, 2000                37,728,502
  (unaudited)..............................                $378      $204,339    $    --      $(26,914)     $(65,863)    $111,940
                                             ==========    ====      ========    ========     ========      ========     ========


          See accompanying notes to consolidated financial statements.

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                              NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                                ------------------------------------------   --------------------
                                                    1997           1998           1999         1999        2000
                                                ------------   ------------   ------------   --------    --------
                                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net loss....................................     $(460)        $(6,318)       $(57,804)    $(34,206)   $(42,265)
  Adjustments to reconcile net loss to net
    cash provided by (used in) operating
    activities:
    Depreciation and amortization.............        21              59           2,509        1,554       4,315
    Income from equity investment.............        --              (2)            (50)         (33)        (15)
    Allowance for doubtful accounts and sales
      returns.................................         5              89              29           51         478
    Write-off of investment...................        --              --             250           --          --
    Amortization of unearned compensation.....        --           3,828          32,073       21,923       9,266
    Changes in assets and liabilities:
      Accounts receivable.....................       (18)           (536)           (571)        (878)     (1,932)
      Prepaid expenses and other current
         assets...............................        (2)           (391)         (6,628)      (1,096)        958
      Other assets............................        59             (49)         (2,054)      (1,339)      1,997
      Accounts payable, accrued expenses and
         other liabilities....................       507           1,049           6,384        3,936         436
      Deferred revenue........................       200             (43)           (120)         118         (35)
                                                   -----         -------        --------     --------    --------
         Net cash provided by (used in)
           operating activities...............       312          (2,314)        (25,982)      (9,970)    (26,797)
                                                   -----         -------        --------     --------    --------
Cash flows from investing activities:
  Purchases of property and equipment.........      (101)           (141)         (3,513)      (2,287)     (6,378)
  Purchase of short term investments, net of
    maturities................................        --              --              --           --     (43,765)
  Purchase of programming rights..............        --              --            (675)          --          --
  Cash paid for acquisitions..................        --              --            (237)        (237)     (2,015)
  Investments in affiliated companies.........        --            (373)            (30)         (30)       (250)
  Investments in trademarks...................        --              --              --          (37)       (120)
  Distribution of earnings from equity
    investment................................        --              --              33           33          --
                                                   -----         -------        --------     --------    --------
         Net cash used in investing
           activities.........................      (101)           (514)         (4,422)      (2,558)    (52,528)
                                                   -----         -------        --------     --------    --------
Cash flows from financing activities:
  Repayment of borrowings.....................      (100)             --              --           --          --
  Proceeds from line of credit................        --              --              --           --          --
  Payment of preferred dividend...............        --              --            (276)         (96)         --
  Distribution of members' interest...........       (24)           (249)             --           --          --
  Payment of notes to shareholders............        --              --              --           --        (741)
  Proceeds from exercise of stock options.....        --              --             671           --       1,553
  Proceeds from issuance of preferred
    securities................................        --           4,850          97,188       15,000      15,224
  Payment of Series C redeemable preferred
    stock offering costs......................        --              --              --           --      (4,800)
  Proceeds from initial public offering, net
    of offering costs paid....................        --              --              --           --      52,435
                                                   -----         -------        --------     --------    --------
         Net cash (used in) provided by
           financing activities...............      (124)          4,601          97,583       14,904      63,671
                                                   -----         -------        --------     --------    --------
         Net increase (decrease) in cash and
           cash equivalents...................        87           1,773          67,179        2,376     (15,654)
Cash and cash equivalents at beginning of
  period......................................        80             167           1,940        1,940      69,119
                                                   -----         -------        --------     --------    --------
Cash and cash equivalents at end of period....     $ 167         $ 1,940        $ 69,119     $  4,316    $ 53,465
                                                   =====         =======        ========     ========    ========
Supplemental disclosure of cash flow
  information -- cash paid during the period
  for interest................................     $   4         $    50        $     11     $     --    $     26
                                                   =====         =======        ========     ========    ========


          See accompanying notes to consolidated financial statements.

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     ORGANIZATION


     ARTISTdirect, Inc. (the "Company") was formed on October 6, 1999 upon its merger with ARTISTdirect, LLC (the "Capital Reorganization"). The Capital Reorganization was only a change in the form of ownership of the Company. ARTISTdirect, LLC was organized as a California limited liability company and commenced operations on August 8, 1996. ARTISTdirect, LLC had a 99% ownership interest in ARTISTdirect Agency LLC, Kneeling Elephant Records, LLC and ARTISTdirect NewMedia, LLC ("affiliated companies") and has consolidated their results since inception. In February 1999, Ultimate Band List, LLC ("UBL") acquired the remaining 80% of iMusic, Inc., a Washington corporation, that it did not already own. On May 18, 1999, ARTISTdirect, LLC entered into an agreement with UBL and the affiliated companies whereby units in ARTISTdirect, LLC were exchanged for the membership interests of UBL and the affiliated companies. The acquisition of the minority interest in UBL was accounted for under purchase accounting.


     PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the consolidated accounts of the Company and its subsidiaries in which it has controlling interests in the form of voting and operating control. All significant intercompany accounts and transactions have been eliminated for all periods presented. UBL generated losses on its operations for all periods prior to the Company's purchase of the minority interest in UBL. Due to the full funding of those losses by the Company and its members, none of the losses generated by UBL during the periods presented have been allocated to the minority holders.


     UNAUDITED INTERIM FINANCIAL INFORMATION



     The accompanying unaudited financial statements and unaudited footnote disclosures for the nine months ended September 30, 1999 and 2000 have been prepared on substantially the same basis as the audited financial statements, and in the opinion of management of the Company, include all adjustments, consisting only of normal adjustments, necessary for a fair presentation of the financial information set forth therein.


     LIQUIDITY


     The Company has relied on various equity financings to fund its operations in the past. The Company believes that its available cash resources, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for the next 12 months.


2. CAPITAL REORGANIZATION AND REVERSE STOCK SPLIT

     The common units and redeemable preferred units outstanding immediately prior to the Capital Reorganization were converted into common stock and redeemable preferred stock of the C corporation. Each common and preferred unit converted into one share of common and preferred stock, respectively.

     On March 21, 2000, the Company effected a 1 for 4 reverse stock split (the "Reverse Stock Split"). The outstanding common securities, redeemable securities, options and warrants have been retroactively

                      ARTISTDIRECT, INC. AND SUBSIDIARIES
adjusted to reflect the Reverse Stock Split. All discussion of equity amounts in the following footnotes reflect the effect of the Capital Reorganization and Reverse Stock Split.

3. SIGNIFICANT ACCOUNTING POLICIES

     CASH HELD FOR CLIENTS

     Cash held for clients consists of funds held on behalf of the Company's clients for musical performances. The cash is restricted for payment to the clients, and there is a corresponding amount due to clients.

     DEPRECIATION

     Depreciation is provided using the straight-line method over the following estimated useful lives:

Computer equipment and software................  3 years
Furniture and fixtures.........................  7 years

     REVENUE RECOGNITION


     Online product sales, which consist primarily of the gross amount of sales revenue paid by the customer for recorded music and merchandise sold via the Internet, include shipping fees and are recognized when the products are shipped. The Company obtains merchandise from merchandisers and manufacturers, music from a third party distributor, contracts for warehousing and fulfillment, processes customer orders and provides customer service. The Company takes title to all products sold and bears the risk of loss for collections and non-delivery subject to any recourse against the shipper. Online product sales are subject to amounts due to the respective artists based on their contracts, and such expense is recorded as part of direct cost of product sales.



     The Company generates revenue from the sale of advertisements and sponsorships, both online and offline, under short-term contracts. To date, the duration of the Company's advertising and sponsorship commitments has generally averaged from one to three months. The Company's obligations typically include the guarantee of a minimum number of "impressions" or times that an advertisement appears in pages viewed by the users of the Company's online properties. Online advertising revenue is generally recognized as the impressions are served during the period in which the advertisement is displayed, provided that no significant obligations of the Company remain and collection of the resulting receivable is probable. The Company records a reserve for contracts in which the guarantee of a minimum number of impressions are not expected to be met. There were no such instances as of December 31, 1997, 1998 and 1999 and September 30, 1999 and 2000. Revenue generated from sponsorships is recognized ratably over the terms of the sponsorship agreements.



     The Company entered into several contracts with advertisers whereby the parties exchanged online and offline advertising. This revenue was recognized as trade and barter. Trade and barter is valued based upon similar cash transactions, which have been entered into within six months of the respective trade and barter agreement. Trade and barter revenue was $0, $0, $98,000, $61,000 and $234,000 for years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, respectively.

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

     Agency commission revenue is recognized in accordance with the terms of the representation agreements between the Company and its clients. Revenue is generally recorded upon payment for the performance of services or delivery of materials created by the artists represented.

     Overhead advances on the record label are recognized as revenue evenly over the period covered by the advances. Royalties earned on albums sold by artists signed to the record label are recognized as revenue at the time the releases are shipped to the retailer. Reserves are established for possible returns.

     COST OF REVENUE

     Direct cost of product sales consists of amounts payable to artists, which includes the cost of merchandise sold and a share of net proceeds, and online commerce transaction costs, including credit card fees, fulfillment charges and shipping costs. Other cost of revenue consists primarily of Web site hosting and maintenance costs, online content programming costs, online advertising serving costs, record royalties payable to artists and payroll and related expenses for staff involved in Web site maintenance, content programming and the agency. Stock-based compensation expense relates to non-cash charges in connection with warrants issued to vendors and options issued to artists and their advisors for the right to operate their stores. Amounts payable to artists and transaction costs are recognized upon shipment. Web site-related costs are recognized immediately when incurred. Payroll and related expenses are recognized over the period benefited. Non-cash stock-based compensation charges are recognized over the period of the related agreements.

     INVENTORIES

     Inventories, included in prepaid expenses and other current assets, consist of music-related merchandise and amounts advanced for inventory on behalf of artists and are stated at the net realizable value. Cost is determined using the first-in, first-out method.

     INCOME TAXES

     Prior to the Capital Reorganization, the Company was treated as a limited liability company for federal and state income tax reporting purposes whereby income (or losses) of the Company was reported in the individual income tax returns of the Company's members. After the Capital Reorganization, the Company began accounting for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     PRODUCT DEVELOPMENT COSTS

     Product development costs consist primarily of third-party development costs and payroll and related expenses for in-house Web site development costs incurred in the start-up and production of the Company's content and services.

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

     ADVERTISING COSTS


     Advertising costs are expensed as incurred and totaled $24,000, $461,000, $7.7 million, $3.1 million and $11.2 million during the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, respectively.


     INTANGIBLE ASSETS


     Goodwill and other intangible assets resulting from the acquisitions of minority interests in the UBL and iMusic, Inc. and the acquisition of Mjuice.com, Inc. are amortized on a straight-line basis over five years, the estimated period of benefit.


     IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically reviews the carrying amounts of long-lived assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. An impairment adjustment is necessary in the event the net book value of such long-lived assets exceeds the future undiscounted cash flows attributable to such assets. In such an event, the loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets; accordingly, actual results could vary significantly from such estimates.

     CONCENTRATION OF CREDIT RISK AND SUPPLIER RISK


     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, short term investments and trade accounts receivable. The Company places its cash and short term investments in high credit quality instruments. Cash balances at certain financial institutions may exceed the FDIC insurance limits. The Company performs ongoing credit evaluations of its customers but does not require collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure to credit losses and maintains allowances for anticipated losses.


     The Company purchases a large percentage of its music-related merchandise inventory from three suppliers. The Company is subject to risk in the event that any of the suppliers is unable to fulfill customer orders.

     FAIR VALUES OF FINANCIAL INSTRUMENTS


     The carrying amounts of financial instruments, which include cash, cash held for clients, short term investments, accounts receivable, accounts payable and accrued expenses and amounts due to employees, approximate fair value because of the short maturity of these instruments.


     LOSS PER COMMON SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share" and Securities and Exchange Commission Staff Accounting Bulletin No. 98 (SAB 98). SFAS No. 128 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as the income or loss available to common shareholders divided by the weighted average

                      ARTISTDIRECT, INC. AND SUBSIDIARIES
outstanding common shares for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g. convertible securities, options, etc.) as if they had been converted at the beginning of the periods presented. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS. Prior to the Capital Reorganization on October 6, 1999 (see Note 2), the Company was organized as a limited liability company and had not issued common stock. Accordingly, no historical loss per share information is included in the attached financial statements for periods prior to October 6, 1999.



     Included in net loss attributable to common shareholders for the nine months ended September 30, 2000 is the effect of the beneficial conversion feature of the Series C redeemable preferred stock which converted into common shares as of March 31, 2000 in connection with the initial public offering. The value of the beneficial conversion feature was calculated based on the $2.40 per share difference between the initial public offering price of $12.00 and the effective conversion price of $9.60 multiplied by the 10,156,252 shares of common stock issued to the Series C shareholders.


     PRO FORMA NET LOSS PER SHARE


     The pro forma net loss per share for the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000 is computed using the weighted average number of common shares outstanding giving pro forma effect to the Reverse Stock Split of the Company, the elimination of the dividends on the redeemable preferred securities and the automatic conversion of the redeemable preferred securities into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such events occurred on January 1, 1999, or at original issuance date, if later. The calculation of the pro forma net loss per share includes the effect of the beneficial conversion feature assuming the Series C preferred stock converted at the initial public offering date at $9.60 per share pursuant to the original terms of the Series C preferred stock. In addition, the pro forma net loss does not include an adjustment for the change in tax status due to the Capital Reorganization as there was no pro forma effect on income tax expense. Pro forma diluted loss per share excludes 7.6 million, 3.7 million and 9.8 million securities (after giving effect to the Reverse Stock Split) as of December 31, 1999, and September 30, 1999 and 2000, respectively, since the impact would be anti-dilutive.



     The following table is a reconciliation of the net loss and the share amounts used in the pro forma net loss per share calculation:



                                                                 (UNAUDITED)
                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1999       2000
                                                              -------    -------
Net loss attributable to common shareholders................  35,158     67,942
Addback: Accrued dividends on Series A & B redeemable
  preferred stock...........................................     914        963
                                                              ------     ------
Pro forma loss..............................................  34,244     66,979
                                                              ======     ======

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

                                                                              (UNAUDITED)
                                                                           NINE MONTHS ENDED
                                                         YEAR ENDED          SEPTEMBER 30,
                                                        DECEMBER 31,    ------------------------
                                                            1999           1999          2000
                                                        ------------    ----------    ----------
Actual shares at beginning of the period..............   16,568,192     16,568,192    14,088,674
Pro forma weighted average shares issued during the
  period..............................................    2,934,245      2,097,038    20,175,246
                                                         ----------     ----------    ----------
Pro forma basic and diluted weighted average shares at
  the end of the period...............................   19,502,437     18,665,230    34,263,920
                                                         ==========     ==========    ==========



     STOCK-BASED COMPENSATION



     The Company accounts for stock-based employee compensation in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, and complies with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is recorded based on the difference, if any, between the fair value of the Company's stock and the exercise price on the measurement date. The Company accounts for stock issued to non-employees in accordance with SFAS No. 123, which requires entities to recognize as expense over the service period the fair value of all stock-based awards on the date of grant and Emerging Issues Task Force 96-18, "Accounting for Equity Investments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", which addresses the measurement date and recognition approach for such transactions.


     ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," in June 1997. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in members' equity (except those arising from transactions with members) and includes net income and net unrealized gains (losses) on securities. There is no impact on the Company's financial statements as a result of the implementation of SFAS No. 130.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 did not have a material impact on the financial statements.

     In April, 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." The statement is effective for fiscal years beginning after December 15, 1998. The statement requires costs of start-up activities and organization costs to be expensed as incurred. The Company is required to adopt SOP 98-5 for the year ended December 31, 1999. The adoption of SOP 98-5 is not expected to have a material impact on the Company's consolidated financial statements.

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

     The Financial Accounting Standards Board recently issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective date of FASB Statement No. 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or (3) foreign currency exposures on net investments in foreign operations. The adoption of SFAS No. 133 is not expected to have a material impact on the Company's consolidated financial statements.


     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, Revenue Recognition in Financial Statements. SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements of all public registrants. Any change in the Company's revenue recognition policy resulting from the implementation of SAB 101 would be reported as a change in accounting principle. In June 2000, the SEC issued SAB 101B which delays the implementation date of SAB 101 until the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The adoption of SAB 101 is not expected to have a material impact on the Company's consolidated financial statements.



     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," which is an interpretation of APB Opinion No. 25. Interpretation No. 44 was effective July 1, 2000, but certain elements of the interpretation apply to events occurring after December 15, 1998 and January 12, 2000. Interpretation No. 44 clarifies the application of APB Opinion No. 25 for certain issues, including (a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a stock option plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award and (d) the accounting for an exchange of stock compensation awards in a business combination. The adoption of Interpretation No. 44 did not have a material impact on the Company's financial statements.

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

4. SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

     Significant non-cash investing and financing activities are reflected in the following table:


                                                                          (UNAUDITED)
                                                     YEAR ENDED        NINE MONTHS ENDED
                                                    DECEMBER 31,         SEPTEMBER 30,
                                                   ---------------    -------------------
                                                   1998     1999       1999        2000
                                                   ----    -------    -------    --------
                                                               (IN THOUSANDS)
Cash paid for acquisitions:
  Fair value of net assets acquired..............  $ --    $ 2,463    $ 2,463    $  5,025
  Net liabilities assumed........................    --       (185)      (185)       (203)
  Common units/stock issued......................    --     (2,168)    (2,168)     (2,807)
                                                   ----    -------    -------    --------
       Cash paid for acquisitions................  $ --    $   110    $   110    $  2,015
                                                   ====    =======    =======    ========
Issuance of common securities for minority
  interests in affiliated companies:
  Issuance of common securities..................  $ --    $13,922    $13,922    $     --
  Acquisition costs -- cash paid.................    --        127        127          --
  Net assets acquired............................    --       (938)      (938)         --
                                                   ----    -------    -------    --------
       Goodwill..................................  $ --    $13,111    $13,111    $     --
                                                   ====    =======    =======    ========
Accrual of dividends on redeemable preferred
  securities.....................................  $171    $ 1,414    $   914    $    963
Securities subject to potential rescission
  offer..........................................  $114    $ 6,740    $ 3,250    $  3,388
Accretion on redeemable stock....................  $ --    $   184    $   132    $     --
Issuance of options/warrants.....................  $ --    $51,202    $15,773    $  1,832
Appreciation (depreciation) of profit
  interests......................................  $ --    $16,470    $16,460    $ (6,645)
Conversion of preferred return to common
  securities.....................................  $ --    $ 1,122    $   355    $     --
Issuance of shares to officer....................  $ --    $   875    $   875    $     --
Notes issued to shareholders.....................  $ --    $   741    $    --    $     --
Conversion of redeemable common stock to common
  stock..........................................  $ --    $    --    $    --    $  2,352
Issuance of stock appreciation rights/options....  $ --    $    --    $    --    $  2,992
Conversion of redeemable preferred stock and
  accrued dividends to common shares.............  $ --    $    --    $    --    $118,688


5. PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and consist of the following:


                                                     DECEMBER 31,      (UNAUDITED)
                                                    --------------    SEPTEMBER 30,
                                                    1998     1999         2000
                                                    ----    ------    -------------
                                                            (IN THOUSANDS)
Computer equipment and software...................  $220    $3,559       $7,282
Furniture and fixtures............................    33       207        1,889
Leasehold improvements............................    --        --        1,818
                                                    ----    ------       ------
                                                     253     3,766       10,989
Less accumulated depreciation.....................   (78)     (423)      (2,204)
                                                    ----    ------       ------
Property and equipment, net.......................  $175    $3,343       $8,785
                                                    ====    ======       ======

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

6. ALLOWANCE FOR DOUBTFUL ACCOUNTS AND SALES RETURN RESERVE

     A summary of the activity of the allowance for doubtful accounts for the periods indicated is reflected in the following table:


                                                                   (UNAUDITED)
                                                                   NINE MONTHS
                                                  YEAR ENDED          ENDED
                                                 DECEMBER 31,     SEPTEMBER 30,
                                                 -------------    -------------
                                                 1998    1999     1999     2000
                                                 ----    -----    -----    ----
                                                         (IN THOUSANDS)
Balance, beginning of period...................  $ --    $  81    $  81    $ 89
Provision for doubtful accounts................   115      385      223     200
Amounts charged off............................   (34)    (377)    (217)    (68)
                                                 ----    -----    -----    ----
Balance, end of period.........................  $ 81    $  89    $  87    $221
                                                 ====    =====    =====    ====


     A summary of the activity of the reserve for sales returns for the periods indicated is reflected in the following table:


                                                                    (UNAUDITED)
                                                                    NINE MONTHS
                                                   YEAR ENDED          ENDED
                                                  DECEMBER 31,     SEPTEMBER 30,
                                                  -------------    -------------
                                                  1998    1999     1999     2000
                                                  ----    -----    -----    ----
                                                          (IN THOUSANDS)
Balance, beginning of period....................  $ 5     $  13    $  13    $ 34
Provision for sales returns.....................   16       180      155     544
Amounts charged off.............................   (8)     (159)    (110)   (198)
                                                  ---     -----    -----    ----
Balance, end of period..........................  $13     $  34    $  58    $380
                                                  ===     =====    =====    ====


7.  ACCRUED EXPENSES

     Accrued expenses are comprised of the following:


                                            DECEMBER 31,      (UNAUDITED)
                                           --------------    SEPTEMBER 30,
                                           1998     1999         2000
                                           ----    ------    -------------
                                                   (IN THOUSANDS)
Accrued payroll and related............    $105    $1,470       $2,753
Accrued cost of sales..................     359       865        2,597
Programming rights.....................      --       682          682
Accrued advertising costs..............      88       873          278
Accrued professional fees..............     143       333          268
Other accrued expenses.................      66       475          826
                                           ----    ------       ------
     Total accrued expenses............    $761    $4,698       $7,404
                                           ====    ======       ======

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

8.  INVESTMENTS

     Investments are as follows:


                                            DECEMBER 31,      (UNAUDITED)
                                           --------------    SEPTEMBER 30,
                                           1998     1999         2000
                                           ----    ------    -------------
                                                   (IN THOUSANDS)
American Digital Network...............    $250    $   --       $   --
iMusic, Inc............................     100        --           --
Latin America Internet Company, LLC....      --        --          250
SnoCore, LLC...........................      23        70           85
                                           ----    ------       ------
  Total investments....................    $373    $   70       $  335
                                           ====    ======       ======


     In 1998 the Company acquired a 1.7% ownership in American Digital Networks ("ADN") and accounted for this investment under the cost method. During 1999, the Company fully reserved its investment in ADN to reflect its estimated net realizable value.

     As of December 31, 1998, the Company had an approximate 20% ownership in iMusic, Inc. The majority owner in iMusic, Inc. had a 76% voting interest. As the Company was not able to exert significant influence in the management of iMusic, Inc., the investment was accounted for under the cost method. In February 1999, the Company acquired all of the outstanding capital stock of iMusic, Inc. that it did not already own.


     As of December 31, 1998 and 1999 and September 30, 1999, the Company has a 30%, 45% and 45%, respectively, ownership in SnoCore, LLC, and accounts for the investment under the equity method. The Company recorded income of $2,000, $50,000, $33,000 and $15,000 for this investment for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, respectively. The Company received a $33,000 distribution of income from the investee during the year ended December 31, 1999.



     During the nine months ended September 30, 2000, the Company entered into a joint venture, Latin America Internet Company, LLC. The Company accounts for the investment under the equity method. The Company made an initial investment of $250,000 during the nine months ended September 30, 2000.


9. LINE OF CREDIT


     In 1997, the Company obtained a $250,000 line of credit with a financial institution. The line was increased to $500,000 during 1998, to $2.0 million in February 1999 and to $5.0 million in November 1999. The line of credit is guaranteed by certain officers and stockholders of the Company and bears interest, which is payable monthly, at a base rate as defined in the lending agreement plus 1%. No balance outstanding on the line of credit as of December 31, 1998 and the line of credit was terminated at the Company's option in September 1999 and reinstated in October 1999. As of December 31, 1999, there was no balance outstanding on the line of credit. In March 2000, the line of credit expired.

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

10. ACQUISITIONS

     In February 1999, the Company acquired the remaining 80% of iMusic, Inc. that it did not own. The consideration paid for the acquisition included $110,000 in cash, redeemable common units of UBL equal to 2% of its membership interests and the assumption of approximately $180,000 of liabilities. The value of the redeemable common units given was approximately $2.2 million. The acquisition has been accounted for as a purchase and the operations of iMusic, Inc. have been included from the date of acquisition. The Company recorded goodwill of approximately $2.4 million as a result of this acquisition, which is being amortized over a five year period.

     In May 1999 the Company acquired the 40.29% minority interest in the UBL in exchange for common interests in ARTISTdirect, LLC. The value of the consideration given was approximately $13.9 million, which was based on the value of the equity given, using the pricing of third party equity contributed at or around the time of the purchase transaction; the transaction has been accounted for as a purchase. Due to the full funding of the losses of UBL by the Company and its members prior to the purchase of the minority interest, none of the losses generated by UBL during the periods presented have been allocated to the minority holders. The Company recorded goodwill of approximately $13.1 million as a result of this acquisition, which is being amortized over a five year period.


     In August 2000, ARTISTdirect acquired all of the outstanding capital stock of Mjuice.com, Inc., a company involved in the development and distribution of the secure digital distribution of MP3-formatted music. The Company issued 900,000 of its common shares and common share equivalents in exchange for all the outstanding equity of Mjuice.com, Inc. The total purchase consideration for Mjuice.com was approximately $5.0 million, which includes cash paid of approximately $2.0 million. The acquisition was accounted for as a purchase, with $5.0 million being recorded as goodwill, which is being amortized over a period of five years.



     The pro forma results of operations assuming the above transactions had occurred at the beginning of the following periods:



                                                       (UNAUDITED)
                                             --------------------------------
                                                                 NINE MONTHS
                                               YEAR ENDED           ENDED
                                              DECEMBER 31,      SEPTEMBER 30,
                                                  1999              2000
                                             ---------------    -------------
                                                      (IN THOUSANDS)
Revenues...................................      $10,337         $    15,657
                                                 -------         -----------
Net loss...................................      $62,470         $    45,122
                                                 -------         -----------
Pro forma loss per share...................                      $      1.49
                                                                 -----------
Pro forma weighted average shares..........                       30,363,931
                                                                 ===========



11. INCOME TAXES



     At September 30, 2000, the Company had available net operating loss carryforwards totaling approximately $41.4 million for Federal income tax purposes expiring beginning in the year 2019 and California state net operating loss carryforwards of $41.4 million expiring commencing 2004. Deferred tax assets consist principally of the tax effect of net operating loss carryforwards. Due to the uncertainty surrounding the realization of the benefits of its tax attributes, including net operating loss carryforwards

                      ARTISTDIRECT, INC. AND SUBSIDIARIES
in future tax returns, the Company has recorded a valuation allowance against its deferred tax assets as of December 31, 1999 and September 30, 2000 of $18.2 million and $34.7 million, respectively.



     In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. In addition, the utilization of net operating loss carryforwards may be limited due to restrictions imposed under applicable Federal and state tax laws due to a change in ownership.



12. SIGNIFICANT CONTRACTS



     The Company entered into a settlement agreement with an employee in connection with the termination of his employment in October 1997. Pursuant to this agreement, the employee received a severance payment of $175,000, to be paid out in eight quarterly installments. The amount due under this severance arrangement was $88,000 as of December 31, 1998. The amount was paid in full as of December 31, 1999. Additionally, this individual loaned the Company $100,000 in 1996, the entire amount of which was repaid in 1997. As part of the settlement agreement, the individual received an option to purchase the lesser of 100,000 securities or 2.5% of the shares offered to the public upon an initial public offering at an exercise price that will be set at the completion of the initial public offering pursuant to the provision defined in the settlement agreement. The employee exercised the purchase option of 100,000 shares. The Company recorded compensation expense of $1,025,000 for the nine months ended September 30, 2000, which represented the difference between the fair value of the common stock and the amount paid.


     In 1998 the Company entered into an employment agreement with an officer of the Company under which deferred compensation of up to $200,000 was granted. The value of the deferred compensation was determined based on the value of the Company as of the payment date. The Company has accrued $200,000 in deferred compensation.


     The Company had an investment in ADN, and also entered into a software development agreement with ADN in 1997. The Company paid ADN $250,000 for development of the software, and received a payment of $250,000 from ADN for the license to use the software. These transactions have been netted together in the financial statements.



     For the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, the Company incurred legal expenses of approximately $450,000, $1,101,000, $621,000 and $384,000, respectively, for legal services provided by Lenard & Gonzalez LLP. Allen Lenard, one of the Company's directors, is Managing Partner of Lenard & Gonzalez LLP.



     Kneeling Elephant Records, LLC, a subsidiary of the Company, entered into an agreement with RCA in January 1997. Kneeling Elephant was a record label managed by the Company. Under the agreement, RCA provided all funding to the Company for the label and owns the rights to all sound recordings made under artist agreements during the initial three year term of the agreement. RCA had an option to terminate its agreement with Kneeling Elephant after three years, at which point, the assets and properties of Kneeling Elephant would be divided based on the terms of the agreement. Under the agreement, RCA provided funding of $300,000 in January 1997, which was recognized ratably over the minimum three year operating term. Additionally, RCA has provided annual funding of $450,000, paid on a quarterly basis, to the Company for the operation of Kneeling Elephant under the terms of the

                      ARTISTDIRECT, INC. AND SUBSIDIARIES
agreement. The original agreement with RCA was extended through June 30, 2000, at which point it was terminated. The amount due from RCA as of December 31, 1999 was $4,000.



     In April 1999, the Company entered into an agreement with a merchandiser for a term of four years. In exchange for merchandise fulfillment services, the Company granted the merchandiser warrants to purchase 131,250 shares of common stock (after giving effect to the Reverse Stock Split) upon the signing of the agreement. Additional warrants to purchase common stock may be earned by the merchandiser based on the achievement of certain sales levels.



     In June 1999, the Company entered into an agreement with a merchandiser for a three-year term. In exchange for merchandise fulfillment services over the term of the agreement, the Company paid a deposit of $1.0 million which is being amortized over the term of the agreement, and granted the merchandiser warrants to purchase 228,426 shares of common stock (after giving effect to the Reverse Stock Split) upon the signing of the agreement. Additional warrants to purchase common stock may be earned by the merchandiser based on the achievement of certain sales levels.



     In November 1999, the Company entered into a three year programming license agreement with CHUMcity International. The Company is amortizing the license cost over the contractual license period.



     In December 1999, the Company entered into an eighteen month marketing agreement with ABC News Internet Ventures. The agreement provides for the exchange and distribution of content by both parties. As the values of the content and services being provided by both parties is not readily determinable, the content and services provided and received by the Company are being recorded at their cost basis to the Company, which is zero.


     In connection with the issuance of Series C Preferred shares, the Company entered into strategic relationships with four record labels. Under the terms of these agreements, the Company has the right to purchase certain content related to each of the respective companies' artists on terms generally made available to other online music companies. The cost associated with the acquisition of such content will be expensed as it is acquired and broadcast online.


     In December 1999, the Company entered into an advertising and promotion agreement with Yahoo! pursuant to which the Company purchases media placement on Yahoo! in return for certain promotional considerations. The Company is recording the expense related to the amounts paid to Yahoo! for advertising and promotion services over the term of the agreement as services or promotions are received. On November 7, 2000, we amended this agreement such that it will now terminate as of December 31, 2000. In connection with the amendment, Yahoo! will deliver certain additional page views containing our banners on various Yahoo! properties. Under the amendment, we have no additional payment obligations to Yahoo!. In connection with the agreement, the Company issued Yahoo! warrants to purchase 339,254 shares of common stock (after giving effect to the Reverse Stock Split). The exercise price for 169,627 of the warrants is $13.93, and the exercise price for the remaining warrants is $12.00. The expense related to the warrants is being amortized over the term of the agreement.



     The Company entered into an agreement with a landlord for office space for a term of ten years. In connection with the agreement, the Company issued warrants to purchase 62,500 shares of common stock. The expense related to the warrants is being amortized over the term of the agreement.

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

13. REDEEMABLE SECURITIES


     From July through December 1998, the Company issued redeemable preferred units for proceeds of $4.9 million. These preferred units were converted into
12.8 million Series A ARTISTdirect, LLC redeemable preferred securities pursuant to the Exchange Transaction, and were converted into 3,207,815 shares of Series A Redeemable Preferred Stock (Series A Preferred) pursuant to the Capital Reorganization and Reverse Stock Split. The Series A Preferred shares carried a 10% cumulative annual dividend. The liquidation preference and redemption value of the Series A Preferred shares was approximately $5.0 million as of December 31, 1998 and 1999. The Series A Preferred shares and accrued dividend were converted to common shares upon the closing of the initial public offering.



     On February 17, 1999, the Company issued 170,443 redeemable common shares (Redeemable Stock) (after giving effect to the Reverse Stock Split) for the purchase of the remaining 80% of iMusic, Inc. The holder of the Redeemable Stock had the right to redeem the Redeemable Stock upon the earlier of an initial public offering or February 17, 2002 at a redemption value of $2.8 million. The holder chose not to redeem the shares. The accreted value of $2.4 million was converted to common shares upon the completion of the initial public offering.



     On May 18, 1999, the Company issued 3,750,000 Series B redeemable preferred shares (Series B Preferred) (after giving effect to the Reverse Stock Split) for proceeds of $15 million. The Series B Preferred shares had the same redemption terms as the Series A Preferred shares, and have a current conversion price of $4.00 per share. The Series B Preferred shares had liquidation preference over all other classes of shares. The liquidation preference and redemption value of the Series B Preferred shares was $15.4 million as of December 31, 1999. The Series B Preferred shares and accrued dividends were converted to common shares upon the closing of the initial public offering.



     In December 1999, the Company issued 5,905,374 Series C redeemable preferred shares (Series C Preferred) (after giving effect to the Reverse Stock Split) for proceeds of $82.2 million and in January 2000, the Company issued an additional 1,094,917 Series C Preferred shares for proceeds of $15.2 million. The total sum of $97.5 million was raised through the sale of shares to six music and media companies which included Universal Music Group, BMG Entertainment, Sony Music Entertainment, Time Warner Inc., an affiliate of Cisneros Television Group and Yahoo! The Series C Preferred shares had the same redemption terms as the Series A and Series B Preferred shares and had an initial conversion price of $13.928 per share. The liquidation preference and redemption value as of December 31, 1999 was $82.3 million. The Series C Preferred shares were converted to 10,156,252 common shares upon the closing of the initial public offering. The conversion rate was 1.45 common shares for each Series C Preferred share based on the offering price and pursuant to the Series C shareholder agreement.



     Included in redeemable common securities are amounts related to options and securities subject to a potential rescission offer. The Company issued shares or options to purchase shares to employees, artists and advisors. The issuance of these shares or options did not fully comply with certain requirements under the Securities Act, or available exemptions there under, and as a result the Company intends to make a rescission offer to all these persons pursuant to a registration statement to be filed under the Securities Act and pursuant to California securities law.



     In the rescission offer, the Company will offer to repurchase from these persons all shares issued directly to these persons or pursuant to option exercises by these persons before the expiration of the rescission offer for an amount equal to the purchase or exercise price paid for the shares, plus interest at

                      ARTISTDIRECT, INC. AND SUBSIDIARIES
the rate of 7% from the date of issuance until the rescission offer expires. The rescission offer will expire approximately 30 days after the effectiveness of the rescission offer registration statement. Based upon the number of options exercised through September 30, 2000, the out-of-pocket cost to the Company would be approximately $2.2 million, plus interest.



     In addition, the Company will also offer to repurchase all unexercised options to these persons at 20% of the option exercise price times the number of option shares, plus interest at the rate of 7% from the date the options were granted. Based on the number of options outstanding as of September 30, 2000, and assuming that none of these options are exercised prior to the end of the rescission offer, the out-of-pocket cost to the Company in repurchasing such options would be approximately $7.4 million, plus interest.



     The Company has accrued an additional $3.4 million related to the rescission offer for the nine months ended September 30, 2000. Such increase represents the additional accrual for options issued during the period that are subject to the rescission offer, additional amounts due as a result of the exercise of options and accrued interest.


14. MEMBERS' EQUITY

     MEMBER DISTRIBUTIONS

     The Company made distributions to members of $24,000, $249,000 and $741,000 in 1997, 1998 and 1999, respectively.

     COMMON UNIT INTERESTS


     During 1998, the Company issued common units, which were converted to common shares upon the conversion of the Company to a C Corporation in October 1999, to certain executive employees and its outside legal counsel in connection with services rendered and to be rendered. In January 1998, Keith Yokomoto and L&G Associates One, an affiliate of Lenard and Gonzalez LLP, one of the Company's outside legal counsel, received interests of 10.1% and 3.03% respectively. In June 1998, Steve Rennie and Robert Morse received interests of 4.04% and 1.01% respectively. The units provided for the holder to share in the capital of the Company to the extent of increases in the fair value of the Company subsequent to the issuance of the units (Appreciation Rights). The Appreciation Rights issued to employees have been accounted for as stock appreciation rights. The Appreciation Rights issued to the outside legal counsel were valued at the estimated fair value as determined by the Company and expensed immediately as they related to past services. Accordingly, the value of the Appreciation Rights has been adjusted based on changes in the fair value of the Company. The Company has estimated the fair value based on third party equity transactions and ultimately on the trading price of the Company's common shares upon the completion of the initial public offering. The Appreciation Rights were settled upon the closing of the initial public offering on March 31, 2000. The Company has recognized as stock based compensation expense $3.8 million, $16.3 million and $16.0 million for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999, respectively. The Company recorded a credit to stock based compensation in the amount of $6.6 million for the nine months ended September 30, 2000 as a result of the decline in the value of the Company's common shares from December 31, 1999 to March 31, 2000, the date on which the Appreciation Rights were settled.

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

     WARRANTS



     In May and June 1999, the Company issued warrants to purchase 359,676 shares of common stock (after giving effect to the Reverse Stock Split) to two vendors from whom it purchases merchandise ("merchandisers"). The value of the warrants was $864,000, of which $168,000, $102,000 and $196,000 has been recognized as expense for the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000, respectively. The value of the warrants has been recorded as unearned compensation in the statement of changes in members' and stockholders' equity, and is being amortized as cost of revenues over the term of the related merchandising agreements. Additionally, the merchandisers may earn up to 545,464 of additional warrants based on certain performance levels as specified in the merchandising agreements.



     In December 1999, the Company issued warrants to purchase 339,254 shares of common stock in connection with an advertising and promotion agreement. The value of the warrants upon issuance was $2.0 million, of which $19,000 was recorded as expense for the year ended December 31, 1999. These warrants are being accounted for as variable instruments. Due to the decrease in fair value of the Company's common stock, the value of the warrants was reduced to $158,000 as of September 30, 2000. The related expense for the nine months ended September 30, 2000 was $42,000. The value of the warrants is being amortized over the term of the related agreement.



     In January 2000, the Company issued warrants to purchase 62,500 shares of common stock in connection with an office lease. The warrants were valued at $568,000, of which $33,000 has been recorded as expense for the nine months ended September 30, 2000. The value of the warrants is being amortized over the term of the related lease.



     In August 2000, the Company issued warrants to purchase 13,059 shares of common stock to various consultants in connection with the acquisition of Mjuice.com, Inc. These warrants were valued at $34,000 and were accounted for as part of the purchase price.


     PREFERRED DIVIDENDS

     On May 18, 1999, the Company paid to the Series A redeemable preferred securities holders the accrued dividends to that date of $355,000 in the form of 88,632 common shares (after giving effect to the Reverse Stock Split), as well as a cash payment of $85,000.

     On October 6, 1999, the Company paid to the Series A and B redeemable preferred stockholders the accrued dividends to that date of $767,000 in the form of 213,002 shares of common stock (after giving effect to the Reverse Stock Split), as well as a cash payment of $191,000.


     Upon the conversion of the Series A, B and C Preferred shares to common shares, accrued dividends of $963,000 were converted into 80,216 common shares.


     PURCHASE OF SHARES BY OFFICER


     In September 1999, the Company's Chief Financial Officer purchased 111,111 shares of common securities from certain officer stockholders at a purchase price of $3.60 per share. The difference between the purchase price and the fair value of the securities as of the date of the transaction has been reflected as stock-based compensation. The amount of stock-based compensation aggregated $875,000 for the year

                      ARTISTDIRECT, INC. AND SUBSIDIARIES
ended December 31, 1999. The Company determined the fair value of the securities based on the continued growth of the Company's operations and recent equity transactions with third parties.



     EQUITY TRANSFER



     In March 2000, the founders of the Company entered into a series of transactions whereby two employees and an outside legal counsel would receive the appreciation on the Company's common stock above $13.93 per share through the third day of trading after the initial public offering. Additionally, the two employees and outside legal counsel received stock options on the third day of trading after the initial public offering with an exercise price of $13.93. There was no expense charge for the appreciation rights and stock options granted to the two employees, as the stock price was below $13.93 per share on the third day of trading and the exercise price on the stock options was greater than the fair value of the Company's common stock on the date of grant. The fair value of the appreciation rights and stock options granted to the outside legal counsel was $2,029,000 and was recorded as expense for the nine months ended September 30, 2000, as the grants related to past services.


15. OPTIONS


     In July 1998, the Company implemented the 1998 Unit Option Plan (which was subsequently amended and replaced by the 1999 Employee Stock Option Plan), which has reserved 6,500,000 shares (after giving effect to the Reverse Stock Split) of the Company's common stock for issuance to employees, non-employee members of the board of directors and consultants. This share reserve will automatically increase on the first trading day in January each calendar year, beginning 2001, by an amount equal to two percent (2%) of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 875,000 shares. No option may have a term in excess of 10 years. The options issued during 1998, 1999 and 2000 vest within three years. As of September 30, 2000, 950,942 shares remained available for future option grant.



     The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," Interpretation No. 44, and other related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

     Summary stock option activity for 1999 Employee Stock Option Plan during the years ended December 31, 1998 and 1999 and nine months ended September 30, 2000 is as follows (after giving effect to the Reverse Stock Split):



                                                      OPTIONS OUTSTANDING
                                                      --------------------
                                                                  WEIGHTED
                                                                  AVERAGE
                                                      NUMBER OF   EXERCISE
                                                       SHARES      PRICE
                                                      ---------   --------
Outstanding options at December 31, 1997............         --    $  --
  Granted...........................................    356,718     1.52
  Exercised.........................................         --       --
  Canceled..........................................         --       --
                                                      ---------    -----
Outstanding options at December 31, 1998............    356,718     1.52
  Granted...........................................  3,449,062     3.60
  Exercised.........................................    (58,750)    3.40
  Canceled..........................................     (1,250)    3.60
                                                      ---------    -----
Outstanding options at December 31, 1999............  3,745,780    $3.41
  Granted...........................................  2,464,713     9.99
  Exercised.........................................    (31,809)    1.37
  Canceled..........................................   (720,185)    4.89
                                                      ---------    -----
Outstanding options at September 30, 2000,
  unaudited.........................................  5,458,499    $6.19
                                                      =========    =====


     During the year ended December 31, 1999 the Company issued 7,500 options to consultants, resulting in a weighted average fair value per option of $10.21, and a total value of $77,000. The Company recorded this amount as stock based compensation for the year ended December 31, 1999.


     In February 2000, the Company accelerated the vesting of 114,796 stock options granted to an executive of the Company. The resulting compensation expense of $964,000 was recorded during the nine months ended September 30, 2000.



     If the Company had elected to recognize compensation cost based on the fair value at the date of grant, consistent with the method as prescribed by SFAS No. 123, net loss for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000 would have changed to the pro forma amounts indicated below:



                                                                  (UNAUDITED)
                                                                  NINE MONTHS
                                             YEAR ENDED              ENDED
                                            DECEMBER 31,         SEPTEMBER 30,
                                          -----------------    ------------------
                                           1998      1999       1999       2000
                                          ------    -------    -------    -------
                                                      (IN THOUSANDS)
Net loss:
  As reported...........................  $6,318    $57,804    $34,206    $42,265
  Pro forma.............................  $6,334    $58,254    $34,384    $46,069
                                          ======    =======    =======    =======


     The fair value of options granted during 1998 and 1999 was determined using a minimum value pricing model with the following assumptions: risk-free interest rate of 6.0% and an expected life of

                      ARTISTDIRECT, INC. AND SUBSIDIARIES
five years. The fair value of options granted during the nine months ended September 30, 2000 was determined using a Black-Scholes model with the following assumptions: risk free rate of 6.38%, a volatility factor of 100%, no expected dividends and an expected life of five years. The weighted average fair values of the options on the date of grant were $.32 per share, $5.56 per share and $7.09 for the options granted in 1998 and 1999 and nine months ended September 30, 2000, respectively.



     The following table summarizes information regarding options outstanding and options exerciseable at September 30, 2000 (after giving effect to the Reverse Stock Split):



                        OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                 ----------------------------------   --------------------
                              WEIGHTED
                               AVERAGE     WEIGHTED               WEIGHTED
                              REMAINING    AVERAGE                AVERAGE
   EXERCISE       NUMBER     CONTRACTUAL   EXERCISE    NUMBER     EXERCISE
    PRICE        OF SHARES      LIFE        PRICE     OF SHARES    PRICE
--------------   ---------   -----------   --------   ---------   --------
$         1.24     223,010    4.83 years    $ 1.24      215,613    $ 1.24
          2.32      89,864    4.83            2.32       86,604      2.32
          3.60   2,914,787    5.87            3.60    1,839,263      3.60
          4.00     719,000    6.67            4.00           --      4.00
         12.00     569,844    6.41           12.00      248,358     12.00
         13.93     935,744    6.50           13.93           --     13.93
         14.00       6,250    6.32           14.00           --     14.00
--------------   ---------   ----------     ------    ---------    ------
$1.24 - $14.00   5,458,499    6.08 years    $ 6.19    2,389,839    $ 4.21
==============   =========   ==========     ======    =========    ======



     In June 1999 and as amended in October 1999 and March 2000 the Company adopted the 1999 Artist and Artist Advisor Stock Option Plan (the Advisor Plan). The Advisor Plan has reserved 1,850,000 shares (after giving effect to the Reverse Stock Split) of common stock for issuance to artists for whom the Company maintains ARTISTchannels and their agents, business managers, attorneys and other advisors. This share reserve will automatically increase on the first trading day in January each calendar year, beginning 2001, by an amount equal to one percent (1%) of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 375,000 shares. As of September 30, 2000, 517,420 shares remained available for future option grants. The options expire seven years from the date of grant. Vesting generally varies between one to three years, as specifically stated in each advisor's option agreement. In January 2000, the vesting of certain options was accelerated such that these options grants vested immediately.

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

     Summary stock option activity for the Advisor Plan options during the year ended December 31, 1999 and the nine months ended September 30, 2000 is as follows (after giving effect to the Reverse Stock Split):



                                                      OPTIONS OUTSTANDING
                                                    -----------------------
                                                                  WEIGHTED
                                                                   AVERAGE
                                                    NUMBER OF     EXERCISE
                                                      SHARES        PRICE
                                                    ----------    ---------
Outstanding Options at
  December 31, 1998...............................         --          --
     Granted......................................    999,563      $ 3.92
     Exercised....................................         --          --
     Canceled.....................................         --          --
                                                    ---------      ------
Outstanding Options at
  December 31, 1999...............................    999,563        3.92
     Granted......................................    333,017      $13.93
     Exercised....................................   (135,469)       4.00
     Canceled.....................................         --          --
                                                    ---------      ------
Outstanding Options at
  September 30, 2000, unaudited...................  1,197,111      $ 6.70
                                                    =========      ======



     The weighted average fair value of options granted under the Advisor Plan was $9.34 and $6.44 per option, resulting in a total value for options granted of $9.7 million and $2.1 million for the year ended December 31, 1999 and nine months ended September 30, 2000, respectively, which has been recorded as unearned compensation in the statement of changes in members' and stockholders' equity, and is being amortized over the term of the advisors' option agreements.



     The following table summarizes information regarding options outstanding and options exercisable at September 30, 2000 (after giving effect to the Reverse Stock Split):



                       OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                 --------------------------------   --------------------
                             WEIGHTED
                              AVERAGE    WEIGHTED               WEIGHTED
                             REMAINING   AVERAGE                AVERAGE
   EXERCISE       NUMBER     CONTRACT    EXERCISE    NUMBER     EXERCISE
    PRICE        OF SHARES     LIFE       PRICE     OF SHARES    PRICE
--------------   ---------   ---------   --------   ---------   --------
    $ 3.60         189,375     6.03       $ 3.60      189,375    $ 3.60
      4.00         674,719     5.98         4.00      635,594      4.00
     13.93         333,017     6.49        13.93      308,017     13.93
--------------   ---------     ----       ------    ---------    ------
$3.60 - $13.93   1,197,111     6.13       $ 6.70    1,132,986    $ 6.63
==============   =========     ====       ======    =========    ======



     In June 1999 and as amended in October 1999, the Company adopted the 1999 Artist Stock Plan (the Artist Option Plan), which has reserved 4,000,000 shares (after giving effect to the Reverse Stock Split) of common stock for issuance to artists for whom the Company maintains ARTISTchannels. This share reserve will automatically increase on the first trading day in January each calendar year, beginning 2001, by an amount equal to two percent (2%) of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 875,000 shares. As of September 30, 2000, 1,266,564 shares remained available for future

                      ARTISTDIRECT, INC. AND SUBSIDIARIES
option grants. The options expire seven years from the date of grant. Vesting generally varies between one to three years, as specifically stated in each artist's option agreement. In January 2000, the vesting of certain options was accelerated such that these options vested immediately.



     Summary stock option activity for the Artist Option Plan during the year ended December 31, 1999 and the nine months ended September 30, 2000 is as follows (after giving effect to the Reverse Stock Split):



                                                     OPTIONS OUTSTANDING
                                                    ---------------------
                                                                 WEIGHTED
                                                                 AVERAGE
                                                    NUMBER OF    EXERCISE
                                                     SHARES       PRICE
                                                    ---------    --------
Outstanding Options at
  December 31, 1998...............................         --         --
     Granted......................................  2,264,061     $ 4.00
     Exercised....................................   (117,916)      4.00
     Canceled.....................................         --         --
                                                    ---------     ------
Outstanding Options at
  December 31, 1999...............................  2,146,145       4.00
     Granted......................................    469,375     $13.41
     Exercised....................................   (241,770)      4.00
     Canceled.....................................         --         --
                                                    ---------     ------
Outstanding Options at
  September 30, 2000, unaudited...................  2,373,750     $ 5.86
                                                    =========     ======



     The weighted average fair value of the options granted under the Artist Option Plan was $8.33 and $9.95 per option, resulting in a total value for options granted of $18.9 million and $4.7 million for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively, which has been recorded as unearned compensation in the statement of changes in members' and stockholders' equity, and is being amortized over the service period of the related artist agreements.



     The following table summarizes information regarding options outstanding and options exercisable at September 30, 2000 (after giving effect to the Reverse Stock Split):



                       OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                 --------------------------------   --------------------
                             WEIGHTED
                              AVERAGE    WEIGHTED               WEIGHTED
                             REMAINING   AVERAGE                AVERAGE
   EXERCISE       NUMBER     CONTRACT    EXERCISE    NUMBER     EXERCISE
    PRICE        OF SHARES     LIFE       PRICE     OF SHARES    PRICE
--------------   ---------   ---------   --------   ---------   --------
    $ 4.00       1,904,375     5.94       $ 4.00      938,036    $ 4.00
     12.00         125,000     6.47        12.00      125,000     12.00
     13.93         344,375     6.43        13.93      106,979     13.93
--------------   ---------     ----       ------    ---------    ------
$4.00 - $13.93   2,373,750     6.04       $ 5.86    1,170,015    $ 5.76
==============   =========     ====       ======    =========    ======



     Total compensation expense related to the Advisor Plan and the Artist Option Plan was $12.4 million, $5.0 million and $8.1 million for the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000, respectively, of which $1.6 million, $280,000 and $6.0 million,

                      ARTISTDIRECT, INC. AND SUBSIDIARIES
respectively, was included in cost of revenue, and $10.8 million, $4.7 million and $2.1 million, respectively, was included in operating expenses.



     The estimated fair values of the options granted under the Advisor Plan and the Artist Option Plan was determined using the Black-Scholes model. The key assumptions used in the model for the purpose of the calculation were: a risk free rate of 6.0%, a volatility factor of 81%, no expected dividends and an expected life of seven years for options granted in 1999, and a risk free rate of 6.4%, a volatility factor of 100%, no expected dividends and an expected life of seven years for options granted during the nine months ended September 30, 2000.


     In October 1999, the Company adopted the 1999 Employee Stock Purchase Plan, which has reserved 500,000 shares of common stock for issuance under this plan. Terms of the plan permit eligible employees to purchase common stock through payroll deduction of up to 15% of each employee's compensation. The accumulated deductions will be applied to the purchase on shares on each semi-annual purchase date at a purchase price per share equal to 85% of the fair market value per share on the participant's entry date into the offering period or the semi-annual purchase date, whichever is lower. Pursuant to the provisions of APB No. 25, shares issued to employees under this plan are considered noncompensatory.


     In connection with the acquisition of Mjuice.com, Inc. in August 2000, the Company assumed the Audio Explosion, Inc. 1998 Stock Option Plan and the Mjuice.com, Inc. 1999 Stock Option Plan. Options granted to employees, consultants and directors under these plans were converted into options to purchase shares of the Company's common stock. Options currently outstanding vest between 0 and 48 months from their grant date. Each option shall terminate 10 years after the date of grant. The Company issued 20,907 options with a weighted average fair value per option of $2.93, and a total value of $3,400. The Company recorded this amount as part of the purchase price for Mjuice.com.



     The following table summarizes information regarding options outstanding and options exercisable at September 30, 2000:



                      OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                --------------------------------   --------------------
                            WEIGHTED
                             AVERAGE    WEIGHTED               WEIGHTED
                            REMAINING   AVERAGE                AVERAGE
  EXERCISE       NUMBER     CONTRACT    EXERCISE    NUMBER     EXERCISE
    PRICE       OF SHARES     LIFE       PRICE     OF SHARES    PRICE
-------------   ---------   ---------   --------   ---------   --------
    $1.87         9,182       8.39       $1.87       4,230      $1.87
     3.18         9,530       8.90        3.18       6,098       3.18
     6.35         2,195       9.32        6.35         530       6.35
-------------    ------       ----       -----      ------      -----
$1.87 - $6.35    20,907       8.72       $2.93      10,858      $2.82
=============    ======       ====       =====      ======      =====

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

16. COMMITMENTS AND CONTINGENCIES

     LEASE COMMITMENTS

     Future minimum lease payments under operating leases for facilities and certain equipment, including leases entered into subsequent to December 31, 1999, are as follows as of the years ended December 31:


                                                     (UNAUDITED)
                                                    (IN THOUSANDS)
2000..............................................     $ 1,224
2001..............................................       1,653
2002..............................................       1,823
2003..............................................       1,756
2004..............................................       1,746
Thereafter........................................      10,251
                                                       -------
  Total...........................................     $18,453
                                                       =======



     Rent expense under operating leases for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000 for the Company was $58,000, $109,000, $341,000, $229,000 and $1,253,000, respectively.


     EMPLOYMENT CONTRACTS


     Future payments under employment contracts entered into through September 30, 2000 are as follows for the years ended December 31:



                                                     (UNAUDITED)
                                                    (IN THOUSANDS)
2000..............................................      $2,920
2001..............................................       1,293
2002..............................................          25
                                                        ------
  Total...........................................      $4,238
                                                        ======


     LITIGATION

     The Company is subject to various pending and threatened legal actions, which arise in the normal course of business. The Company's management believes that the impact of such litigation will not have a material adverse impact on its financial position or results of operations.

17. REPORTABLE SEGMENTS

     The Company provides integrated music entertainment products and services through three reportable segments. The three reportable segments are music-related Web site operations ("ARTISTdirect Network"), musical artist booking operations ("Talent Agency") and record label operations ("Record Label"). ARTISTdirect Network generates revenue primarily from the sale of recorded music and music-related merchandise and from the sale of advertising on our Web sites. The Talent Agency generates revenue from commissions based on the income received by agency clients for

                      ARTISTDIRECT, INC. AND SUBSIDIARIES
live performances. The Record Label generated revenue from advances under an agreement with RCA, which was terminated in June 2000, and from royalties on sales of recorded music. The factors for determining reportable segments were based on service and products. Each segment is responsible for executing a unique marketing and business strategy. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes. The following table summarizes the revenue, operating income and depreciation and amortization by segment for the years ended December 31, 1997, 1998 and 1999 and for the nine months ended September 30, 1999 and 2000.



                                                                   (UNAUDITED)
                                                                NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                ---------------------------    -------------------
                                 1997     1998       1999        1999       2000
                                ------   -------   --------    --------   --------
                                                  (IN THOUSANDS)
Net Revenue:
  ARTISTdirect Network........  $  364   $ 2,100   $  8,192    $  5,167   $ 12,890
  Talent Agency...............     974     1,917      1,304         662      2,523
  Record Label................     550       565        778         605        244
                                ------   -------   --------    --------   --------
                                 1,888     4,582     10,274       6,434     15,657
Income (Loss) from Operations:
  ARTISTdirect Network........    (740)   (5,256)   (57,900)    (30,345)   (48,045)
  Talent Agency...............     197      (629)        22      (2,144)     1,975
  Record Label................      86      (464)      (257)     (1,917)      (203)
                                ------   -------   --------    --------   --------
                                  (457)   (6,349)   (58,135)    (34,406)   (46,273)
                                ------   -------   --------    --------   --------
Interest income (expense),
  net.........................      (3)      167      3,993         167      3,993
Income from equity
  investment..................      --         2         50          33         15
                                ------   -------   --------    --------   --------
Net Loss......................  $ (460)  $(6,318)  $(57,804)   $(34,206)  $(42,265)
                                ======   =======   ========    ========   ========
Depreciation and amortization:
  ARTISTdirect Network........  $    4   $    38   $  2,504    $  1,535   $  4,307
  Talent Agency...............      11        18          5          11          7
  Record Label................       6         3         --           8          1
                                ------   -------   --------    --------   --------
                                $   21   $    59   $  2,509    $  1,554   $  4,315
                                ======   =======   ========    ========   ========



     The following tables summarize the capital expenditures for the years ended December 31, 1997, 1998, and 1999 and the nine months ended September 30, 1999 and 2000 and assets as of December 31, 1998 and 1999 and September 30, 2000.



                                                                     (UNAUDITED)
                                                                  NINE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                    -------------------------    -------------------
                                    1997     1998      1999       1999        2000
                                    -----    -----    -------    -------    --------
                                                     (IN THOUSANDS)
Capital expenditures:
  ARTISTdirect Network............  $ 23     $123     $3,498     $ 2,287    $  6,378
  Talent Agency...................    57       15          9          --          --
  Record Label....................    21        3          6          --          --
                                    ----     ----     ------     -------    --------
                                    $101     $141     $3,513     $ 2,287    $  6,378
                                    ====     ====     ======     =======    ========

                      ARTISTDIRECT, INC. AND SUBSIDIARIES

                                                   DECEMBER 31,        (UNAUDITED)
                                                 -----------------    SEPTEMBER 30,
                                                  1998      1999          2000
                                                 ------    -------    -------------
Assets:
  Corporate..................................    $  403    $78,406      $111,443
  ARTISTdirect Network.......................     2,932     17,571        21,376
  Talent Agency..............................        68      2,547            --
  Record Label...............................         9         76           210
                                                 ------    -------      --------
                                                 $3,412    $98,600      $133,029
                                                 ======    =======      ========



     Assets by segment are those assets used in the Company operations in each segment. Corporate assets are principally made up of cash and cash equivalents, short term investments, prepaid expenses, computer equipment, leasehold improvements and other assets.

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors
iMusic, Inc.:

     We have audited the accompanying balance sheets of iMusic, Inc. (the "Company") as of December 31, 1997 and 1998 and the related statements of operations, shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iMusic, Inc. as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ KPMG LLP
Los Angeles, CA
May 26, 1999

                                  IMUSIC, INC.

                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                              DECEMBER 31,
                                                              -------------
                                                              1997     1998
                                                              -----    ----
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   2    $116
  Accounts receivable.......................................      5      65
                                                              -----    ----
     Total current assets...................................      7     181
                                                              -----    ----
Property and equipment, at cost:
  Computer equipment........................................     --       7
  Less accumulated depreciation.............................     --      (1)
                                                              -----    ----
                                                                 --       6
                                                              -----    ----
     Total assets...........................................  $   7    $187
                                                              =====    ====
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $  11    $ 15
  Accrued payroll taxes.....................................     12      27
  Due to related party......................................     52      66
  Note payable..............................................      5      --
                                                              -----    ----
     Total current liabilities..............................     80     108
Line of credit..............................................      7       6
                                                              -----    ----
     Total liabilities......................................     87     114
                                                              -----    ----
Shareholders' equity (deficit):
  Series A convertible preferred stock, $.01 par value.
     Authorized 200,000 shares; issued and outstanding
     161,364 as of December 31, 1998. Liquidation value of
     $100 as of December 31, 1998...........................     --       2
  Common stock, $.01 par value. Authorized 1,000,000 shares;
     issued and outstanding 545,455 shares as of December
     31, 1997 and 1998......................................      5       5
  Additional paid-in capital................................     15     113
  Accumulated deficit.......................................   (100)    (47)
                                                              -----    ----
     Total shareholders' equity (deficit)...................    (80)     73
                                                              -----    ----
     Total liabilities and shareholders' equity.............  $   7    $187
                                                              =====    ====

                See accompanying notes to financial statements.

                                  IMUSIC, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Revenue, net................................................  $ 51    $260
Cost of revenue.............................................    52     115
                                                              ----    ----
  Gross profit..............................................    (1)    145
Operating expenses:
  Sales and marketing.......................................     5      33
  General and administrative................................    39      57
                                                              ----    ----
  (Loss) income from operations.............................   (45)     55
Interest expense, net.......................................     1       2
                                                              ----    ----
  Net (loss) income.........................................  $(46)   $ 53
                                                              ====    ====

                See accompanying notes to financial statements.

                                  IMUSIC, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                   SERIES A
                               PREFERRED STOCK      COMMON STOCK                                          TOTAL
                               ----------------   ----------------     ADDITIONAL      ACCUMULATED    SHAREHOLDERS'
                               SHARES    AMOUNT   SHARES    AMOUNT   PAID-IN-CAPITAL     DEFICIT     EQUITY (DEFICIT)
                               -------   ------   -------   ------   ---------------   -----------   ----------------
Balance at December 31,
  1996.......................       --    $--     545,455    $ 5          $ 15            $ (54)           $(34)
Net loss.....................       --     --          --     --            --              (46)            (46)
                               -------    ---     -------    ---          ----            -----            ----
Balance at December 31,
  1997.......................       --     --     545,455      5            15             (100)            (80)
Net income...................       --     --          --     --            --               53              53
Issuance of preferred
  stock......................  161,364      2          --     --            98               --             100
                               -------    ---     -------    ---          ----            -----            ----
Balance at December 31,
  1998.......................  161,364    $ 2     545,455    $ 5          $113            $ (47)           $ 73
                               =======    ===     =======    ===          ====            =====            ====

                See accompanying notes to financial statements.

                                  IMUSIC, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              1997    1998
                                                              ----    ----
Cash flows from operating activities:
  Net (loss) income.........................................  $(46)   $ 53
                                                              ----    ----
  Adjustments to reconcile net (loss) income to net cash
     provided by (used in) operating activities:
     Depreciation...........................................    --       1
     Changes in assets and liabilities:
       Accounts receivable..................................    31     (60)
       Accounts payable and accrued expenses................    (2)     19
                                                              ----    ----
          Net cash (used in) provided by operating
            activities......................................   (17)     13
                                                              ----    ----
Cash flows from investing activities -- purchase of
  equipment.................................................    --      (7)
                                                              ----    ----
Cash flows from financing activities:
  Change in due to related party............................    13      14
  Proceeds from (payment on) note payable...................     5      (5)
  Payments on line of credit................................    (1)     (1)
  Issuance of preferred stock...............................    --     100
                                                              ----    ----
          Net cash provided by financing activities.........    17     108
                                                              ----    ----
          Net increase in cash and cash equivalents.........    --     114
Cash and cash equivalents at beginning of year..............     2       2
                                                              ----    ----
Cash and cash equivalents at end of year....................  $  2    $116
                                                              ====    ====
Supplemental disclosure of cash flow information -- cash
  paid during the year for interest.........................  $  1    $  2
                                                              ====    ====

                See accompanying notes to financial statements.

                                  IMUSIC, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     iMusic, Inc. (the "Company") was incorporated as a Washington corporation in October 1995. The Company operates an Internet Web site that provides music-related content such as chats, message boards, news, music information and live performances.

2. SIGNIFICANT ACCOUNTING POLICIES

     CASH AND CASH EQUIVALENTS

     Cash equivalents consist of temporary investments in short-term securities with an original maturity date of three months or less.

     PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over a useful life of three years.

     REVENUE RECOGNITION

     The Company generates revenue from the sale of advertisements under short-term contracts. To date, the duration of the Company's advertising commitments has generally averaged from one to three months. Advertising revenue is generally recognized ratably in the period in which the advertisement is displayed, provided that no significant obligations of the Company remains and collection of the resulting receivable is probable. The Company's obligations typically include the guarantee of a minimum number of "impressions" or times that an advertisement appears in pages viewed by the users of the Company's online properties. The Company records a reserve for contracts in which the guarantee of a minimum number of impressions is not expected to be met. There were no such instances as of December 31, 1997 and 1998.

     The Company also generates revenue from a "link" to the Web site of a third party. Revenue is based on merchandise purchased on the third-party's Web site by customers utilizing the "link" on the Company's Web site.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The allowance for doubtful accounts is based on historical experience and management's evaluation of outstanding accounts receivable at the balance sheet date. There was no allowance as of December 31, 1997 and 1998.

     PRODUCT DEVELOPMENT EXPENSE

     Product development expense consists primarily of third-party Internet development costs and payroll and related expenses for in-house Web site development costs incurred in the start-up and production of the Company's content and services.

                                  IMUSIC, INC.

     INCOME TAXES

     The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically reviews the carrying amounts of long-lived assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. An impairment adjustment is necessary in the event the net book value of such long-lived assets exceeds the future undiscounted cash flows attributable to such assets. In such an event, the loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates.

     CONCENTRATION OF CREDIT RISK AND REVENUES FROM A SINGLE CUSTOMER

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. The Company places its cash investments in high-credit quality instruments and, by policy, limits the amount of credit exposure to any one financial institution. Certain financial instruments potentially subject the Company to credit risk. The Company performs ongoing credit evaluations of its customers but does not require collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

     During the years ended December 31, 1997 and 1998, the Company derived revenues from a single customer that comprised 50% and 65% of total revenues, respectively.

     FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments, which include cash, accounts receivable, accounts payable and accrued expenses, lines of credit and due to related party, approximate fair value because of the short maturity of these instruments.

     USE OF ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                  IMUSIC, INC.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," in June 1997. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income includes all changes in shareholders' equity (except those arising from transactions with members) and includes net income and net unrealized gains (losses) on securities. There is no impact on the Company's financial statements as a result of the implementation of SFAS No. 130.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires the use of the "management approach" for segment reporting, which is based on the way the chief operating decision maker organizes segments within a company for making operating decisions and assessing performance. The adoption of this statement did not have a material impact on the Company's financial statement.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 did not have a material impact on the financial statements.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." The statement is effective for fiscal years beginning after December 15, 1998. The statement requires costs of start-up activities and organization costs to be expensed as incurred. The Company is required to adopt SOP 98-5 for the year ended December 31, 1999. The adoption of SOP 98-5 is not expected to have a material impact on the Company's consolidated financial statements.

     The Financial Accounting Standards Board recently issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal years beginning after September 15, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or (3) foreign currency exposures on net investments in foreign operations. As of December 31, 1997 and 1998, the Company has not entered into any derivative contracts nor does it hold any derivative financial instruments. Therefore, SFAS 133 does not have a material impact on the Company's consolidated results of operations, financial position, or cash flows.

3. LINE OF CREDIT

     In 1996, the Company obtained a $10,000 line of credit with a financial institution which is guaranteed by the majority shareholder of the Company. The credit line bears interest, which is payable monthly, at an index rate plus 1% (10.25% and 10% at December 31, 1997 and 1998, respectively). The balance outstanding on the line of credit as of December 31, 1997 and 1998 was $7,000 and $6,000, respectively. The unused balance under the line of credit as of December 31, 1997 and 1998 was $3,000 and $4,000, respectively.

                                  IMUSIC, INC.

4. NOTE PAYABLE

     In 1997, the Company issued a note payable in the amount of $5,000 that bore interest at 10% and was repaid in 1998.

5. RELATED PARTY TRANSACTIONS

     A shareholder of the Company has paid expenses on behalf of the Company during 1996, 1997 and 1998. Additionally, the Company rents office space from this shareholder. The facility is on a month-to-month lease, and the monthly rent approximates a fair market rate. Lease payments for the facility for each of the years ended 1997 and 1998 were $14,000. The amount due to the shareholder as of December 31, 1997 and 1998 as a result of these transactions was $52,000 and $66,000, respectively.

6. SHAREHOLDERS' EQUITY

     In August 1998, the Company issued 161,364 shares of Series A convertible preferred stock for proceeds of $100,000. The preferred shareholder may convert the preferred shares into common shares at a ratio based on the issue price per share plus any accrued and unpaid dividends. The preferred shares shall be automatically converted to common shares upon an initial public offering or at such time when 80% of the shares initially issued have been converted to common shares. The liquidation value of the preferred shares shall be the initial issue price plus any accrued and unpaid dividends. The preferred shareholder shall have voting rights as if the preferred shares had been converted to common shares.

7. INCOME TAXES

     There was no income tax provision for the years ended December 31, 1997 and 1998. Income tax expense (benefit) differs from the amount computed by applying the federal statutory tax rate of 34% to income before income taxes as shown below. There is no corporate tax in the state of Washington.

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                         --------------
                                                         1997      1998
                                                         ----      ----
                                                         (IN THOUSANDS)
Computed "expected" income tax expense (benefit).......  $(15)     $ 18
Change in valuation allowance..........................    15       (18)
                                                         ----      ----
  Income taxes.........................................  $ --      $ --
                                                         ====      ====

                                  IMUSIC, INC.

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets as of December 31, 1997 and 1998 are presented below:

                                                          DECEMBER 31,
                                                         --------------
                                                         1997      1998
                                                         ----      ----
                                                         (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards.....................  $ 29      $ 28
  Temporary differences -- accounts receivable and
     accounts payable..................................     1       (17)
  Valuation allowance..................................   (30)      (11)
                                                         ----      ----
     Net deferred tax assets...........................  $ --      $ --
                                                         ====      ====

     The Company has federal net operating loss carryforwards of $82,000 and $84,000 as of December 31, 1997 and 1998, respectively, that begin to expire in 2003.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers historical and projected future taxable income in making this assessment. Management has provided for a full valuation allowance.

8. COMMITMENTS AND CONTINGENCIES

     In February 1999, the Company entered into a lease agreement for its facilities. Future minimum lease payments under this operating lease are as follows for the years ended December 31:

                                                    (IN THOUSANDS)
1999..............................................       $24
2000..............................................        26
2001..............................................        26
2002..............................................         2
                                                         ---
                                                         $78
                                                         ===

9. SUBSEQUENT EVENTS

     In February 1999, ARTISTdirect, which previously had a 20% ownership in the Company, acquired all of the remaining outstanding capital stock of the Company. The purchase consideration for the Company was approximately $2.5 million, including $110,000 in cash, a redeemable put option valued at approximately $2.2 million and the assumption of approximately $185,000 in liabilities. The acquisition was accounted for as a purchase. The purchase price has been largely allocated to goodwill, which will be amortized over five years.

                              [ARTISTDIRECT LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the various expenses and costs expected to be incurred in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except the registration fee of the Commission.



                           ITEM                                AMOUNT
                           ----                              -----------
SEC registration fee.......................................  $  1,250.09
Blue sky fees and expenses.................................     1,000.00
Printing and engraving expenses............................    50,000.00
Legal fees and expenses....................................    50,000.00
Accounting fees and expenses...............................    50,000.00
Miscellaneous..............................................       10,000
                                                             -----------
          Total............................................  $162,250.09
                                                             ===========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     ARTISTdirect, Inc. (the "Company") is a Delaware corporation. Article VI of the Company's Bylaws provides that the Company may indemnify its officers and Directors to the full extent permitted by law. Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

     Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.


     Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall have determined that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.


     Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses

(including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.


     The Company carries directors' and officers' liability insurance covering its directors and officers.


     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     The following is a summary of the transactions by the Company and ARTISTdirect LLC, predecessor to the Company, since August 1996, involving sales of the Company's securities that were not registered under the Securities Act. All of the numbers reflect the 35-for-1 forward unit split that occurred in May 1999 with respect to common and preferred securities of ARTISTdirect, LLC, but do not reflect the one-for-four reverse stock split of ARTISTdirect, Inc. that occurred on March 21, 2000.


     (a) In September 1996, ARTISTdirect, LLC issued 17,461,365 common securities to two of the three founders of the Company, Marc Geiger and Don Muller, in connection with services rendered and to be rendered.

     (b) In January 1998, ARTISTdirect, LLC issued 4,014,107 common securities to the other founder of the Company, Keith Yokomoto, and 1,204,232 common securities to L&G Associates One, in connection with services rendered and to be rendered. L&G Associates One is affiliated with Allen Lenard, one of the Company's directors.

     (c) In June 1998, ARTISTdirect, LLC issued 1,605,643 common securities to Steve Rennie and 401,411 common securities to Robert Morse in connection with services rendered and to be rendered. Mr. Rennie is an executive officer of the Company.

     (d) Throughout 1998, ARTISTdirect, LLC periodically issued additional common securities, for no additional consideration, to Messrs. Yokomoto, Rennie and Morse and L&G Associates One. In connection with each of these issuances, Messrs. Geiger and Muller contributed the same number of common securities to ARTISTdirect, LLC, for no consideration.

     (e) In July 1998, we issued 200,705 shares of common securities to each of Messrs. Geiger and Muller in exchange for their interests in ARTISTdirect Holdings, L.L.C.

     (f) Between July 1998 and December 1998, ARTISTdirect, LLC issued a total of 9,458,340 Series A preferred securities for an aggregate purchase price of $2,910,000 to several outside investors, including affiliates of Constellation Venture Capital, L.P., Chase Capital Partners, Psilos Group Partners, DreamMedia Internet Ventures and Carl Kawabe.

     (g) In May 1999, ARTISTdirect, LLC issued a total of 13,982,207 common securities and 3,372,920 Series A preferred securities to the members of UBL, LLC in exchange for the 8,042,134 common securities and 1,940,000 preferred securities of UBL held by such members.

     (h) In May 1999, ARTISTdirect, LLC issued a total of 15,000,000 Series B preferred securities for an aggregate purchase price of $15,000,000 to several outside investors, including affiliates of Constellation Venture Capital, L.P. Psilos Group Partners, L.P., Chase Venture Capital

         Associates, L.P., Flatiron Fund 1998/99, LLC, Spinnaker Technology Fund, LP, and Toronto Dominion Investments, Inc. In connection with this transaction, holders of ARTISTdirect, LLC's Series A preferred securities received an aggregate of 354,526 common securities of ARTISTdirect, LLC and $96,000 in exchange for accrued and unpaid preferred returns on their Series A preferred securities.

     (i) In June 1999, ARTISTdirect, LLC issued Winterland Concessions a warrant to purchase 342,640 shares of our common stock at a price of $4.00 per share. ARTISTdirect, LLC also issued Giant Merchandising warrants to purchase a total of 562,500 shares of our common stock at a price of $4.00 per share.

     (j) In December 1999 and January 2000, we issued a total of 7,000,291 shares of Series C preferred stock for an aggregate purchase price of $97.5 million to several outside investors, including affiliates of Universal Music Group, Inc., Cisneros Television Group, Sony Music, BMG Music, Time Warner Inc., Maverick Recording Company and Yahoo!.

     (k) In December 1999, we issued Yahoo! a warrant to purchase an aggregate of 339,254 shares of common stock at an exercise price of $13.928 per share with respect to half of the shares and an exercise price of $11.00 per share with respect to the remaining half of the shares.

     (l) In March 2000, we issued 5670 Wilshire, L.P. a warrant to purchase 62,500 shares of our common stock at a price of $13.92 per share.

     None of the foregoing transactions involved any public offering, and the Company believes that at the time of each transaction, the transaction was exempt from the registration requirements of the Securities Act by virtue of
Section 4(2) thereof. The recipients in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments, as applicable, issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.


     From August 1, 1998 to September 30, 2000, we granted options to purchase an aggregate of 9,029,360 shares of common stock to our directors, executive officers, employees, artists and consultants at a weighted average exercise price of $6.17. As of September 30, 2000, we issued options to purchase shares of common stock as follows:



   EXERCISE              NUMBER
    PRICE               OF SHARES
--------------          ---------
        $ 1.24            223,010
          2.32             89,864
          3.60          3,104,162
          4.00          3,298,094
         12.00            694,844
         13.93          1,613,136
         14.00              6,250
--------------          ---------
$1.24 - $14.00          9,029,360
==============          =========


     At the time these options were issued under the Company's various stock option plans, the Company believed that each of the issuances were exempt from the registration requirements of the Securities Act either by virtue of (i) the exemption provided by Rule 701 for securities offered under compensatory benefit plans and contracts or (ii) a "no-sale" theory under Section 5 of the Securities Act of 1933, since none of the optionees provided any consideration for the grants (the sale of the underlying option shares occurs only when the option is exercised and the purchase price for the shares is paid to the Company).

     Rule 701 was amended in April 1999 to revise, among other things, the category of persons who will qualify as consultants for purposes of securities issued pursuant to such rule. As a result, the Company believes that a number of artists and other non-employees who were granted options under the Company's plans may no longer qualify as consultants under amended Rule 701 and that the Rule 701 exemption may no longer be available for the options granted to those individuals. In addition, the Company believes that the aggregate dollar amount of the offering represented by the options granted under the Company's stock option plans may have exceeded the applicable limits set forth in Rule 701. Because the Company does not wish to rely solely on a "no-sale" theory for these option grants, the Company intends to make a rescission offer with respect to the unexercised options and shares of its common stock issued pursuant to the exercise of options. The details of this rescission offer are summarized on page 107 of the prospectus contained in this registration statement.



     In August 2000, we acquired all the outstanding capital stock of Mjuice.com, Inc. for 900,000 shares of our common stock. We relied on Section 3(a)(10) of the Securities Act for an exemption from the registration requirements of the Security Act when these securities are issued.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

     The following Exhibits are attached hereto and incorporated herein by reference.


    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
     3.1*     Amended and Restated Certificate of Incorporation of the
              Registrant.
     3.2*     Amended and Restated Bylaws of the Registrant.
     4.1*     See Exhibits 3.1 and 3.2 for provisions of the Registrant's
              Certificate of Incorporation and Bylaws determining the
              rights of holders of the Registrant's common stock. See
              Exhibit 10.8 for the rights of holders of registration
              rights.
     4.2*     Specimen common stock certificate.
     5.1*     Opinion of Brobeck, Phleger & Harrison LLP.
    10.1+*    Agreement dated as of November 15, 1996, between the RCA
              Records Label and the Registrant.
    10.2*     Digex Services and Products Agreement, dated August 8, 1999, between Digex, Inc. and the Registrant.
    10.3+*    BMI Music Performance Agreement for the UBL, dated October
              9, 1998.
    10.4+*    AT&T Dedicated Hosting Service Agreement, dated April 16,
              1999, between AT&T and the Registrant.
    10.5*     Settlement Agreement and Mutual General Release, dated as of
              October 23, 1997, between William Elson, on the one hand,
              and the Registrant, MGE, LLC, Marc Geiger and Donald Muller,
              on the other hand.
    10.6+*    Database, On-Line Internet Retail Store and Consumer Direct
              Fulfillment Services Agreement, dated as of August 15, 1998, between AEC One Stop Group, Inc. and the UBL, as amended.
    10.7*     Securities Purchase Agreement, dated July 28, 1998, among
              the Registrant, the UBL, Constellation Venture Capital, L.P.
              and Constellation Ventures (BVI), Inc.
    10.8*     Third Amended and Restated Registration Rights Agreement,
              dated as of November 12, 1999, among the Registrant and the other parties who are signatories thereto, as amended.
    10.9*     UBL Exchange, Contribution and Distribution Agreement, dated
              May 18, 1999.
    10.10*    Exchange Agreement, dated February 17, 1999, by and among
              the UBL, Scott Blum and Eric Benjamin.

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
    10.11*    Contingent Loan Agreement, dated February 17, 1999, by and between the UBL and Scott Blum.
    10.12*    Letter Agreement, dated February 17, 1999, between the UBL and Scott Blum regarding bonuses to cover interest
              obligations under the Contingent Loan Agreement.
    10.13*    Issuance, Noncompetition and Nonsolicitation Agreement,
              dated as of January 1, 1996, between the Registrant and
              Keith Yokomoto.
    10.14*    Issuance Agreement, dated as of January 1, 1998, between the
              Registrant, Marc Geiger, Donald Muller, and L&G Associates
              One.
    10.15*    Issuance, Noncompetition and Nonsolicitation Agreement,
              dated as of June 30, 1998, between the Registrant and Steve
              Rennie.
    10.16*    Deferred Compensation Agreement, dated as of April 1, 1998, by and between Keith Yokomoto and the Registrant dated July
              1, 1998.
    10.17*    Employment Agreement, dated as of January 1, 1998, between
              Keith Yokomoto and the Registrant.
    10.18*    Employment Agreement, dated as of April 1, 1998, between
              Steve Rennie and the UBL.
    10.19*    Employment Agreement, dated as of July 28, 1998, between
              Marc Geiger and the Registrant.
    10.20*    Employment Agreement, dated as of July 28, 1998, between Don
              Muller and the Registrant.
    10.21*    1999 Employee Stock Purchase Plan.
    10.22*    1999 Employee Stock Option Plan.
    10.23*    1999 Artist and Artist Advisor Stock Option Plan.
    10.24*    1999 Artist Stock Option Plan.
    10.25+*   Agreement to license Pandesic E-business Solution Service
              between Pandesic LLC, AD and UBL.
    10.26+*   ADNM Merchandiser Agreement, dated as of April 1, 1999,
              between Giant Merchandising and ARTISTdirect New Media, LLC.
    10.27+*   ADNM Merchandiser Agreement, dated as of June 7, 1999,
              between Winterland Concessions Company and ARTISTdirect New
              Media, LLC.
    10.28+*   UBL Merchandiser Agreement, dated as of April 1, 1999,
              between Giant Merchandising and ARTISTdirect New Media, LLC.
    10.29*    Form of Directors Indemnification Agreement
    10.30*    Form of Officers Indemnification Agreement
    10.31*    Audio Sample License Agreement dated as of December 20, 1999 between the Company and Maverick Recording Company.
    10.32+*   Internet Video License Agreement dated as of December 20,
              1999 between the Company and Maverick Recording Company.
    10.33+*   Webcasting Transmission License Agreement dated as of
              December 20, 1999 between the Company and Maverick Recording
              Company.
    10.34+*   Strategic Marketing Agreement dated as of December 20, 1999 between the Company and Maverick Recording Company.
    10.35+*   Audio Sample License Agreement dated as of December 20, 1999 between the Company and Warner Music Group Inc.
    10.36+*   Internet Video License Agreement dated as of December 20,
              1999 between the Company and Warner Music Group Inc.
    10.37+*   Webcasting Transmission License Agreement dated as of
              December 20, 1999 between the Company and Warner Music Group
              Inc.

    EXHIBIT
    NUMBER                            DESCRIPTION
    -------                           -----------
    10.38+*   Strategic Marketing Agreement dated as of December 20, 1999 between the Company and Warner Music Group Inc.
    10.39*    Strategic Marketing Agreement dated as of December 6, 1999 between the Company and Universal Music Group, Inc.
    10.40+*   ARTISTdirect -- Cisneros Television Group Memorandum of
              Understanding dated as of November 15, 1999 between the
              Company and Lakeport Overseas Ltd.
    10.41+*   Strategic Licensing Agreement dated as of December 6, 1999 between the Company and Sony Music.
    10.42*    Strategic Marketing Agreement dated as of December 20, 1999 between the Company and BMG Music.
    10.43+*   Advertising and Promotion Agreement dated as of December 24,
              1999 between the Company and Yahoo! Inc.
    10.44*    Yahoo! Remote Merchant Integration (RMI) Program Agreement
              dated as of December 24, 1999 between the Company and Yahoo!
              Inc.
    10.45*    Form of Series C Preferred Stock Purchase Agreement.
    10.46*    Warrant dated December 24, 1999, issued to Yahoo!
    10.47*    5670 Wilshire Boulevard Office Lease, as amended
    21.1*     Subsidiaries of ARTISTdirect, Inc.
    23.1*     Consent of Brobeck, Phleger & Harrison LLP (included in
              Exhibit 5.1).
    23.2      Consent of KPMG LLP with respect to ARTISTdirect, LLC and
              subsidiaries.
    23.3      Consent of KPMG LLP with respect to iMusic, Inc.
    24.1*     Powers of Attorney.
    27.1*     Financial Data Schedule.


-------------------------

* Incorporated by reference to the same exhibit in the Registrant's Registration Statement on Form S-1 initially filed on September 22, 1999, as amended by Amendment No.'s 1 - 7 thereto.


+ Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions will be omitted from this exhibit and filed separately with the Commission.

ITEM 17. UNDERTAKINGS


     1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



     2. The undersigned Registrant hereby undertakes that:


          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or

     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 17th day of November 2000.


                                          ARTISTDIRECT, INC.


                                          By:      /s/ MARC P. GEIGER
                                            ------------------------------------
                                                       Marc P. Geiger
                                                Chief Executive Officer and
                                                   Chairman of the Board

     Pursuant to the requirements of the Securities Act, this Post-effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----
                 /s/ MARC P. GEIGER                    Chief Executive Officer     November 17, 2000
-----------------------------------------------------  and Chairman of the Board
                   Marc P. Geiger                      (Principal Executive
                                                       Officer)

                  DONALD P. MULLER*                    President, ARTISTdirect     November 17, 2000
-----------------------------------------------------  Agency and Kneeling
                  Donald P. Muller                     Elephant Records and
                                                       Director

                   KEITH YOKOMOTO*                     Chief Operating Officer,    November 17, 2000
-----------------------------------------------------  President and Director
                   Keith Yokomoto

                /s/ JAMES B. CARROLL                   Executive Vice President    November 17, 2000
-----------------------------------------------------  and Chief Financial
                  James B. Carroll                     Officer (Principal
                                                       Financial and Accounting
                                                       Officer)

                  ALLEN D. LENARD*                     Director                    November 17, 2000
-----------------------------------------------------
                   Allen D. Lenard

                CLIFFORD H. FRIEDMAN*                  Director                    November 17, 2000
-----------------------------------------------------
                Clifford H. Friedman

                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----
                   STEPHEN KRUPA*                      Director                    November 17, 2000
-----------------------------------------------------
                    Stephen Krupa

                     RICK RUBIN*                       Director                    November 17, 2000
-----------------------------------------------------
                     Rick Rubin

                 CARLOS E. CISNEROS*                   Director                    November 17, 2000
-----------------------------------------------------
                 Carlos E. Cisneros

                 DARA KHOSROWSHAHI*                    Director                    November 17, 2000
-----------------------------------------------------
                  Dara Khosrowshahi



*Power of attorney

By:     /s/ JAMES B. CARROLL
    --------------------------------
            James B. Carroll
            Attorney-in-Fact

             EXHIBIT INDEX


                                                                            SEQUENTIALLY
    EXHIBIT                                                                   NUMBERED
    NUMBER                            DESCRIPTION                               PAGE
    -------                           -----------                           ------------
     3.1*     Amended and Restated Certificate of Incorporation of the
              Registrant..................................................
     3.2*     Amended and Restated Bylaws of the Registrant...............
     4.1*     See Exhibits 3.1 and 3.2 for provisions of the Registrant's
              Certificate of Incorporation and Bylaws determining the
              rights of holders of the Registrant's common stock. See
              Exhibit 10.8 for the rights of holders of the Registrant's common stock. See Exhibit 10.8 for the rights of holders of registration rights.........................................
     4.2*     Specimen common stock certificate...........................
     5.1*     Opinion of Brobeck, Phleger & Harrison LLP..................
    10.1+*    Agreement dated as of November 15, 1996, between the RCA
              Records Label and the Registrant............................
    10.2*     Digex Services and Products Agreement, dated August 8, 1999, between Digex, Inc. and the Registrant......................
    10.3+*    BMI Music Performance Agreement for the UBL, dated October
              9, 1998.....................................................
    10.4+*    AT&T Dedicated Hosting Service Agreement, dated April 16,
              1999, between AT&T and the Registrant.......................
    10.5*     Settlement Agreement and Mutual General Release, dated as of
              October 23, 1997, between William Elson, on the one hand,
              and the Registrant, MGE, LLC, Marc Geiger and Donald Muller,
              on the other hand...........................................
    10.6+*    Database, On-Line Internet Retail Store and Consumer Direct
              Fulfillment Services Agreement, dated as of August 15, 1998, between AEC One Stop Group, Inc. and the UBL, as amended....
    10.7*     Securities Purchase Agreement, dated July 28, 1998, among
              the Registrant, the UBL, Constellation Venture Capital, L.P.
              and Constellation Ventures (BVI), Inc.......................
    10.8*     Third Amended and Restated Registration Rights Agreement,
              dated as of November 12, 1999, among the Registrant and the other parties who are signatories thereto, as amended.......
    10.9*     UBL Exchange, Contribution and Distribution Agreement, dated
              May 18, 1999................................................
    10.10*    Exchange Agreement, dated February 17, 1999, by and among
              the UBL, Scott Blum and Eric Benjamin.......................
    10.11*    Contingent Loan Agreement, dated February 17, 1999, by and between the UBL and Scott Blum..............................
    10.12*    Letter Agreement, dated February 17, 1999, between the UBL and Scott Blum regarding bonuses to cover interest
              obligations under the Contingent Loan Agreement.............
    10.13*    Issuance, Noncompetition and Nonsolicitation Agreement,
              dated as of September 1, 1996, between the Registrant and
              Keith Yokomoto..............................................
    10.14*    Issuance Agreement, dated as of January 1, 1998, between the
              Registrant, Marc Geiger, Donald Muller, and L&G Associates
              One.........................................................
    10.15*    Issuance, Noncompetition and Nonsolicitation Agreement,
              dated as of June 30, 1998, between the Registrant and Steve
              Rennie......................................................

                                                                            SEQUENTIALLY
    EXHIBIT                                                                   NUMBERED
    NUMBER                            DESCRIPTION                               PAGE
    -------                           -----------                           ------------
    10.16*    Deferred Compensation Agreement, dated as of July 1, 1998
              between Keith Yokomoto and the Registrant dated July 1,
              1998........................................................
    10.17*    Employment Agreement, dated as of January 1, 1998, between
              Keith Yokomoto and the Registrant...........................
    10.18*    Employment Agreement, dated as of April 1, 1998, between
              Steve Rennie and the UBL....................................
    10.19*    Employment Agreement, dated as of July 28, 1998, between
              Marc Geiger and the Registrant..............................
    10.20*    Employment Agreement, dated as of July 28, 1998, between Don
              Muller and the Registrant...................................
    10.21*    1999 Employee Stock Purchase Plan...........................
    10.22*    1999 Employee Stock Option Plan.............................
    10.23*    1999 Artist and Artist Advisor Stock Option Plan............
    10.24*    1999 Artist Stock Option Plan...............................
    10.25+*   Agreement to license Pandesic E-business Solution Service
              between Pandesic LLC, AD and UBL............................
    10.26+*   ADNM Merchandiser Agreement, dated as of April 1, 1999,
              between Giant Merchandising and ARTISTdirect New Media,
              LLC.........................................................
    10.27+*   ADNM Merchandiser Agreement, dated as of June 7, 1999,
              between Winterland Concessions Company and ARTISTdirect New
              Media, LLC..................................................
    10.28+*   UBL Merchandiser Agreement, dated as of April 1, 1999,
              between Giant Merchandising and ARTISTdirect New Media,
              LLC.........................................................
    10.29*    Form of Directors Indemnification Agreement.................
    10.30*    Form of Officers Indemnification Agreement..................
    10.31*    Audio Sample License Agreement dated as of December 20, 1999 between the Company and Maverick Recording Company..........
    10.32+*   Internet Video License Agreement dated as of December 20,
              1999 between the Company and Maverick Recording Company.....
    10.33+*   Webcasting Transmission License Agreement dated as of
              December 20, 1999 between the Company and Maverick Recording
              Company.....................................................
    10.34+*   Strategic Marketing Agreement dated as of December 20, 1999 between the Company and Maverick Recording Company..........
    10.35+*   Audio Sample License Agreement dated as of December 20, 1999 between the Company and Warner Music Group Inc..............
    10.36+*   Internet Video License Agreement dated as of December 20,
              1999 between the Company and Warner Music Group Inc.........
    10.37+*   Webcasting Transmission License Agreement dated as of
              December 20, 1999 between the Company and Warner Music Group
              Inc. .......................................................
    10.38+*   Strategic Marketing Agreement dated as of December 20, 1999 between the Company and Warner Music Group Inc..............
    10.39*    Strategic Marketing Agreement dated as of December 6, 1999 between the Company and Universal Music Group, Inc..........
    10.40+*   ARTISTdirect -- Cisneros Television Group Memorandum of
              Understanding dated as of November 15, 1999 between the
              Company and Lakeport Overseas Ltd...........................
    10.41+*   Strategic Licensing Agreement dated as of December 6, 1999 between the Company and Sony Music..........................

                                                                            SEQUENTIALLY
    EXHIBIT                                                                   NUMBERED
    NUMBER                            DESCRIPTION                               PAGE
    -------                           -----------                           ------------
    10.42*    Strategic Marketing Agreement dated as of December 20, 1999 between the Company and BMG Music...........................
    10.43+*   Advertising and Promotion Agreement dated as of December 24,
              1999 between the Company and Yahoo! Inc.....................
    10.44*    Yahoo! Remote Merchant Integration (RMI) Program Agreement
              dated as of December 24, 1999 between the Company and Yahoo!
              Inc.........................................................
    10.45*    Form of Series C Preferred Stock Purchase Agreement.........
    10.46*    Warrant dated December 24, 1999, issued to Yahoo!...........
    10.47*    5670 Wilshire Boulevard Office Lease, as amended............
    21.1*     Subsidiaries of ARTISTdirect, Inc...........................
    23.1*     Consent of Brobeck, Phleger & Harrison LLP (included in
              Exhibit 5.1)................................................
    23.2      Consent of KPMG LLP with respect to ARTISTdirect, LLC and
              subsidiaries................................................
    23.3      Consent of KPMG LLP with respect to iMusic, Inc.............
    24.1*     Powers of Attorney..........................................
    27.1*     Financial Data Schedule.....................................


-------------------------

* Incorporated by reference to the same exhibit in the Registrant's Registration Statement on Form S-1 filed on September 22, 1999, as amended by Amendment No.'s 1 - 7 thereto.


+ Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions will be omitted from this exhibit and filed separately with the Commission.